EXPLANATORY NOTE
Bakkt Holdings, Inc. (the “Company”) is filing this Exhibit 99.1 to its Current Report on Form 8-K (including this Exhibit 99.1, the “Form 8-K”) solely to recast certain financial information and related disclosures included in the Company’s Current Report on Form 10-K for the fiscal year ended December 31, 2024, originally filed with the United States (“U.S.”) Securities and Exchange Commission (the “SEC”) on March 20, 2025 (the “2024 Form 10-K”).
Discontinued Operations
On July 23, 2025, Bakkt Opco Holdings, LLC (“Opco”), a wholly owned subsidiary of the Company, entered into an agreement to sell all of the issued and outstanding equity interests of Bridge2 Solutions, LLC, Aspire Loyalty Travel Solutions, LLC, Bridge2 Solutions Canada, Ltd., and B2S Resale, LLC to Project Labrador Holdco, LLC, a wholly owned subsidiary of Roman DBDR Technology Advisors, Inc. These entities comprised the Company’s loyalty and travel redemption business (the “Loyalty Business”). On October 1, 2025, the Company completed the sale of the Loyalty Business.
Substantially all of the historical results of our previously reported Loyalty Business segment have been reflected as discontinued operations in our recast consolidated financial statements for all periods presented herein, including, as of December 31, 2024 and 2023, the assets and liabilities associated with the discontinued operations being classified as assets and liabilities held for sale in our Consolidated Balance Sheets. Refer to Note 3, “Discontinued Operations” within the Notes to the Consolidated Financial Statements included in Part II, Item 8 in this Current Report on Form 8-K for additional information.
Disclaimer
This Current Report on Form 8-K does not revise or update any section or subsection of the 2024 Form 10-K other than as expressly noted above. Moreover, in order to preserve the nature and character of the disclosures set forth in such items as originally filed in the 2024 Form 10-K, no attempt has been made in this Current Report on Form 8-K, and it should not be read, to modify or update disclosures as presented in the 2024 Form 10-K to reflect events or occurrences after the date of the filing of the 2024 Form 10-K, except for (i) matters relating specifically to the recasting of the presentation described above and (ii) the information presented in Note 21 Subsequent Events to the Company’s recast financial statements for the year ended December 31, 2024 included as Part II, Item 8 of this Current Report on Form 8-K. Without limiting the foregoing disclaimer, this Current Report on Form 8-K does not purport to update the 2024 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management as of the filing of this Current Report on Form 8-K. Therefore, this Form 8-K (including Exhibit 99.1) should be read in conjunction with the 2024 Form 10-K and the Company’s filings made with the SEC subsequent to the filing of the 2024 Form 10-K, including, without limitation, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. You can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to our business. Forward-looking statements in this report may include, for example, statements about:
•our future financial performance, operating results and capital requirements;
•anticipated changes in the market for our products and services;
•developments in the crypto industry and the evolving regulatory environment for crypto;
•the expected impacts from the adoption of our investment policy (“Investment Policy”) and related digital asset treasury strategy; and
•our expansion plans, strategic initiatives and growth opportunities.
These forward-looking statements are based on information available as of the date hereof and management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and/or unknown risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable law.
You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:
•the Company’s ability to grow and manage growth profitably;
•the possibility that the Company may be unable to obtain the applicable regulatory approvals to execute on the commercial agreement with Distributed Technologies Research Global Ltd. (“DTR”);
•whether the Company will be able to successfully integrate its operations with those of DTR, including its infrastructure, and achieve the expected benefits therefrom;
•the regulatory environment for crypto currencies and digital stablecoin payments;
•changes in the Company’s business strategy;
•the Company's adoption of its updated Investment Policy (“Investment Policy”) and related treasury strategy, including the Company’s ability to successfully consummate acquisitions, integrate or manage investments in potential acquisition targets and investees;
•the price of digital assets, including Bitcoin;
•risks associated with owning digital assets, including Bitcoin, including price volatility, limited liquidity and trading volumes, relative anonymity, potential widespread susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and other risks inherent in its entirely electronic, virtual, form and decentralized network;
•the fluctuation of the Company’s operating results, including because the Company may be required to account for its digital assets at fair value;
•the Company’s ability to time the price of its purchase of digital assets pursuant to its strategy;
•the impact of the market value of digital assets on the Company’s ability to satisfy its financial obligations, including any debt financings;
•unrealized fair value gains on its digital asset holdings subjecting the Company to the corporate alternative minimum tax;

•legal, commercial, regulatory and technical uncertainty regarding digital assets and enhanced regulatory oversight of companies holding digital assets including the possibility that regulators reclassify any digital assets the Company holds, including Bitcoin, as a security causing the Company to be in violation of securities laws and be classified as an “investment company” under the Investment Company Act of 1940;
•competition by other Bitcoin treasury companies and the availability of spot-traded products for Bitcoin;
•enhanced regulatory oversight as a result of the Company’s Investment Policy and related treasury strategy;
•the possibility of experiencing greater fraud, security failures or operational problems on digital asset trading venues compared to trading venues for more established asset classes, and any malfunction, breakdown or abandonment of the underlying blockchain protocols, or other technological difficulties, may prevent access to or use of such digital assets;
•the concentration of the Company’s expected digital asset holdings relative to non-digital assets;
•the inability to use the Company’s digital asset holdings as a source of liquidity to the same extent as cash and cash equivalents, due to, for example, risks associated with digital assets and other risks inherent to its entirely electronic, virtual form and decentralized network;
•the Company or a third-party service provider experiencing a security breach or cyber-attack where unauthorized parties obtain access to its digital assets;
•the loss of access to or theft or data loss of the Company’s digital assets, which could be unrecoverable due to the immutable nature of blockchain transactions; if the Company elects to hold its digital assets through a third-party custodian, the loss of direct control over its digital assets and dependence on the custodian’s security practices and operational integrity which may lead to the loss of its digital assets as a result of the insolvency of the custodian, theft by employees or insiders of the custodian or if the custodian’s security measures are comprised, including as a result of a cyber-attack;
•the Company not being subject to the legal and regulatory protections applicable to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers;
•the non-performance, breach of contract or other violations by counterparties assisting the Company in effecting its Investment Policy and related treasury strategy;
•the Company’s future capital requirements and sources and uses of cash, including funds to satisfy its liquidity needs;
•the Company's ability to raise capital and investments in us, including by our Chief Executive Officer;
•changes in the market in which the Company competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations;
•changes in the markets that the Company targets;
•volatility and disruptions in the crypto, digital payments and stablecoin markets that subject the Company to additional risks, including the risk that banks may not provide banking services to the Company and market sentiments regarding crypto currencies, digital payments and stablecoins;
•the possibility that the Company may be adversely affected by other macroeconomic, geopolitical, business, and/or competitive factors;
•the Company’s ability to launch new services and products, including with its expected commercial partners, or to profitably expand into new markets and services;
•the Company’s ability to execute its growth strategies, including identifying and executing acquisitions and divestitures and the Company’s initiatives to add new clients;
•the Company’s ability to reach definitive agreements with its expected commercial counterparties;

•the Company’s failure to comply with extensive government regulations, oversight, licensure and appraisals;
•uncertain and evolving regulatory regime governing blockchain technologies, stablecoins, digital payments and crypto;
•the Company’s ability to establish and maintain effective internal controls and procedures;
•the exposure to any liability, protracted and costly litigation or reputational damage relating to the Company’s data security;
•the impact of any goodwill or other intangible assets impairments on the Company’s operating results;
•the possibility, as a result of the Company’s lack of control over DTR, that DTR will not continue to make available, support or develop technology currently licensed pursuant to the existing commercial agreement with DTR;
•the Company’s ability to maintain the listing of its securities on the New York Stock Exchange;
•and other risks and uncertainties indicated in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended December 31, 2024, its quarterly reports on Form 10-Q for the quarter ended March 31, 2025, the quarter ended June 30, 2025 and the quarter ended September 30, 2025, and the risks regarding the Company’s adoption of its Investment Policy set forth in Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on June 10, 2025.

PART II
Item 7. Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
The following discussion and analysis of financial condition and results of operations should be read together with our audited consolidated financial statements and the related notes included under Item 8 of this Form 10-K (this “Report”). References in this section to “we,” “us,” “our,” “Bakkt” or the “Company” and like terms refer to Bakkt Holdings, Inc. and its subsidiaries for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, unless the context otherwise requires. Some of the information contained in this discussion and analysis or set forth elsewhere in this Form 10-K, including information with respect to our plans and strategy for our business, includes forward-looking statements. Such forward-looking statements are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those contemplated by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those factors discussed above in “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors.”
On July 23, 2025, Bakkt Opco Holdings, LLC (“Opco”), a wholly owned subsidiary of the Company, entered into an agreement to sell all of the issued and outstanding equity interests of Bridge2 Solutions, LLC, Aspire Loyalty Travel Solutions, LLC, Bridge2 Solutions Canada, Ltd., and B2S Resale, LLC (collectively, the “Acquired Companies”) to Project Labrador Holdco, LLC, a wholly owned subsidiary of Roman DBDR Technology Advisors, Inc. (the “Purchaser” or "Roman"). These entities comprised our loyalty and travel redemption business (the “Loyalty Business”). The sale transaction closed on October 1, 2025, which completed a part of our strategic transformation into a pure-play cryptocurrency infrastructure platform.
In accordance with ASC 205-20, Bakkt management determined that the Loyalty Business met the criteria for classification as held for sale and a discontinued operation as of September 30, 2025. This determination was based on management’s commitment to a formal plan to sell the business, the significance of the business to the Company's historical operations, and the expectation that the sale will result in the elimination of the operations and cash flows of the Loyalty Business from ongoing operations. As such, the results of operations, financial position, and cash flows of the Loyalty Business have been reclassified and and are presented as discontinued operations for all periods presented, where applicable. Assets and liabilities related to the Loyalty Business have been reclassified as held for sale in the consolidated balance sheets, and the related operating results, including any gains or losses on the sale, are reported separately from continuing operations in the consolidated statements of operations for all periods presented. Refer to Note 3 in the notes to the accompanying audited consolidated financial statements for further information.
Overview
In this section and elsewhere in this Form 10-K, we use the following terms, which are defined as follows:
•“Client” means businesses with whom we contract to provide services to customers on our platform, and includes financial institutions, hedge funds, merchants, retailers, third party partners, and other businesses (except in the accompanying notes to the consolidated financial statements, where we refer to revenue earned from customers, instead of clients. The term customers is in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”)).
•“Crypto” or “Crypto asset” means an asset that is built using blockchain technology, including virtual currencies (as used in the State of New York), coins, cryptocurrencies, stablecoins, and other tokens. Our platform enables transactions in certain supported crypto assets. For purposes of this Form 10-K, we use crypto assets, virtual currency, coins, and tokens interchangeably.
•“Customer” means an individual user of our platform. Customers include customers of our loyalty clients who use our platform to transact in loyalty points, as well as customers of our clients who transact in crypto through, and have accounts on, our platform (except as defined for ASC 606 purposes above).
•“Loyalty points” means loyalty and/or reward points that are issued by clients to their customers.

Founded in 2018, Bakkt builds technology that enables our clients to deliver new opportunities to their customers through Software as a Service (“SaaS”) and Application Programming Interface (“API”) solutions that provide crypto trading capabilities and loyalty solutions for our clients and customers. The global market for crypto, while nascent, is rapidly evolving and expanding. We believe we are well-positioned to provide innovative, multi-faceted product solutions and grow with this evolving market. Our platform is well positioned to power commerce by enabling businesses, institutions, and consumers, to better manage, transact with and monetize crypto.
Our platform is built to accommodate across various crypto assets and offers clients the flexibility to choose some or all of our capabilities, and the manner in which these capabilities are enabled for consumers, based on their needs and objectives. Some clients may choose to enable our capabilities directly in their experience, while others may want a “ready-to-go” storefront and leverage capabilities such as our web-based technology. Our institutional-grade platform, born out of our former parent company, Intercontinental Exchange, Inc. (“ICE”), supports “know your customer” (“KYC”) and anti-money laundering (“AML”) capabilities, and other anti-fraud measures to combat financial crime.
Crypto Market Developments
The U.S. cryptocurrency market evolved dramatically in 2024 and early 2025, marked by changes to the regulatory framework, technological innovation and institutional change. Bitcoin’s price increased from approximately $39,500 on January 22, 2024 to a price exceeding $103,000 in January 2025. There were several regulatory and macroeconomic events that likely contributed to this rise in price, including the SEC approving of the first ETFs 2024. Within the year, Bitcoin ETFs accounted for over $105 billion in assets under management, and were a key contributor to bitcoin hitting all-time highs, with bitcoin ending the year at a market cap of $1.8 trillion. These positive trends have continued with the continued adoption of crypto assets across institutional and retail markets alike, and the election of President Donald J. Trump, who has vocalized his support of the crypto industry and establishing the U.S. as a blockchain innovation hub.
According to Security.org’s 2025 Cryptocurrency Adoption and Consumer Sentiment Report, as of January 31, 2025, an estimated 28% of U.S. adults owned cryptocurrencies, reflecting a near doubling in adoption since 2021. We believe this significant and expedient market adoption of crypto assets reflect a maturing cryptocurrency market.
Recent Developments
Bakkt Trust Exit
On March 17, 2025, we entered into an agreement with ICE whereby ICE has agreed to purchase all of the outstanding equity interests of Bakkt Trust in exchange for $1.5 million plus the assumption of Bakkt Trust’s regulatory capital requirement, which was approximately $3.0 million as of signing, and certain operating costs of Bakkt Trust during the period between the signing of the purchase agreement and the closing of the transaction (subject to such closing). The closing of this transaction is subject to regulatory approval and other customary conditions.
Bakkt Loyalty Solutions Exit
In March 2025, we announced our investigation of strategic alternatives for our loyalty business as we work to realign our business with a crypto focus. As we explore our options, including a potential sale or wind-down, we expect to reduce efforts to promote and grow this business.
Cooperation Agreement
On March 19, 2025, we announced that we had entered into a Cooperation Agreement with Distributed Technologies Research Ltd. (“DTR”) and Akshay Naheta, the sole stockholder of DTR (the “Cooperation Agreement”).
Pursuant to the Cooperation Agreement, DTR will provide us with certain exclusive payment processing technology, application programming interfaces, and infrastructure to be integrated into our platform for the enablement of global payments processing services in the jurisdictions where we or our affiliates operate.
In addition, on the date that is twelve (12) months following the date of on which we initiate processing payments using all or part of DTR’s technology (the “Call Event Deadline”), we shall have the exclusive right (such right, the “Call Option”) to require Mr. Naheta to sell, convey, transfer, assign and deliver to us 100% of the capital stock and all other equity interests of DTR (the “DTR Equity”). This Call Option may be exercised by us at any time prior to the Call Event Deadline. If we do not exercise the Call Option within the Call Event Deadline, then for a period beginning on the date of expiration of the Call Event Deadline and ending on the second anniversary of the Call Event Deadline, if DTR or Mr. Naheta receives an offer or proposal from a third-party to purchase more than 50% of the DTR Equity, then (i) Mr. Naheta shall provide written notice to us of the material financial and other terms and conditions of such offer or proposal (such notice, the “ROFR Notice”) and (ii) for a period of 15 days following receipt of the ROFR Notice, we shall have the right to purchase the DTR Equity on the same terms as set forth in the ROFR Notice (the “ROFR”). The ROFR Notice will expire in the event that (a) the terms proposed by us are not the same or as favorable as those in the ROFR Notice or (b) we exercise the ROFR pursuant to a ROFR Notice but the ROFR transaction is not consummated within 90 days following the date of the ROFR Notice, subject to certain automatic extensions for regulatory approvals, required authorizations or approval by our stockholders, which such automatic extension shall not exceed 90 days.
If the cumulative volume of payments processed by us utilizing DTR’s technology or otherwise facilitated by DTR’s technology infrastructure for enabling global payment processing exceeds $2 billion during any 18-month period following the date of the Cooperation Agreement (the “Put Event”), then within three years of such Put Event (the “Put Event Deadline”), Mr. Naheta shall have the right to require us to purchase, acquire and accept from Mr. Naheta the DTR Equity (the “Put Option”).
As consideration for the sale of the DTR Equity contemplated by a Put Option or a Call Option, Mr. Naheta will be entitled, in exchange for all of the DTR Equity, to a number of shares of our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) , representing at least 19.9% and no more than 31.5%, of the aggregate our common stock (which such total shall include the shares of the then outstanding and issued Class A Common Stock and the shares of Class A Common Stock then exchangeable for our paired interests represented by our Class V Common Stock, par value $0.0001 per share), plus the aggregate number of shares of our Class A Common Stock issuable upon full exercise or conversion of any options, warrants or other convertible or derivative securities then outstanding, on an as-

converted basis, which shall not include the publicly traded warrants currently listed on the NYSE (BKKT WS) and any warrants to purchases of Class A Common Stock that are below the Bakkt Share Price (as defined below) (the “Bakkt Share Number”) subject to any DTR Adjustment (as defined below); provided that Mr. Naheta will be entitled to a “top up” of additional shares of Class A Common Stock to the extent any such public warrants are actually exercised. Any indebtedness of DTR outstanding immediately prior to the closing of a Call Option or Put Option transaction and certain transaction expenses in excess of $1.0 million incurred by or on behalf of DTR or Mr. Naheta (such amount, the “DTR Value”) shall proportionately reduce the number of shares Mr. Naheta is entitled to receive in a Put Option or Call Option transaction (the “DTR Adjustment”).
If either we or Mr. Naheta shall exercise the above described Call Option or Put Option, respectively, such transaction shall be (i) executed pursuant to a customary purchase agreement that will contain representations, warranties and interim operating covenants by us, DTR and Mr. Naheta that are customary for a transaction of this nature (the “Definitive Agreement”), (ii) subject to, among other things, obtaining any required regulatory approvals, non-objections and/or similar authorizations, approval of our stockholders (including compliance with any applicable requirements of the NYSE) and Delaware law, (iii) subject to receipt by us of a fairness opinion from an independent financial advisor, (iv) subject to the execution by the parties of a definitive agreement reflecting the commercial arrangement described above, and (v) subject to our having terminated any lines of credit in effect on the date of the Cooperation Agreement and having repaid in full any indebtedness then outstanding and borrowed thereunder. The Definitive Agreement shall also provide for a clause to allow the Special Committee of our Board of Directors (the “Board”) to pursue any superior proposal for a transaction that, if consummated, would result in a change of control of Bakkt that is conditioned upon the termination of the Put Option; provided, that Bakt will negotiate reasonably and in good faith with any prospective party to include the Put Option or have such Put Option exercised immediately prior to the closing of such proposed transaction. If, after such negotiation, the Put Option will be terminated, we will be obligated to pay Mr. Naheta a termination fee of 3.0% of the DTR Value, as determined immediately prior to the termination of the Put Option.
The price payable by us for the DTR Equity in any such Put Option or Call Option transaction shall be the fair market value as determined by a third-party valuation from an independent valuation firm, and the price of the Class A Common Stock to be issued in a Put Option or Call Option transaction shall be equal to the volume weighted average price of the Class A Common Stock on the NYSE over the 30 consecutive trading day period ending on the trading day immediately preceding the date on which the Class A Common Stock would be issued pursuant to the Cooperation Agreement (the “Bakkt Share Price”), subject to the floor and price cap mechanisms described above.
During the term of the Cooperation Agreement, each party will use commercially reasonable efforts to conduct its business in the normal and ordinary course, consistent with applicable laws. Pursuant to the Cooperation Agreement, Mr. Naheta will not, directly or indirectly, engage in hedging, short sales or similar activities with respect to our equity.
Revolving Credit Facility
On August 12, 2024, Bakkt and Opco executed a revolving credit facility with Intercontinental Exchange Holdings, Inc. (the “Lender”) and certain subsidiaries of Bakkt party thereto from time to time, as guarantors, whereby the Lender agreed to provide for a $40.0 million secured revolving line of credit for working capital and general corporate purposes. The ICE Credit Facility is available in defined commitment amounts at specified dates in the future. For more information, see “Liquidity and Capital Resources” elsewhere in this section of this Form 10-K.
Reverse Stock Split
On April 29, 2024, following approval by our stockholders and Board of Directors (the "Board"), we effected a reverse stock split (the “Reverse Stock Split”) of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and Class V Common Stock, par value $0.0001 per share (“Class V Common Stock” and collectively with the Class A Common Stock, the “Common Stock”), at a ratio of 1-for-25 (the “Reverse Stock Split Ratio”), effective as of 12:01 a.m. eastern time on April 29, 2024 (the “Effective Time”). Our Class A Common Stock began trading on a reverse-split adjusted basis on the New York Stock Exchange (the “NYSE”) as of the open of trading on April 29, 2024. After the Effective Time, the Class A Common Stock continues to be listed on the NYSE under the symbol “BKKT”. As such, the Reverse Stock Split has been retroactively applied to all share and per share information throughout this Report (unless otherwise noted).
In connection with the Reverse Stock Split, we effected a corresponding and proportional adjustment to our authorized shares of Common Stock, such that the 1,000,000,000 authorized shares of Common Stock, consisting of 750,000,000 shares of Class A Common Stock and 250,000,000 shares of Class V Common Stock were reduced proportionately to 40,000,000 authorized shares of Common Stock, consisting of 30,000,000 shares of Class A Common Stock and 10,000,000 shares of Class V Common Stock. The par value per share of Common Stock, the par value per share of preferred stock and the number of authorized shares of preferred stock did not change.
We did not issue fractional shares in connection with the Reverse Stock Split. Stockholders who would have otherwise held fractional shares because the number of shares of Class A Common Stock they held before the Reverse Stock Split was not evenly divisible by the Reverse Stock Split Ratio received cash (without interest, and subject to any required tax withholding applicable to a holder) in lieu of such fractional shares. To maintain parity with the Class A Common Stock, holders of paired interests (each of which is a combination of one share of Class V Common Stock and one common unit of Opco and is exchangeable into a share of Class A Common Stock on a one-for-one basis) were also correspondingly adjusted for the Reverse Stock Split and paid out in cash, applying the same per-share price, for any resulting fractional interests. The aggregate cash in respect of fractional interests was not material. Immediately after the Reverse Stock Split, each stockholder’s percentage ownership interest and proportional voting power remained unchanged, except for minor changes that resulted from the treatment of fractional shares.
All of our outstanding warrants to purchase Class A Common Stock were proportionately adjusted as a result of the Reverse Stock Split in accordance with the terms of the warrants. Proportionate adjustments were also made to our employees and directors' outstanding equity awards, as well as to the number of shares issuable under the 2021 Omnibus Incentive Plan.
February 2024 Concurrent Registered Direct Offerings
On February 29, 2024, we entered into a securities purchase agreement (the “Third-Party Purchase Agreement”) with certain institutional investors (the “Third-Party Purchasers”). The consummation of the transactions contemplated by the Third-Party Purchase Agreement (the “Third-Party Closing”) occurred on March 4, 2024. At the Third-Party Closing, pursuant to the Third-Party Purchase Agreement, we issued and sold to the Third-Party Purchasers an aggregate of 1,396,701 shares of our Class A Common Stock, Class 1 Warrants (“Class 1 Warrants”) to purchase an aggregate of 922,722 shares of Class A Common Stock, Class 2 Warrants (“Class 2 Warrants”) to purchase an aggregate of 922,722 shares of Class A Common Stock and Pre-Funded Warrants (“Pre-Funded Warrants”) to purchase an aggregate of 448,742 shares of Class A Common Stock. As of the date of this Form 10-K, holders have exercised all of the Pre-Funded Warrants. The offering of such securities was conducted in a registered direct offering (the “Third-Party Offering”). The purchase price of each share of Class A Common Stock and accompanying Class 1 Warrant or Class 2 Warrant (each, a “Warrant”) was $21.675 and the purchase price of each Pre-Funded Warrant and accompanying Warrant was $21.6725.

In a concurrent registered direct offering with ICE (the “ICE Offering,” together with the Third-Party Purchasers offering, the “Concurrent Offerings”), we entered into a purchase agreement with ICE, pursuant to which we issued and sold to ICE an aggregate of 461,361 shares of Class A Common Stock, Class 1 Warrants to purchase an aggregate of 230,680 shares of Class A Common Stock, and Class 2 Warrants to purchase an aggregate of 230,680 shares of Class A Common Stock. The purchase price of each share of Class A Common Stock and accompanying Warrant in the ICE Offering was $21.675.
In the ICE Offering, we closed the sale and issuance to ICE of 110,480 shares of Class A Common Stock, Class 1 Warrants to purchase up to 55,240 shares of Class A Common Stock and Class 2 Warrants to purchase up to 55,240 shares of Class A Common Stock, concurrently with the Third-Party Closing (the “Initial ICE Closing”). The closing of the issuance and sale of the remaining 350,880 shares of Class A Common Stock, Class 1 Warrants to purchase up to 175,440 shares of Class A Common Stock and Class 2 Warrants to purchase up to 175,440 shares of Class A Common Stock in the ICE Offering occurred on April 25, 2024, after we obtained stockholder approval for such issuances under the rules and regulations of the NYSE on April 23, 2024.
See “Liquidity and Capital Resources” below for management’s assertions on the impact of the Concurrent Offerings on our going concern considerations.
NYSE Listing Notification
On March 13, 2024, we were notified by NYSE that we were not in compliance with the Listing Rule because the average closing stock price of a share of our Class A Common Stock was less than $1.00 per share over a consecutive 30 trading-day period. Pursuant to the $1.00 per share minimum bid price requirement of Section 802.01C of the NYSE Listed Company Manual (the “Listing Rule”), we had six months following the NYSE notification to regain compliance with the Listing Rule, during which time our Class A Common Stock will continue to be listed on the NYSE.
Under the NYSE’s rules, if a Company determines it will cure its noncompliance with the Listing Rule by taking an action that will require stockholder approval, it must so inform the NYSE, and the noncompliance with the Listing Rule will be deemed cured if the price promptly exceeds $1.00 per share and the price remains above that level for at least the following 30 trading days. On June 3, 2024, we received notice that we had regained compliance with the Listing Rule.
Executive Officer Transition
Effective March 25, 2024, Gavin Michael resigned as President, Chief Executive Officer and as a director of the Company, as well as from all positions held with the Company’s subsidiaries, effective March 25, 2024. Mr. Michael has been engaged as an advisor to the Company through March 26, 2025.
Andrew Main, a member of the Board, succeeded Mr. Michael as the Company’s President and Chief Executive Officer and has continued to serve on the Board.
Effective May 22, 2024, Charles Goodroe resigned from his position as Chief Accounting Officer of the Company and Karen Alexander, the Company’s Chief Financial Officer and principal financial officer, assumed the role of the Company’s principal accounting officer. On July 8, 2024, the Company appointed Joe Henderson as Vice President, Chief Accounting Officer and principal accounting officer of the Company. Ms. Alexander has continued to serve as the Company's Chief Financial Officer since Mr. Henderson's appointment.
In connection with the entrance into the Cooperation Agreement, on March 19, 2024, we agreed to appoint Akshay Naheta as our co-Chief Executive Officer, to serve in such role alongside Andrew Main, and to serve on the Board, with each such role being effective as of March 21, 2025.

Key Factors Affecting Our Performance
Growing Our Client Base
Our ability to increase our revenue stream depends on our ability to grow clients on our platform. We collaborate with leading brands and have built an extensive network across numerous industries including financial institutions, merchants and travel and entertainment. To date, management has been focused on building through clients within a business-to-business-to-consumer (“B2B2C”) model. Our goal is to provide these clients opportunities to leverage our capabilities either through their existing environment or by leveraging our platform. Our acquisition of Bakkt Crypto complements our B2B2C growth strategy by broadening our business partnerships to fintechs and neobanks.
Product Expansion and Innovation
The crypto marketplace is rapidly evolving. We believe our ability to continue innovating our platform will increase the attractiveness of our platform to clients. Our ability to meet the capability demands of our clients will allow us to continue to grow revenue.
Competition
The crypto marketplace is highly competitive with numerous participants competing for the same clients. Additionally, some of our clients may seek to develop their own technology to replace their need for our platform. We believe we are well positioned with our ability to provide capabilities around emerging crypto assets on a single, highly secure, institutional-grade technology platform.
General Economic and Market Conditions
Our performance is impacted by the strength of the overall macroeconomic environment and crypto market conditions, which are beyond our control. Negative market conditions hinder client activity, including extended decision timelines around implementing crypto strategies. See “Crypto Market Developments” above.
Regulations in U.S. & International Markets
We are subject to many complex, uncertain and overlapping local, state and federal laws, rules, regulations, policies and legal interpretations (collectively, “laws and regulations”) in the markets in which we operate. These laws and regulations govern, among other things, consumer protection, privacy and data protection, labor and employment, anti-money laundering, money transmission, competition, and marketing and communications practices. These laws and regulations will likely have evolving interpretations and applications, particularly as we introduce new products and services and expand into new jurisdictions.
We are seeking to bring trust and transparency to crypto. We are and will continue to be subject to laws and regulations relating to the collection, use, retention, security, and transfer of information, including the personally identifiable information of our clients and all of the users in the information chain. We have developed and frequently evaluate and update our compliance models to ensure that we are complying with applicable restrictions.
As investment continues, the intersection of technology and finance will require ongoing engagement as new applications emerge. Crypto asset and distributed ledger technology have significant, positive potential with proper collaboration between industry and regulators.

Cryptocurrency Held on Platform

The Company held cryptocurrency in custodial products on its platform for client customers totaling $2,301.9 million and $701.6 million at fair value as of December 31, 2024 and 2023, respectively. In accordance with Securities and

Exchange Commission Staff Accounting Bulletin No. 122, these assets are not recorded in the Company’s Consolidated balance sheets. Similarly, as the Company has an obligation to securely store cryptocurrency on its platform, it has a corresponding unrecorded liability of $2,301.9 million and $701.6 million as of December 31, 2024 and 2023, respectively. Since the risk of loss related to the obligation to safeguard crypto assets for users of its platform is remote, the Company did not record a liability for such risk of loss as of December 31, 2024 and 2023 in the Company’s consolidated balance sheets.
Key Performance Indicators
We use four key performance indicators (“KPIs”) that are key to understanding our business performance, as they reflect the different ways we enable clients to engage with our platform.
•Crypto-enabled accounts. We define crypto-enabled accounts as the total crypto accounts open on our platform. There were 6.7 million and 6.2 million crypto-enabled accounts as of December 31, 2024 and December 31, 2023, respectively.
•Transacting accounts. We define transacting accounts as unique accounts that perform transactions on our platform each month. We use transacting accounts to reflect how users across our platform use the variety of services we offer, such as buying and selling crypto to facilitate everyday purchases, redeeming loyalty points for travel or merchandise, or converting loyalty points to cash or gift cards. There were 1.2 million, 1.1 million, and 0.05 million unique monthly transacting accounts from crypto during the years ended December 31, 2024, December 31, 2023, and December 21, 2022, respectively. There were 1.9 million, 2.7 million, and 2.95 million unique monthly transacting accounts from loyalty during the years ended December 31, 2024, December 31, 2023, and December 21, 2022, respectively.
•Notional traded volume. We define notional traded volume as the total notional volume of transactions across crypto and loyalty platforms. The figures we use represent gross values recorded as of the order date. Notional traded volumes from crypto were $3,446.6 million, $727.1 million, and $1.4 million during the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively. Notional traded volumes from loyalty were $736.7 million, $804.6 million, and $830.9 million during the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively.
•Assets under custody. We define assets under custody as the sum of coin quantities held by customers multiplied by the final quote for each coin on the last day of the period. Assets under custody were $2,301.9 million and $701.6 million as of December 31, 2024 and December 31, 2023, respectively.
Results of Continuing Operations
The following table is our consolidated statements of operations for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenues:
Crypto services	$3,441,056	$726,988	$1,745
Loyalty services, net	—	—	—
Total revenues	3,441,056	726,988	1,745
Operating expenses:
Crypto costs (See Note 2)	3,403,207	718,511	1,657
Execution, clearing and brokerage fees	24,024	3,772	—
Compensation and benefits	36,071	45,494	72,878
Professional services	16,445	10,164	11,114
Technology and communication	9,476	12,488	11,465
Selling, general and administrative	24,380	30,887	34,050
Acquisition-related expenses	128	4,299	5,675
Depreciation and amortization	343	12,334	16,804
Related party expenses	600	3,902	1,168
Goodwill and intangible assets impairments	—	12,660	1,822,089
Impairment of long-lived assets	744	24,103	11,494
Restructuring expenses	8,194	4,249	1,794
Other operating expenses	30	369	1,010
Total operating expenses	3,523,642	883,232	1,991,198
Operating loss from continuing operations	(82,586)	(156,244)	(1,989,453)
Interest income, net	4,318	4,338	2,064
(Loss) gain from change in fair value of warrant liability	(17,186)	(1,571)	16,638
Other income (expense), net	1,153	179	(1,088)
Loss from continuing operations before income taxes	(94,301)	(153,298)	(1,971,839)
Income tax (expense) benefit	(110)	(355)	11,390
Net loss from continuing operations	(94,411)	(153,653)	(1,960,449)
Net loss from discontinued operations, net of tax	(9,036)	(72,159)	(29,485)
Net loss	(103,447)	(225,812)	(1,989,934)
Less: Net loss attributable to noncontrolling interest	(56,788)	(150,958)	(1,411,829)
Net loss attributable to Bakkt Holdings, Inc.	$(46,659)	$(74,854)	$(578,105)

Basic net loss per share attributable to Class A common stockholders:
Continuing operations	$(7.27)	$(14.29)	$(200.07)
Discontinued operations	$(0.70)	$(6.72)	$(3.01)
Total basic net loss per share attributable to Class A common stockholders	$(7.97)	$(21.01)	$(203.08)

Diluted net loss per share attributable to Class A common stockholders:
Continuing operations	$(7.27)	$(14.29)	$(200.07)
Discontinued operations	$(0.70)	$(6.72)	$(3.01)
Total diluted net loss per share attributable to Class A common stockholders	$(7.97)	$(21.01)	$(203.08)
Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
Financial Summary
The year ended December 31, 2024 included the following notable items relative to the year ended December 31, 2023:

•Revenue increased $2,714.1 million primarily driven by a significant increase in Crypto services revenue resulting from an increase in trading volume; and
•Operating expenses increased $2,640.4 million primarily driven by increased crypto trading costs as a result in increased crypto service revenue.
Revenue
Revenues consist of crypto services. We earn revenue when consumers use our services to buy, sell, and store crypto. We generate revenue across our platform in the following key areas:
•Subscription and service revenue. We receive a recurring subscription revenue stream from client platform fees as well as service revenue from software development fees and call center support.
•Transaction revenue. We generate transaction revenue from crypto buy/sell trades where we earn a spread on both legs of the transaction (reported gross).
Revenue generated from our crypto services was immaterial prior to our acquisition of Bakkt Crypto in April 2023; however, revenue from crypto services is now a significant driver of our business, and we expect crypto revenue to continue to increase as we grow our client base and our customers. For the year ended December 31, 2024, approximately 74% of our Crypto services revenue was generated from a single client, Webull. Webull has notified us that it will not be renewing its agreement with us when the current term of the agreement ends on June 14, 2025.
Crypto Services Revenue

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Crypto services	$3,441,056	$726,988	$2,714,068	373.3%
Crypto services revenue increased by $2,714.1 million for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily driven by increased crypto trading volume.
Operating expenses consist of crypto costs, execution, clearing and brokerage fees, compensation and benefits, professional services, technology and communication expenses, selling, general and administrative expenses, acquisition-related expenses, depreciation and amortization, related party expenses, goodwill and intangible assets impairments, impairment of long-lived assets, restructuring charges, and other operating expenses.
Crypto Costs

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Crypto costs	$3,403,207	$718,511	$2,684,696	373.6%
Crypto costs represent the gross value of crypto sold by our customers on our platform. These costs are measured at the executed price at the time of the trade. Crypto costs increased by $2,684.7 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, This increase was primarily driven by increased crypto service volume.

Execution, Clearing and Brokerage Fees

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Execution, clearing and brokerage fees	$24,024	$3,772	$20,252	n/m
Execution, clearing and brokerage fees primarily represent payments to clients in exchange for driving order flow to our platform. Execution, clearing and brokerage fees were $24.0 million during the year ended December 31, 2024. The increase reflects increased volume in Crypto services revenue.
Compensation and Benefits

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Compensation and benefits	$36,071	$45,494	$(9,423)	(20.7%)
Compensation and benefits expense include all salaries and benefits, compensation for contract labor, incentive programs for employees, payroll taxes, share-based and unit-based compensation and other employee related costs.
Our headcount decreased year over year as we undertook restructuring actions and adjusted our expense base to better align with our operational priorities and business strategy. We expect to continue to limit future hiring and further optimize our headcount as we complete development projects on our platform. Compensation and benefits expense is a significant component of our operating expenses, and we expect this will continue to be the case. However, we expect that our compensation and benefits expenses will decrease as a percentage of our revenue over time. Compensation and benefits decreased by $9.4 million, or 20.7%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was primarily due to decreases of $4.8 million in salaries, wages and benefits, $1.2 million in contract labor, $3.4 million in severance charges and $1.3 million in non cash compensation, partially offset by a $0.9 million reduction in capitalized software development costs.
Professional Services

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Professional services	$16,445	$10,164	$6,281	61.8%
Professional services expense includes fees for accounting, legal and regulatory fees. Professional services increased by $6.3 million, or 61.8%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily due to increases of $3.0 millon in legal fees, $2.5 million in audit and tax fees, and $0.7 million in other professional fees.
Technology and Communication

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Technology and communication	$9,476	$12,488	$(3,012)	(24.1%)
Technology and communication costs represent all non-headcount related costs to deliver technological solutions. Such costs principally include amounts paid for software licenses and software-as-a-service arrangements utilized for operating, administrative and information security activities, fees paid for third-party data center hosting arrangements, and fees paid to telecommunications service providers and for telecommunication software platforms necessary for operation of our customer support operations. These costs are driven by client requirements, system capacity, functionality and redundancy requirements.
Technology and communications expense also includes fees paid for access to external market data and associated licensing costs, which may be impacted by growth in electronic contract volume, our capacity requirements, changes in the number of telecommunications hubs, and connections with customers to access our electronic platforms directly. Technology and communications expense decreased by $3.0 million, or 24.1%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was primarily due to lower software license fees.
Selling, General and Administrative

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Selling, general and administrative	$24,380	$30,887	$(6,507)	(21.1%)
Selling, general and administrative expenses include marketing, advertising, business insurance, rent and occupancy, bank service charges, dues and subscriptions, travel and entertainment, and other general and administrative costs. Our marketing activities primarily consist of web-based promotional campaigns, promotional activities with clients, conferences and user events, and brand-building activities. Selling, general and administrative expenses do not include any headcount cost, which is reflected in Compensation and benefits in the Consolidated Statements of Operations. We expect these costs will decrease as a percentage of our revenue in future years as we gain improved operating leverage from our projected revenue growth.
Selling, general and administrative costs decreased by $6.5 million, or 21.1%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was primarily due to a $4.0 million reduction in insurance cost and a $2.0 million reduction in marketing and promotions.
Acquisition-related Expenses

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Acquisition-related expenses	$128	$4,299	$(4,171)	(97.0%)
Acquisition-related expenses decreased by $4.2 million, or 97.0%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. Acquisition-related expenses for the year ended December 31, 2023 primarily consisted of fees for investment banking advisors, lawyers, accountants, tax advisors and public relations firms related to the acquisitions of Bakkt Crypto and Bakkt Brokerage.
Depreciation and Amortization

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Depreciation and amortization	$343	$12,334	$(11,991)	(97.2%)
Depreciation and amortization expense consists of amortization of intangible assets from business acquisitions, internally developed software and depreciation of purchased software and computer and office equipment over their estimated useful lives. Intangible assets subject to amortization consist primarily of acquired technology and client relationships from completed acquisitions, including our acquisition of Bakkt Crypto. Depreciation and amortization decreased by $12.0 million, or 97.2%, for the year ended December 31, 2024 compared to the year ended December 31,

2023. The decrease was primarily due to lower net book values of long-lived and intangible assets after impairments were recognized in 2023.
Related Party Expenses

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Related party expenses	$600	$3,902	$(3,302)	(84.6%)
Related party expenses consist of fees for transition services agreements. Related party expenses decreased by $3.3 million, or 84.6%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was primarily due to the expiration of the ICE transition services agreement in December 2023.
Goodwill and Intangible Assets Impairments

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Goodwill and intangible assets impairments	$—	$12,660	$(12,660)	n/m
We recorded impairments of goodwill and other intangible assets of $12.7 million during the year ended December 31, 2023. There was no impairment of goodwill and other intangible assets recognized during the year ended December 31, 2024. Refer to Note 6 in our consolidated financial statements included in this Form 10-K for further information. Impairment of our remaining goodwill or intangible assets may occur in the future, particularly as it relates to the impact of Webull not renewing its agreement with us when that agreement ends on June 14, 2025.
Impairment of long-lived assets

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Impairment of long-lived assets	$744	$24,103	$(23,359)	(96.9%)
Impairment of long-lived assets expense decreased by $23.4 million, or 96.9%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. During the year ended December 31, 2023, we recorded impairment charges of $7.5 million related to certain fixed assets, $12.5 million related to our right of use assets, $3.3 million related to certain internally developed software assets and none related to other assets. Refer to Note 6 in our audited consolidated financial statements included in this Form 10-K for further information.
Restructuring expenses

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Restructuring expenses	$8,194	$4,249	$3,945	92.8%
Restructuring expenses resulting from severance costs as part of our business simplification initiatives to focus on capabilities with strong product market fit and scalability as well as the CEO transition increased by $3.9 million, or 92.8%, for the year ended December 31, 2024 compared to the year ended December 31, 2023.

(Loss) from Change in Fair Value of Warrant Liability

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
(Loss) gain from change in fair value of warrant liability	$(17,186)	$(1,571)	$(15,615)	994.0%
We recorded a loss of $17.2 million during the year ended December 31, 2024 for the change in fair value on the revaluation of our warrant liability associated with our public warrants to purchase shares of our Class A Common Stock (“Public Warrants”), Class 1 Warrants to purchase shares of our Class A Common Stock (“Class 1 Warrants”) and Class 2 Warrants to purchase Class A Common Stock (“Class 2 Warrants”). We recorded a loss of $1.6 million during the year ended December 31, 2023 for the change in fair value on the revaluation of our warrant liability associated with our Public Warrants. The loss associated with the change in fair value of the warrant liability increased by $15.6 million in 2024 due to the issuance of the Class 1 Warrants and Class 2 Warrants associated with the Concurrent Offerings. This is a non-cash charge and is driven by fluctuations in the fair value of our Class 1 Warrants and Class 2 Warrants.
Other Expense, net

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Other income (expense), net	$1,153	$179	$974	544.1%
Other expense, net primarily consists of non-operating gains and losses. During the year ended December 31, 2024, we recorded $1.3 million related to foreign currency transaction gains, $0.9 million in sub-lease income, and $0.3 million related to general miscellaneous income and expenses. During the year ended December 31, 2023, we recorded expense of $0.4 million related to foreign currency transaction loss.
Income Tax (Expense) Benefit

($ in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Income tax (expense) benefit	$(110)	$(355)	$245	(69.0%)
Income tax expense in the years ended December 31, 2024 and 2023 primarily consist of current state tax expense related to certain state jurisdictions wherein we are required to file income tax returns.
Loss from Discontinued Operations, Net of Tax
Loss from discontinued operations, net of tax represents the net loss associated with the sale of the Loyalty Business. See Note 3 - Discontinued Operations to the accompanying consolidated financial statements for further information.
Liquidity and Capital Resources
Our consolidated statements of cash flows includes cash flows from discontinued operations for all periods presented, and therefore the following liquidity discussion includes both continuing and discontinued operations.

As of December 31, 2024, we had $39.0 million and $24.9 million of cash and cash equivalents and restricted cash, respectively. Cash and cash equivalents consist of cash deposits at banks and money market funds. Restricted cash is held to satisfy certain minimum capital requirements pursuant to regulatory requirements, or as collateral for insurance contracts and our purchasing card facility. Restricted cash decreased during 2024 primarily due to a lower regulatory capital requirement for Bakkt Trust, partially offset by the pledging of cash collateral for the purchasing card facility.

As discussed above, we consummated the Concurrent Offerings in March and April 2024. We raised net proceeds from the Concurrent Offerings of approximately $46.5 million, after deducting the placement agent’s fees and offering expenses payable by us.
On August 12, 2024, we entered into the ICE Credit Facility, whereby the Lender agreed to provide for a $40.0 million secured revolving line of credit to us for working capital and general corporate purposes. Any borrowings under the ICE Credit Facility made prior to December 31, 2024 require the consent of the Lender. For the period beginning December 31, 2024 through March 30, 2025, we can borrow up to an aggregate principal amount (excluding any capitalized interest) of $10.0 million. For the period beginning March 31 through June 29, 2025, we can borrow up to an aggregate principal amount (excluding any capitalized interest) of $20.0 million. From the period beginning June 30 through September 29, 2025, we can borrow up to an aggregate principal amount (excluding any capitalized interest) of $30.0 million. On or after September 30, 2025, we can borrow up to an aggregate principal amount (excluding any capitalized interest) of $40.0 million. As of December 31, 2024, no loans were outstanding under the ICE Credit Facility.
Loans under the ICE Credit Facility do not amortize and mature on December 31, 2026. Borrowings under the ICE Credit Facility incur an interest rate equal to, at our election, either the secured overnight financing rate (“SOFR”) for a term of one, three or six months plus 12%, or the prime rate plus 11%. Interest is payable quarterly in arrears with respect to borrowings bearing interest at the prime rate or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at the term SOFR rate; provided that we can elect to pay interest in kind by adding such interest amount to the principal amount of the outstanding borrowings under the ICE Credit Facility. For any interest period for which Opco has elected to pay interest in kind, the applicable margin on the outstanding loans will increase by 1% per annum.
We pay a commitment fee of 0.5% per annum on the daily average of the available commitment that can be borrowed, less the outstanding principal amount of all loans (excluding any capitalized interest). Fees are payable in cash quarterly and at maturity. Loans under the ICE Credit Facility can be prepaid without penalty, subject to customary breakage costs for loans bearing interest at the term SOFR rate. Amounts repaid under the ICE Credit Facility can be reborrowed prior to the maturity date, subject to certain customary conditions set forth in the ICE Credit Facility.

We intend to use our unrestricted cash, inclusive of any potential borrowings under the ICE Credit Facility, to fund our day-to-day operations, including, but not limited to funding our regulatory capital requirements, compensating balance arrangements and other similar commitments, each of which is subject to change, and as available (i) activate new crypto clients, (ii) maintain our product development efforts, and (iii) optimize our technology infrastructure and operational support. We continue to evaluate our headcount and expense base. It is likely that we will need to draw on a portion of the ICE Credit Facility in 2025 to fund operations as we continue to scale the Crypto product offering. We have taken action to right-size headcount since 2022. Our operating cash usage in 2024 declined from 2023 levels driven by the combined impact of increased revenue and expense reductions from restructuring actions. In addition, we may in the future enter into arrangements to acquire or invest in complementary businesses, services, technologies or intellectual property rights. However, we have no agreements or commitments with respect to any such acquisitions or investments at this time. Our expected uses of available funds are based on our present plans, objectives and business condition. Additionally, Webull’s decision not to renew its agreement with us when the current term of the agreement ends on June 14, 2025 will materially reduce our Crypto services revenue. Our fully implemented operating budgets and forecasts, which exclude forecasts for new products or markets and reflect the loss of Webull’s Crypto services revenue, raise a substantial doubt about our ability to fund our operations for at least 12 months from the date of issuance of these consolidated financial statements. Management believes that its planned cost reduction measures can be successfully implemented and alleviate the substantial doubt that was raised about our ability to continue as a going concern. However, there are certain risks associated with this determination. Please see “Item 1A. Risk Factors - Risks Related to Our Business, Finance and Operations In the past, we have identified conditions and events that raised substantial doubt about our ability to continue as a going concern and it is possible that we may identify conditions and events in the future that raise substantial doubt about our ability to continue as a going concern” elsewhere in this Form 10-K for more information.

Our future cash requirements will depend on many factors, including our revenue growth rate, the timing and extent of overhead, sales and marketing expenditures to support projected growth, our ability to limit our software development investments to features and functionality with a clear line of sight to revenue generation, and our ability to retain our clients. For example, our client, Webull, which represented 74% and 73% of our Crypto services revenues in the years ended December 31, 2024 and 2023, respectively, has notified us that it will not be renewing its agreement with us when the current term of the agreement ends on June 14, 2025. Unless we are able to replace the Crypto services revenue historically generated through our relationship with Webull, we expect our Crypto services revenue to decrease significantly when our current agreement with Webull expires in June 2025, which will increase our future cash requirements. We made substantial investments in our platforms in 2023 and 2024, which we expect will enable us to continue to simplify our organization and focus on the core capabilities critical to our strategy, and continue to pursue growth with new and existing clients.
The following table, inclusive of discontinued operations, summarizes our cash flows for the periods presented:

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Net cash used in operating activities	$(21,203)	$(60,697)	$(117,597)
Net cash provided by (used in) investing activities:	$14,134	$65,970	$(171,961)
Net cash provided by (used in) financing activities:	$43,818	$(2,634)	$(2,584)
Operating Activities
Since our inception, we have yet to achieve positive cash flow from operations. Our primary uses of cash include compensation and benefits for headcount-related expenses, investment in software and product development of our technology platforms, and associated non-headcount technology and communication cost to develop, operate and support our customer-facing technology platforms.

Net cash used in operating activities of $21.2 million for the year ended December 31, 2024 was primarily related to our net loss of $103.4 million, offset by non-cash charges of $35.9 million and changes in our operating assets and liabilities of $46.3 million. The non-cash charges for the year ended December 31, 2024 primarily consisted of share-based compensation of $15.8 million, the change in fair value of our warrant liability of $17.2 million, non-cash lease expense of $1.7 million, intangible and long-lived asset impairments of $0.9 million, depreciation and amortization of $0.3 million, partially offset by other adjustments of $0.1 million. Net cash inflows from changes in our operating assets and liabilities for the year ended December 31, 2024 resulted primarily from a $55.6 million increase in customer funds, a $9.1 million decrease in prepaid insurance, and a $5.4 million decrease in accounts receivable, which were partially offset by a $15.6 million decrease in accounts payable, a $3.3 million decrease in deferred revenue and $3.6 million decrease in operating lease liabilities.
Net cash used in operating activities of $60.7 million for the year ended December 31, 2023 was primarily related to our net loss of $225.8 million, offset by non-cash charges of $123.2 million and changes in our operating assets and liabilities of $41.9 million. The non-cash charges for the year ended December 31, 2023 primarily consisted of intangible and long-lived asset impairments of $90.8 million, share-based compensation of $15.5 million, depreciation and amortization of $13.9 million, non-cash lease expense of $3.1 million and the loss from the change in fair value of our warrant liability of $1.6 million, partially offset by the change in fair value of the contingent consideration of $3.0 million. Net cash inflows from changes in our operating assets and liabilities for the year ended December 31, 2023 resulted primarily from a $32.3 million increase in customer funds, a non-recurring return of a $15.2 million deposit with ICE Clear US, Inc., a decrease in prepaid insurance of $9.8 million, and an increase in amounts due to related parties of $2.1 million, which were partially offset by an increase in accounts payable and accrued liabilities of $8.0 million, an increase in operating lease liabilities of $3.0 million, and an increase in accounts receivable of $10.0 million.

Investing Activities
Net cash flows provided by investing activities of $14.1 million for the year ended December 31, 2024 primarily consisted of the receipt of $35.2 million of proceeds from the sale of available-for-sale securities, partially offset by the purchase of $18.0 million of available-for-sale debt securities and $3.1 million in capital expenditures.
Net cash flows provided by investing activities of $66.0 million for the year ended December 31, 2023 primarily consisted of the receipt of $185.8 million of proceeds from the sale of available-for-sale securities, partially offset by the purchase of $61.8 million of available-for-sale debt securities, $47.9 million net cash used to acquire Bakkt Crypto, $0.6 million cash used to acquire Bakkt Brokerage and $9.4 million of capitalized costs of internally developed software for our technology platforms.
Financing Activities
Net cash flows provided by financing activities of $43.8 million for the year ended December 31, 2024 consist of $46.5 million in proceeds from our Concurrent Offerings, partially offset by the repurchase and retirement of $2.7 million of Class A Common Stock that was withheld from vested equity grants.
Net cash flows used in financing activities of $2.6 million for the year ended December 31, 2023 resulted from proceeds from the repurchase and retirement of $2.6 million of Class A Common Stock that was withheld from vested equity grants.
Tax Receivable Agreement
Concurrently with the completion of the VIH Business Combination, we entered into a Tax Receivable Agreement (“TRA”) with certain Opco Equity Holders. Pursuant to the TRA, among other things, holders of Opco Common Units may, subject to certain conditions, from and after April 16, 2022, exchange such Opco Common Units (along with a corresponding number of shares of our Class V Common Stock), for Class A Common Stock on a one-for-one basis, subject to the terms of the Exchange Agreement, including our right to elect to deliver cash in lieu of Class A Common Stock and, in certain cases, adjustments as set forth therein. Opco will have in effect an election under Section 754 of the Internal Revenue Code for each taxable year in which an exchange of Opco Common Units for Class A Common Stock (or cash) occurs.
The exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of Opco. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.
The TRA provides for the payment by us to exchanging holders of Opco Common Units of 85% of certain net income tax benefits, if any, that we realize (or in certain cases is deemed to realize) as a result of these increases in tax basis related to entering into the TRA, including tax benefits attributable to payments under the TRA. This payment obligation is an obligation of the Company and not of Opco. For purposes of the TRA, the cash tax savings in income tax will be computed by comparing our actual income tax liability (calculated with certain assumptions) to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the assets of Opco as a result of Opco having an election in effect under Section 754 of the Code for each taxable year in which an exchange of Opco Common Units for Class A Common Stock occurs and had we not entered into the TRA. Such change will be calculated under the TRA without regard to any transfers of Opco Common Units or distributions with respect to such Opco Common Units before the exchange under the Exchange Agreement to which Section 743(b) or 734(b) of the Code applies. As of December 31, 2024, an aggregate of 1,059,848 Opco Common Units had been exchanged for Class A Common Stock. Based on our history of taxable losses, we have concluded that it is not probable to expect cash tax payments in the foreseeable future and as such, no value has been recorded under the TRA.

Contractual Obligations and Commitments
The following is a summary of our significant contractual obligations and commitments as of December 31, 2024 (in thousands):

	Payments Due by Period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Purchase obligations(1)	$4,500	$12,000	$—	$—	$16,500
Future minimum operating lease payments(2)	4,702	6,397	6,164	6,156	23,419
Total contractual obligations	9,202	18,397	6,164	6,156	39,919
(1)Represents minimum commitment payments under a four-year cloud computing arrangement. In December 2023, we agreed to amend the cloud computing arrangement and extended the payment period for an additional year.
(2)Represents rental payments under operating leases with remaining non-cancellable terms in excess of one year.
On April 7, 2022, we entered into a corporate card services agreement with Bank of America to provide a purchasing card facility that we utilize for redemption purchases made from vendors as part of our loyalty redemption platform. Expenditures made using the purchasing card facility are payable at least bi-monthly, are not subject to formula-based restrictions and do not bear interest if amounts outstanding are paid when due and in full. The purchasing card facility requires us to maintain a concentration account with the lender subject to a minimum liquidity maintenance requirement of $7.0 million along with the accounts receivable of our subsidiary, within the loyalty business. Bakkt Holdings, Inc. serves as the guarantor on behalf of our subsidiary under the commercial purchasing card facility. We began using the purchasing card facility in August 2022.
In March 2024, Bank of America required us to pledge as collateral the amounts which were previously required to be maintained in the concentration account. In April 2024, Bank of America reduced our credit line associated with the purchasing card facility from $35.0 million to $20.0 million. In January 2025, Bank of America further reduced our credit line associated with the purchasing card facility from $20.0 million to $18.0 million and changed payment frequency to weekly. There is no defined maturity date for the purchasing card facility.
Non-GAAP Financial Measures
We use non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that presenting non-GAAP financial measures is useful to investors because it (a) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that we believe do not directly reflect our core operations, (b) permits investors to view performance using the same tools that we use to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (c) otherwise provides supplemental information that may be useful to investors in evaluating our results.
We believe that the presentation of the following non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures provided herein, provides investors with an additional understanding of the factors and trends affecting our business that could not be obtained absent these disclosures.
Adjusted EBITDA
We present Adjusted EBITDA as a non-GAAP financial measure.

We believe that Adjusted EBITDA provides relevant and useful information, which is used by management in assessing the performance of our business. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, acquisition-related expenses, share-based and unit-based compensation expense, goodwill and intangible assets impairments, restructuring charges, changes in the fair value of our warrant liability and certain other non-cash and/or non-recurring items that do not contribute directly to our evaluation of operating results and are not components of our core business operations. Adjusted EBITDA provides management with an understanding of earnings before the impact of investing and financing transactions and income taxes, and the effects of aforementioned items that do not reflect the ordinary earnings of our operations. This measure may be useful to an investor in evaluating our performance. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or other performance measures derived in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
Non-GAAP financial measures like Adjusted EBITDA have limitations, should be considered as supplemental in nature and are not meant as a substitute for the related financial information prepared in accordance with GAAP. The non-GAAP financial measures should be considered alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.
The following table presents a reconciliation of net loss, the most directly comparable GAAP operating performance measure, to our Adjusted EBITDA for each of the periods indicated (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023
Net loss	$(94,411)	$(153,653)
Depreciation and amortization	343	12,334
Interest income, net	(4,318)	(4,338)
Income tax expense (benefit)	110	355
EBITDA	(98,276)	(145,302)
Acquisition-related expenses	128	4,299
Share-based and unit-based compensation expense	15,841	16,761
Cancellation of common units	—	(13)
Loss (gain) from change in fair value of warrant liability	17,186	1,571
Goodwill and intangible assets impairments	—	12,660
Impairment of long-lived assets	744	24,103
Restructuring expenses	8,194	4,249
Shelf registration expenses	200	—
Transition services expense	600	3,902
Loss from discontinued operations	9,036	72,159
Adjusted EBITDA loss	$(46,347)	$(77,770)
Adjusted EBITDA loss for the year ended December 31, 2024 decreased by $31.4 million, or 40.4%, as compared to the year ended December 31, 2023. The decrease was primarily due to a $8.3 million decrease in compensation and benefits expense and a $6.5 million reduction of selling, general and administrative expenses.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with GAAP, which requires us to make estimates and apply judgments that affect the reported amounts. In our notes to the audited consolidated financial statements, we describe the significant accounting policies used in preparing the consolidated financial statements. Our management has discussed the development, selection, and disclosure of our critical accounting policies and estimates with the Audit Committee of the Board. The following items require significant estimation or judgement:

Going Concern
At each reporting period, in accordance with ASC 205-40, Going Concern (“ASC 205-40”), we evaluate whether there are conditions or events that raise substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued. In accordance with ASC 205-40, our initial evaluation can only include management’s plans that have been fully implemented as of the issuance date. Operating forecasts for new products or markets cannot be considered in the initial evaluation as those product and market launches have not been fully implemented.
Accordingly, our evaluation entails analyzing prospective fully implemented operating budgets and forecasts for expectations of our cash needs and comparing those needs to the current cash and cash equivalent balances. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued. When substantial doubt exists under this methodology, we evaluate whether the mitigating effect of its plans sufficiently alleviates substantial doubt about our ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued.
Business Combinations
We account for our business combinations using the acquisition accounting method, which requires us to determine the fair value of identifiable assets acquired and liabilities assumed, including any contingent consideration, to properly allocate the purchase price to the individual assets acquired and liabilities assumed and record any residual purchase price as goodwill in accordance with ASC 805, Business Combinations. We identify and attribute fair values and estimated lives to the intangible assets acquired and allocate the total cost of an acquisition to the underlying net assets based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates and asset lives. These determinations will affect the amount of amortization expense recognized in future periods. Contingent consideration is initially recorded at its fair value at the acquisition date and is revalued every financial reporting date thereafter. Adjustments to contingent consideration liabilities after the completion of acquisition accounting are recorded in the consolidated statement of operations. We base our fair value estimates on assumptions we believe are reasonable but recognize that the assumptions are inherently uncertain.
If the initial accounting for the business combination has not been completed by the end of the reporting period in which the business combination occurs, provisional amounts are reported to present information about facts and circumstances that existed as of the acquisition date. Once the measurement period ends, which in no case extends beyond one year from the acquisition date, revisions to the accounting for the business combination are recorded in earnings.
All acquisition-related costs, other than the costs to issue debt or equity securities, are accounted for as expenses in the period in which they are incurred.
Goodwill and Other Intangible Assets
Goodwill and intangible assets that have indefinite useful lives are accounted for in accordance with ASC 350, Intangibles — Goodwill and Other. We allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the acquisition consideration transferred over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill. Goodwill is tested for impairment at the reporting unit level, and we are organized and operate as a single reporting unit. Goodwill and indefinite-lived intangible assets are tested at least annually or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. In assessing goodwill and intangible assets for impairment, we first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. In the qualitative assessment, we may consider factors such as economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should we conclude that it is more likely than not that the recorded goodwill and intangible assets amounts have been impaired, we would perform the impairment test. An impairment loss is recognized in earnings if the estimated fair value of a reporting unit or indefinite lived intangible asset is less than the carrying amount of the reporting unit or intangible asset. Significant judgment is applied when goodwill and intangible assets are assessed for impairment.
Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and are also reviewed at least annually for impairment or more frequently if conditions exist that indicate that an asset may be impaired.
We recorded impairment of goodwill and other intangible assets from continuing operations of $0.0 million and $12.7 million during the years ended December 31, 2024 and December 31, 2023, respectively. We recorded impairment of goodwill and other intangible assets from discontinued operations of $0.0 million and $47.8 million during the years ended December 31, 2024 and December 31, 2023, respectively. See Note 6 to our audited consolidated financial statements for additional disclosures related to the impairment of goodwill and other intangible assets. The carrying value of our tradename intangible asset was equal to its fair value and our single reporting unit had no cushion on its goodwill impairment analysis immediately after the impairment was recorded in 2023. Therefore if there are further delays in our ability to execute on our strategy, negative deviations from the budgets utilized in these analyses or further declines in our market capitalization further impairment of our assets is possible. Specifically, Webull’s decision not to renew its agreement with us when the current term of the agreement ends on June 14, 2025 increases the risk of a material goodwill impairment.
Crypto Services Revenue Recognition
Bakkt Crypto offers customers the ability to purchase or sell certain crypto on its platform. Bakkt Crypto partners with a number of liquidity providers to provide customers with immediate liquidity and access to crypto. Bakkt Crypto settles with the liquidity partners on a daily basis. The contract with a customer is created when a customer agrees to execute a trade on our platform. Each customer purchase and sale transaction only has a single performance obligation which is execution of the trade. We consider the sale of customer crypto associated with delisted crypto to be revenue in the context of our contracts with customers. We own the crypto during the period of time between the customer transaction and the liquidity provider settlement and accordingly act as a principal in the arrangement. We report the gross proceeds of a sale to a customer or liquidity provider, including a spread on the market price of the crypto as revenue. Substantially all of the consideration is allocated to the execution performance obligation, which is satisfied when we record the transaction to the customer’s account. Custody services are rendered over the initial contract term which we have concluded is one day. Customers have a material right to obtain additional custody services at no cost by not selling the purchased crypto, which is recognized over the period that the assets are held on our platform. The consideration allocated to the custody and material right performance obligations is estimated on the basis of a cost plus a margin approach and was not material to the year ended December 31, 2024.
Judgment is required in determining whether the Company is the principal or the agent in our contracts with customers. We have determined that we are the principal in transactions with customers as we control the crypto prior to its delivery to the customer and we are primarily responsible for the delivery of the crypto to the customer. Accordingly, revenue and costs associated with Bakkt Crypto’s services are presented gross in our consolidated statement of operations.
Where applicable, we make payments to introducing brokers based on the transaction volume from resulting customer volume. These payments are expensed in the period they are incurred and are included in “Clearing, Execution and Brokerage Fees” on the consolidated statement of operations.

Deferred Revenue
Deferred revenue includes amounts invoiced prior to us meeting the criteria for revenue recognition. We invoice clients for service fees at the time the service is performed, and such fees are recognized as revenue over time as we satisfy our performance obligation. The portion of deferred revenue to be recognized in the succeeding twelve-month period is recorded as current deferred revenue, and the remaining portion is recorded as non-current deferred revenue. We have determined that these arrangements do not contain a significant financing component, and therefore the transaction price is not adjusted.
Warrants
We account for our ordinary share warrants in accordance with applicable accounting guidance provided in ASC 815, Derivatives and Hedging—Contracts in Entity’s Own Equity, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. We classify as equity any equity-linked contracts that (1) require physical settlement or net-share settlement or (2) give us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement). We classify as assets or liabilities any equity-linked contracts that (1) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside our control) or (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). All public and private placement warrants issued by us were deemed to qualify for liability classification.
Impairment of Long-Lived Assets
Our long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. We also evaluate the period of depreciation and amortization of long-lived assets to determine whether events or circumstances warrant revised estimates of useful lives. When indicators of impairment are present, we determine the recoverability of our long-lived assets by comparing the carrying value of our long-lived assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the estimated future undiscounted cash flows demonstrate the long-lived assets are not recoverable, an impairment loss would be calculated based on the excess of the carrying amounts of the long-lived assets over their fair value.
We recorded impairment of long-lived assets of $0.7 million and $24.1 million during the years ended December 31, 2024 and December 31, 2023, respectively. See Notes 6 and 7 to our audited consolidated financial statements for additional disclosures related to impairment of long-lived assets.
Unit-Based Compensation
Unit-based compensation expense relates to the replacement incentive units and phantom units (“participation” units) granted prior to the VIH Business Combination on October 15, 2021, that were issued to employees as purchase consideration. The replacement incentive units and participation units were measured at fair value on the Closing Date, and we recognize expense in “Compensation and benefits” in the accompanying consolidated statements of operations and comprehensive loss over the requisite service period. Additionally, we recognize variable compensation expense for participation units based on changes to the fair value of the awards at each reporting date. We elect to account for forfeitures as they occurred. See Note 12 to our audited consolidated financial statements for additional disclosures related to unit-based compensation.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our audited consolidated financial statements and accompanying notes. We base our estimates and assumptions on various judgments that we believe to be reasonable under the circumstances. The significant estimates and assumptions that affect the financial statements may include, but are not limited to, going concern, those that are related to income tax valuation allowances, useful lives of intangible assets and property, equipment and software, fair value of financial assets and liabilities, determining provision for credit losses, valuation of acquired tangible and intangible assets, the impairment of intangible assets and goodwill, and fair market value of Bakkt common units, incentive units and participation units. Actual results and outcomes may differ from management’s estimates and assumptions and such differences may be material to our audited consolidated financial statements.
Recently Issued and Adopted Accounting Pronouncements
Recently issued and adopted accounting pronouncements are described in Note 2 to our audited consolidated financial statements.

To the Stockholders and the Board of Directors
Bakkt Holdings, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Bakkt Holdings, Inc. and subsidiaries (the Company) as of December 31, 2024, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 19, 2025 (not presented herein), expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for obligations to safeguard crypto assets for others as of December 31, 2024 due to the adoption of SEC Staff Accounting Bulletin 122.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Assessment of obligation to securely store crypto assets
As discussed in Notes 1, 2, and 15 to the consolidated financial statements, the Company is obligated to securely store crypto assets that it holds for customers, a substantial portion of which are held in cold storage. The Company has third-party custodial relationships and self-custodies select coins. The Company may be liable to its customers for losses arising from the Company’s failure to secure crypto assets from theft or loss. The Company has not incurred any losses related to such an obligation and therefore has not accrued a liability for losses as of December 31, 2024.
We identified the assessment of the obligation to securely store crypto assets held for customers in cold storage as a critical audit matter. A high degree of auditor judgment was involved in determining the nature and extent of audit evidence required to assess the existence of and rights to the crypto assets held for customers in cold storage, as control over these crypto assets is provided through private keys either stored using third-party custodial services or held in self-custodied cold wallets.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls over the existence of and the Company’s rights to the crypto assets held for customers as of December 31, 2024. We involved professionals with specialized skills and knowledge in blockchain technology, who assisted in evaluating the design and operating effectiveness of certain internal controls over the crypto assets held in cold storage and assessing the reliability of audit evidence obtained from public blockchains. For crypto assets held with third-party custodians, we obtained confirmations of the Company’s crypto asset balances as of December 31, 2024 and compared the results of the confirmations to the Company’s records. For crypto assets held in self-custodied cold wallets, we obtained evidence that management had control of the private keys required to access these crypto assets by observing the movement of selected crypto assets subsequent to year-end using the related private keys. We also compared the Company’s records of selected crypto assets held for customers in cold storage to the records on the public blockchain using a proprietary software audit tool.
Evaluation of the Company’s ability to continue as a going concern
As discussed in Note 2 to the consolidated financial statements, the Company has incurred net losses and consumed cash in excess of cash inflows from operations and fundraising. The Company’s accumulated deficit totaled $798.0 million as of December 31, 2024. Due to these ongoing losses, the Company has been executing a strategic plan to optimize capital allocation and reduce cash expenses since the fourth quarter of 2022. The Company’s fully implemented operating budgets and forecasts, which exclude forecasts for new products or markets and reflect the loss of its largest crypto client, raise substantial doubt about the Company ability to meet its obligations for at least 12 months from the date of issuance of these consolidated financial statements. The Company plans to enact cost reduction measures including personnel reductions, a hiring freeze, changes to vendors and additional discretionary spending cuts to preserve and extend cash to fund operations. Significantly expanding their revenue base is critical to be able to generate a sustainable operating profit. There is significant uncertainty associated with their expansion to new markets and the growth of their revenue base given the uncertain and rapidly evolving environment associated with crypto assets. Management believes that its planned cost reduction measures can be successfully implemented and alleviate the substantial doubt that was raised about the Company’s ability to continue as a going concern.
We identified the evaluation of the Company’s assessment of its ability to continue as a going concern and related disclosures as a critical audit matter. A high degree of audit effort and subjective and complex auditor judgment was involved in the assessment. Specifically, the assessment encompassed the evaluation of the Company's forecasted cash flows used in its going concern analysis, including the revenue growth rate assumptions and the impact of management’s planned cost reduction measures.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and test the operating effectiveness of certain internal controls related to the Company’s going concern assessment and forecasted cash flows, including controls over the determination of the revenue growth rates and the impact of management’s planned cost reduction measures over the twelve-month period following the date the consolidated financial statements are issued. We compared the Company’s historical forecasted cash flows to actual results to assess the Company’s ability to accurately forecast. We evaluated the Company’s assumptions related to the revenue growth rates by considering whether the assumptions were consistent with evidence obtained in other areas of the audit. We evaluated the effect on the forecasted cash flows of the loss of its largest crypto client and the cost reduction measures identified by management that alleviate the substantial doubt about the Company’s ability to continue as a going concern by inspecting supporting analyses. We performed sensitivity analyses over the forecasted cash flows on the Company’s going concern assessment. We assessed the Company’s disclosures related to its going concern assessment by comparing the disclosures to the audit evidence obtained.
Accounting for and Fair Values of Class 1 and Class 2 Warrants
As discussed in Notes 10 and 17, the Company issued Class 1 and Class 2 warrants in connection with its 2024 Registered Direct Offerings. Based on the terms of the warrant agreements, the Company determined that these warrants meet the criteria to be accounted for as liabilities, and were therefore recorded at fair value at grant date and are subsequently re-measured to fair value at each reporting date. Since the second quarter 2024, the Class 1 and Class 2 warrants were valued using the Black-Scholes-Merton model and a binomial lattice model, respectively. Prior to the second quarter of 2024, the Class 1 and Class 2 warrants were valued using the Black-Scholes-Merton model and a Monte Carlo simulation, respectively.The significant inputs used for the fair value measurement of these warrants include expected volatility of movement in the price of stock underlying the warrants, continuous risk-free rate, and expected term. The combined grant date fair values for the Class 1 and Class 2 warrants were $27.7 million and $2.6 million on March 4, 2024 and April 25, 2024, respectively. As of December 31, 2024, the combined fair value of the Class 1 and Class 2 warrants was $42.8 million.
We identified the assessment of the accounting for and the fair values of the Class 1 and Class 2 warrants as of the grant dates and December 31, 2024 as a critical audit matter. A high degree of effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment. Specifically, the assessment encompassed (1) assessing the warrant features, which required interpretation of complex terms of the agreements in order to apply the appropriate accounting guidance, and (2) evaluating the selection of the valuation models and the expected volatility assumption.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s accounting analysis and fair value measurements of its Class 1 and Class 2 warrants, including the determination of the appropriate valuation models and expected volatility assumption. We evaluated management’s accounting analysis for these warrants by reading the terms of the Class 1 and Class 2 warrants for compliance with U.S. generally accepted accounting principles. We involved valuation professionals with specialized skills and knowledge, who assisted in:
•Assessing the appropriateness of the valuation model applied to each class of warrants by considering the contractual features of the warrants
•Evaluating the expected volatility assumption used by management by comparing to external market data
•Comparing management’s fair values with independently developed fair values using an independently developed expected volatility assumption.

Goodwill impairment assessment
As discussed in Note 2 and 6 to the consolidated financial statements, the carrying value of the Company’s goodwill balance is $68 million as December 31, 2024. The Company, which is organized and operates a single reporting unit, performs goodwill impairment testing on an annual basis as of October 1st of each year. The Company also performs testing more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. The estimated fair value of the reporting unit was derived using a market approach and an income approach, with equal weighting given to both approaches. A discounted cash flow (“DCF”) model was used for the income approach. The DCF model reflected the Company’s assumptions regarding revenue growth rates, forecast earnings before interest, taxes, depreciation, and amortization ("EBITDA"), margins (and thus operating expenses), capital expenditures, discount rates (including the company-specific risk premium assumption), terminal period growth rates, economic and market trends, and other expectations about the anticipated operating results of its reporting unit. Management estimates of future performance and metrics of guideline public companies (“GPCs”) were used to estimate revenue growth rates, EBITDA, margins, and discount rate. The market approach valuation was derived from metrics of the GPCs and management estimates of future performance with consideration for a control premium. A significant judgment in using the market approach includes the selection of comparable GPCs with consideration of risk profiles, size, geography, and business operations. The Company’s quantitative impairment test did not result in any goodwill impairment.
We identified the Company’s goodwill impairment assessment as a critical audit matter. A high degree of effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment. Specifically, the assessment encompassed the evaluation of the valuation approaches and significant assumptions used to estimate fair value of the reporting unit, including (1) revenue growth rates, (2) discount rates (including the company-specific risk premium assumption), and (3) control premium.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s estimated fair value of the reporting unit, including controls over the application of valuation approaches and development of the significant assumptions. We evaluated the Company’s revenue growth rates by comparing it to historical results and relevant market data. We involved valuation professionals with specialized skills and knowledge, who assisted in:
•Evaluating the appropriateness of the Company’s valuation approaches for compliance with U.S. generally accepted accounting principles
•Assessing the reasonableness of the Company’s discount rates (including the company-specific risk premium) by comparing it to independently developed discount rates using market data
•Evaluating the control premium by comparing to publicly available data with consideration of specific attributes of the Company
•Comparing the reporting unit’s fair value estimate to independently developed range of fair value estimates.
/s/ KPMG LLP
We have served as the Company’s auditor from 2024 to 2025.
New York, New York
March 19, 2025, except for the effects of the discontinued operations as discussed in Notes 3, 13, 18, 20 and 21, as to which the date is December 10, 2025.

To the Stockholders and the Board of Directors of Bakkt Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Bakkt Holdings, Inc. (the Company) as of December 31, 2023, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2023 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We served as the Company’s auditor from 2018 to 2024.
Atlanta, GA
March 25, 2024, except for the effects of Staff Accounting Bulletin 122 Accounting for Obligations to Safeguard Crypto-Assets an Entity Holds for its Platform Users, Accounting Standards Update 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, and the Reverse Stock Split completed by the Company on April 29, 2024, all as disclosed in Note 2 as to which the date is March 19, 2025, and except for the effects of Discontinued Operations, as disclosed in Note 2 as to which the date is December 10, 2025.

Bakkt Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	As of December 31, 2024	As of December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$39,049	$52,882
Restricted cash	24,889	31,838
Customer funds	88,566	32,925
Available-for-sale securities	—	17,398
Accounts receivable, net	7,683	6,903
Prepaid insurance	3,971	13,049
Assets of businesses held for sale	17,519	23,132
Other current assets	2,168	2,961
Total current assets	183,845	181,088
Property, equipment and software, net	2,064	—
Goodwill	68,001	68,001
Intangible assets	2,900	2,900
Noncurrent assets of businesses held for sale	2,165	2,315
Other assets	10,402	11,007
Total assets	$269,377	$265,311
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$14,260	$15,031
Customer funds payable	88,566	32,925
Deferred revenue, current	—	—
Due to related party	2,360	3,230
Liabilities of businesses held for sale	28,127	45,158
Other current liabilities	4,406	4,174
Total current liabilities	137,719	100,518
Deferred revenue, noncurrent	—	—
Warrant liability	46,923	2,356
Noncurrent liabilities of businesses held for sale	5,778	6,841
Other noncurrent liabilities	16,104	19,882
Total liabilities	206,524	129,597
Commitments and contingencies (Note 15)
Stockholders’ equity:
Class A common stock ($0.0001 par value, 30,000,000 shares authorized, 6,510,885 shares issued and outstanding as of December 31, 2024 and 3,793,837 shares issued and outstanding as of December 31, 2023)	1	—
Class V common stock ($0.0001 par value, 10,000,000 shares authorized, 7,178,303 shares issued and outstanding as of December 31, 2024 and 7,200,064 shares issued and outstanding as of December 31, 2023)	1	1
Additional paid-in capital	832,693	799,683
Accumulated other comprehensive loss	(841)	(101)
Accumulated deficit	(797,960)	(751,301)
Total stockholders' equity	33,894	48,282
Noncontrolling interest	28,959	87,432
Total equity	62,853	135,714
Total liabilities and stockholders’ equity	$269,377	$265,311

The accompanying notes are an integral part of these consolidated financial statements

Bakkt Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenues:
Crypto services	$3,441,056	$726,988	$1,745
Total revenues	3,441,056	726,988	1,745
Operating expenses:
Crypto costs (See Note 2)	3,403,207	718,511	1,657
Execution, clearing and brokerage fees	24,024	3,772	—
Compensation and benefits	36,071	45,494	72,878
Professional services	16,445	10,164	11,114
Technology and communication	9,476	12,488	11,465
Selling, general and administrative	24,380	30,887	34,050
Acquisition-related expenses	128	4,299	5,675
Depreciation and amortization	343	12,334	16,804
Related party expenses	600	3,902	1,168
Goodwill and intangible assets impairments	—	12,660	1,822,089
Impairment of long-lived assets	744	24,103	11,494
Restructuring expenses	8,194	4,249	1,794
Other operating expenses	30	369	1,010
Total operating expenses	3,523,642	883,232	1,991,198
Operating loss from continuing operations	(82,586)	(156,244)	(1,989,453)
Interest income, net	4,318	4,338	2,064
(Loss) gain from change in fair value of warrant liability	(17,186)	(1,571)	16,638
Other income (expense), net	1,153	179	(1,088)
Loss from continuing operations before income taxes	(94,301)	(153,298)	(1,971,839)
Income tax (expense) benefit	(110)	(355)	11,390
Net loss from continuing operations	(94,411)	(153,653)	(1,960,449)
Net loss from discontinued operations, net of tax	(9,036)	(72,159)	(29,485)
Net loss	$(103,447)	$(225,812)	$(1,989,934)
Less: Net loss attributable to noncontrolling interest	(56,788)	(150,958)	(1,411,829)
Net loss attributable to Bakkt Holdings, Inc.	$(46,659)	$(74,854)	$(578,105)

Basic net loss per share attributable to Class A common stockholders:
Continuing operations	$(7.27)	$(14.29)	$(200.07)
Discontinued operations	$(0.70)	$(6.72)	$(3.01)
Total basic net loss per share attributable to Class A common stockholders	$(7.97)	$(21.01)	$(203.08)

Diluted net loss per share attributable to Class A common stockholders:
Continuing operations	$(7.27)	$(14.29)	$(200.07)
Discontinued operations	$(0.70)	$(6.72)	$(3.01)
Total diluted net loss per share attributable to Class A common stockholders	$(7.97)	$(21.01)	$(203.08)
The accompanying notes are an integral part of these consolidated financial statements.

Bakkt Holdings, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Net loss	$(103,447)	$(225,812)	$(1,989,934)
Currency translation adjustment, net of tax	(1,501)	436	(850)
Unrealized (loss) gain on available-for-sale securities, net of tax	(173)	114	59
Comprehensive loss	$(105,121)	$(225,262)	$(1,990,725)
Comprehensive loss attributable to noncontrolling interest	(57,722)	(150,597)	(1,412,385)
Comprehensive loss attributable to Bakkt Holdings, Inc.	$(47,399)	$(74,665)	$(578,340)
The accompanying notes are an integral part of these consolidated financial statements.

Bakkt Holdings, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
(in thousands, except share data)

	Class A Common Stock		Class V Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
	Shares	$	Shares	$
Balance as of December 31, 2021	2,286,576	$—	8,250,872	$1	$566,792	$(98,342)	$(55)	$468,396	$1,825,775	$2,294,171
Share-based compensation	—	—	—	—	31,557	—	—	31,557	—	31,557
Unit-based compensation	—	—	—	—	—	—	—	—	3,847	3,847
Forfeiture and cancellation of common units	—	—	(12,527)	—	—	—	—	—	(185)	(185)
Exercise of warrants	8	—	—	—	2	—	—	2	—	2
Shares issued upon vesting of share-based awards, net of tax withholding	51,455	—	—	—	(2,586)	—	—	(2,586)	—	(2,586)
Exchange of Class V shares for Class A shares	899,035	—	(899,035)	—	177,241	—	—	177,241	(177,241)	—
Increase in deferred tax liability from step-up tax basis related to exchanges of Opco common units	—	—	—	—	(7)	—	—	(7)	—	(7)
Currency translation adjustment, net of tax	—	—	—	—	—	—	(254)	(254)	(596)	(850)
Unrealized gains on available-for-sale securities	—	—	—	—	—	—	19	19	40	59
Net loss	—	—	—	—	—	(578,105)	—	(578,105)	(1,411,829)	(1,989,934)
Balance as of December 31, 2022	3,237,074	$—	7,339,310	$1	$773,000	$(676,447)	$(290)	$96,263	$239,811	$336,074
Share-based compensation	—	—	—	—	15,452	—	—	15,452	—	15,452
Unit-based compensation	—	—	—	—	—	—	—	—	1,357	1,357
Forfeiture and cancellation of common units	—	—	(193)	—	—	—	—	—	(13)	(13)
Shares issued upon vesting of share-based awards, net of tax withholding	167,614	—	—	—	176	—	—	176	—	176
Shares issued upon vesting of participation units, net of tax withholding	4,472	—	—	—	(2,634)	—	—	(2,634)	—	(2,634)
Shares issued in connection with Apex acquisition	245,624	—	—	—	10,563	—	—	10,564	—	10,564
Exchange of Class V shares for Class A shares	139,053	—	(139,053)	—	3,126	—	—	3,126	(3,126)	—
Currency translation adjustment, net of tax	—	—	—	—	—	—	146	146	290	436
Unrealized gains on available-for-sale securities	—	—	—	—	—	—	43	43	71	114
Net loss	—	—	—	—	—	(74,854)	—	(74,854)	(150,958)	(225,812)
Balance as of December 31, 2023	3,793,837	$—	7,200,064	1	$799,683	$(751,301)	$(101)	$48,282	$87,432	$135,714
Share-based compensation	—	—	—	—	15,841	—	—	15,841	—	15,841
Shares issued upon vesting of share-based awards, net of tax withholding	243,794	—	—	—	(2,588)	—	—	(2,588)	—	(2,588)
Exercise of warrants	144,688	—	—	—	2,835	—	—	2,835	—	2,835
Equity offerings, net of issuance costs	2,306,805	1	—	—	16,171	—	—	16,172	—	16,172
Exchange of Class V shares for Class A shares	21,761	—	(21,761)	—	751	—	—	751	(751)	—
Currency translation adjustment, net of tax	—	—	—	—	—	—	(671)	(671)	(830)	(1,501)
Unrealized losses on available-for-sale securities, net of tax	—	—	—	—	—	—	(69)	(69)	(104)	(173)
Net loss	—	—	—	—	—	(46,659)	—	(46,659)	(56,788)	(103,447)
Balance as of December 31, 2024	6,510,885	$1	7,178,303	1	$832,693	$(797,960)	$(841)	$33,894	$28,959	$62,853
The accompanying notes are an integral part of these consolidated financial statements.

Bakkt Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Cash flows from operating activities:
Net loss	$(103,447)	$(225,812)	$(1,989,934)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	343	13,932	25,350
Change in fair value of contingent consideration liability	—	(2,952)	—
Non-cash lease expense	1,721	3,058	2,679
Share-based compensation expense	15,841	15,452	31,557
Unit-based compensation expense	—	1,309	557
Forfeiture and cancellation of common units	—	(13)	(185)
Deferred income taxes	—	—	(11,594)
Impairment of long-lived assets	889	30,265	11,494
Goodwill and intangible assets impairments	—	60,499	1,822,089
Loss on disposal of assets	—	75	3,834
Loss (gain) from change in fair value of warrant liability	17,186	1,571	(16,638)
Other	(52)	19	285
Changes in operating assets and liabilities:
Accounts receivable	5,405	(10,036)	(7,164)
Prepaid insurance	9,077	9,773	9,384
Deposits with clearinghouse	—	14,991	1
Accounts payable and accrued liabilities	(15,618)	(7,985)	744
Due to related party	(870)	2,062	551
Deferred revenue	(3,252)	396	(2,364)
Operating lease liabilities	(3,636)	(3,029)	4,150
Customer funds payable	55,641	32,334	40
Other assets and liabilities	(431)	3,394	(2,433)
Net cash used in operating activities	(21,203)	(60,697)	(117,597)
Cash flows from investing activities:
Capitalized internal-use software development costs and other capital expenditures	(3,087)	(9,433)	(30,543)
Purchase of available-for-sale securities	(17,966)	(61,829)	(306,593)
Proceeds from the maturity of available-for-sale securities	35,187	185,765	165,175
Acquisition of Bumped Financial, LLC	—	(631)	—
Acquisition of Apex Crypto LLC, net of cash acquired	—	(47,902)	—
Net cash provided by (used in) investing activities:	14,134	65,970	(171,961)
Cash flows from financing activities:
Proceeds from Concurrent Offerings, net of issuance costs	46,505	—	—
Withholding tax payments on net share settlements on equity awards	(2,690)	(2,634)	(2,586)
Proceeds from the exercise of warrants	3	—	2
Net cash provided by (used in) financing activities:	43,818	(2,634)	(2,584)
Effect of exchange rate changes	(1,501)	436	(850)
Net increase (decrease) in cash, cash equivalents, deposits, restricted cash and customer funds	35,248	3,075	(292,992)
Cash, cash equivalents, deposits, restricted cash and customer funds at the beginning of the period	118,498	115,423	408,415
Cash, cash equivalents, deposits, restricted cash and customer funds at the end of the period	$153,746	$118,498	$115,423
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$239	$—
Non-cash operating lease right-of-use asset acquired	$—	$3,788	11,006
Supplemental disclosure of non-cash investing and financing activity:
Capitalized internal-use software development costs and other capital expenditures included in accounts payable and accrued liabilities	$—	$478	3,900
Reconciliation of cash, cash equivalents, deposits, restricted cash and customer funds to consolidated balance sheets:
Cash and cash equivalents	$39,049	$52,882	$98,332
Restricted cash	24,889	31,838	16,500
Customer funds	88,566	32,925	591
Deposits (See Note 7)	1,242	853	$—
Total cash, cash equivalents, deposits, restricted cash and customer funds	$153,746	$118,498	$115,423
The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements
1.Organization and Description of Business
Organization
VPC Impact Acquisition Holdings (“VIH”) was a blank check company incorporated as a Cayman Islands exempted company on July 31, 2020. VIH was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
On October 15, 2021 (the “Closing Date”), VIH and Bakkt Opco Holdings, LLC (then known as Bakkt Holdings, LLC, “Opco”) and its operating subsidiaries consummated a business combination (the “VIH Business Combination”) contemplated by the definitive Agreement and Plan of Merger entered into on January 11, 2021 (as amended, the “Merger Agreement”). In connection with the VIH Business Combination, VIH changed its name to “Bakkt Holdings, Inc.” and changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication”).
Unless the context otherwise provides, “we,” “us,” “our,” “Bakkt”, the “Company” and like terms refer to Bakkt Holdings, Inc. and its subsidiaries, including Opco.
Immediately following the Domestication, we became organized in an umbrella partnership corporation, or “up-C,” structure in which substantially all of our assets and business are held by Opco, and our only direct assets consist of common units in Opco (“Opco Common Units”), which are non-voting interests in Opco, and the managing member interest in Opco.
In connection with the VIH Business Combination, a portion of VIH shares were exchanged for cash for shareholders who elected to execute their redemption right. The remaining VIH shares were exchanged for newly issued shares of our Class A common stock. Additionally, all outstanding membership interests and rights to acquire membership interests in Opco were exchanged for Opco Common Units and an equal number of newly issued shares of our Class V common stock. The existing owners of Opco other than Bakkt are considered noncontrolling interests in the accompanying consolidated financial statements (the “financial statements”).
On April 1, 2023 we completed the acquisition of 100% of the ownership interests of Apex Crypto LLC ("Apex Crypto") and subsequently changed the name of the legal entity to Bakkt Crypto Solutions, LLC ("Bakkt Crypto"), effective June 12, 2023.
Description of Business
We provide, or are working to provide, simplified solutions focused in the following areas:
Crypto
•Trading. Our platform provides customers with the ability to buy, sell and store crypto via application programming interfaces or embedded web experience. We enable clients in various industries to provide their customers with the ability to transact in crypto directly in their trusted environments. We currently facilitate transactions in the crypto assets listed in the table below.

Crypto Asset	Symbol
Aave	AAVE
Cardano	ADA
Algorand	ALGO
Arbitrum	ARB
Cosmos	ATOM
Avalanche	AVAX
Basic Attention Token	BAT
Bitcoin Cash	BCH
BONK	BONK
Bitcoin	BTC
Dogecoin	DOGE
Polka Dot	DOT
EOS	EOS
Ethereum Classic	ETC
Ethereum	ETH
Fantom	FTM**
The Graph	GRT
Hedera	HBAR
Lido DAO	LDO
Chainlink	LINK
Litecoin	LTC
NEAR Protocol	NEAR
Optimism	OP
Pepe Coin	PEPE
Shiba Inu	SHIB
Solana	SOL
Sui	SUI
TRUMP	$TRUMP
Uniswap	UNI
USD Coin	USDC
WIF	WIF
Stellar	XLM
Ripple	XRP
** Delisted January 19, 2025
•Custody. Prior to November 2024, we offered an institutional-grade qualified custody solution through our subsidiary, Bakkt Trust Company LLC (“Bakkt Trust”), a limited purpose trust company that is supervised by the New York State Department of Financial Services (“NYDFS”) and governed by an independent Board of Managers. In November 2024, we amended Bakkt Trust’s supervisory agreement with NYDFS; this amendment provides for lower capital requirements for Bakkt Trust in exchange for its suspension of all customer activities. Since that time, we have been investigating a possible sale or wind-down and dissolution of Bakkt Trust due to its lack of market traction and high cost of capital (due to regulatory requirements), and in March 2024, we reached a definitive agreement to sell Bakkt Trust to ICE. In connection to the acquisition of Apex Crypto, we acquired third-party custodial relationships with BitGo and Coinbase Custody, which are currently used by Bakkt Crypto for custody and coin transfers, where applicable. In addition, Bakkt Crypto also self-custodies select coins to facilitate consumer withdrawals.

Until October 2, 2023, Bakkt Trust operated, in conjunction with Intercontinental Exchange, Inc. ("ICE"), regulated infrastructure for trading, clearing, and custody services for physically delivered bitcoin futures. Refer to Note 9 for a description of delisting of certain Bakkt Bitcoin futures and option contracts by ICE Futures U.S., Inc. ("IFUS"). Bakkt Crypto holds a New York State virtual currency license (commonly referred to as a "BitLicense"), and money transmitter licenses from all states throughout the U.S. where such licenses are required for the operation of its business and is registered as a money services business with the Financial Crimes Enforcement Network of the United States Department of the Treasury.
As of December 31, 2024, we offer crypto services in the U.S., Latin America, Europe, and Asia.
2.Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying audited consolidated financial statements are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include the accounts of the Company and our subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. In addition, certain reclassifications of amounts previously reported have been made to the accompanying consolidated financial statements in order to conform to current presentation.
In the opinion of management, all adjustments (consisting of normal recurring accruals), considered necessary for a fair presentation have been included. The historical financial information is not necessarily indicative of our future results of operations, financial position, and cash flows.
Certain prior period amounts in the consolidated financial statements and notes thereto have been reclassified to conform to the current period’s presentation.
On April 29, 2024, following approval by our stockholders and Board of Directors (the “Board”), we effected a reverse stock split (the “Reverse Stock Split”) of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and Class V Common Stock, par value $0.0001 per share (“Class V Common Stock” and collectively with the Class A Common Stock, the “Common Stock”), at a ratio of 1-for-25 (the “Reverse Stock Split Ratio”). Our Class A Common Stock began trading on a reverse-split adjusted basis on the New York Stock Exchange (the “NYSE”) as of the open of trading on April 29, 2024. All outstanding warrants and share-based awards were also adjusted on a 1-for-25 basis. As such, the Reverse Stock Split has been retroactively applied to all share and per share information throughout this Form 10-K (unless otherwise noted).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates and assumptions on historical experience and various judgments that we believe to be reasonable under the circumstances. The significant estimates and assumptions that affect the financial statements may include, but are not limited to, those that are related to going concern, income tax valuation allowances, useful lives and fair value of intangible assets and property, equipment and software, fair value of financial assets and liabilities, determining provision for doubtful accounts, valuation of acquired tangible and intangible assets, the impairment of intangible and long-lived assets and goodwill, and fair market value of stock-based awards. Actual results and outcomes may differ from management’s estimates and assumptions and such differences may be material to our audited consolidated financial statements.
Change in Accounting Principle

Safeguarding Obligation for Crypto

On January 23, 2025, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 122 (“SAB 122”), which was officially entered into the federal register January 30, 2025. SAB 122 rescinds the previously issued SEC staff interpretative guidance in SAB No. 121 related to accounting for obligations to safeguard crypto assets that an entity holds for its platform users. SAB 122 indicates that an entity that has an obligation to safeguard crypto assets for others should determine whether it should recognize a liability for a risk of loss for such obligation and should recognize and measure any such liability in accordance with Accounting Standards Codification (“ASC”) 450-20, Loss Contingencies. The Company elected to adopt SAB 122 as of December 31, 2024, on a retrospective basis in accordance with SAB 122. As a result of the adoption of SAB 122, the Company derecognized the Safeguarding obligation for crypto and Safeguarding asset for crypto previously recognized in the Consolidated Financial Statements. In accordance with U.S. GAAP, the periods presented have been retrospectively adjusted to reflect this change, with no impact on revenues, operating loss, net loss, net loss per share, or any components of equity or net assets.

Discontinued Operations
On July 23, 2025, Bakkt Opco Holdings, LLC (“Opco”), a wholly owned subsidiary of the Company, entered into an agreement to sell all of the issued and outstanding equity interests of Bridge2 Solutions, LLC, Aspire Loyalty Travel Solutions, LLC, Bridge2 Solutions Canada, Ltd., and B2S Resale, LLC (collectively, the “Acquired Companies”) to Project Labrador Holdco, LLC, a wholly owned subsidiary of Roman DBDR Technology Advisors, Inc. (the “Purchaser” or "Roman"). These entities comprised the Company’s loyalty and travel redemption business (the “Loyalty Business”), and the transaction was a part of the Company’s strategic transformation into a pure-play cryptocurrency infrastructure platform. The sale transaction closed on October 1, 2025.
In accordance with ASC 205-20, Bakkt management determined that the Loyalty Business met the criteria for classification as held for sale and a discontinued operation as of September 30, 2025. This determination was based on management’s commitment to a formal plan to sell the business, the significance of the business to the Company's historical operations, and the expectation that the sale will result in the elimination of the operations and cash flows of the Loyalty Business from ongoing operations. As such, the results of operations, financial position, and cash flows of the Loyalty Business have been reclassified and are presented as discontinued operations for all periods presented, where applicable. Assets and liabilities related to the Loyalty Business have been reclassified as held for sale in the consolidated balance sheets, and the related operating results, including any gains or losses on the sale, are reported separately from continuing operations in the consolidated statements of operations for all periods presented. Refer to Note 3 for additional details.

Liquidity and Going Concern
The accompanying audited consolidated financial statements are prepared on a going concern basis in accordance with U.S. GAAP. This presentation contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described below.
At each reporting period, in accordance with ASC 205-40, Going Concern (“ASC 205-40), we evaluate whether there are conditions or events that raise substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued. In accordance with ASC 250-40, our initial evaluation can only include management’s plans that have been fully implemented as of the issuance date. Operating forecasts for new products/markets cannot be considered in the initial evaluation as those product/market launches have not been fully implemented.
Accordingly, our evaluation entails analyzing prospective fully implemented operating budgets and forecasts for expectations of our cash needs and comparing those needs to the current cash and cash equivalent balances. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued. When substantial doubt exists under this methodology, we evaluate whether the mitigating effect of its plans sufficiently alleviates substantial doubt about our ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued.
Evaluation in conjunction with the issuance of the December 31, 2024 audited consolidated financial statements
In forecasting our expectation of cash needs for the initial ASC 205-40 evaluation, the Crypto services revenue growth projections exclude activation of new clients or products currently not live on our platform as of the date of release of these audited consolidated financial statements.
The Company has incurred net losses and consumed cash in excess of cash inflows from operations and fundraising. The Company’s accumulated deficit totaled$798.0 million as of December 31, 2024. Due to these ongoing losses, the Company has been executing a strategic plan to optimize capital allocation and reduce cash expenses since the fourth quarter of 2022. On March 14, 2025, Webull, our largest crypto client, notified us that it will not renew its agreement when it ends on June 14, 2025. Webull’s decision not to renew its agreement with us will materially reduce our Crypto services revenue. Our fully implemented operating budgets and forecasts, which exclude forecasts for new products or markets and reflect the loss of Webull’s Crypto services revenue, raise substantial doubt about our ability to meet our obligations for at least 12 months from the date of issuance of these consolidated financial statements.
The Company plans to enact cost reduction measures including personnel reductions, a hiring freeze, changes to vendors and additional discretionary spending cuts to preserve and extend cash to fund operations. Significantly expanding our revenue base is critical to the Company’s strategic plan to be able to generate a sustainable operating profit. There is significant uncertainty associated with our projected cash flows in our going concern analysis primarily related to the revenue growth rates for our expansion to new products, as well as the growth of our revenue base, given the uncertain and rapidly evolving environment associated with crypto assets. Historically, the Company’s sources of liquidity included cash and cash equivalents, available-for-sale securities and equity offerings. As discussed, in Note 9, on August 12, 2024, the Company secured a $40 million revolving credit facility with ICE, a major shareholder, that matures on December 31, 2026 (the “ICE Credit Facility”).
Management believes that its planned cost reduction measures can be successfully implemented and alleviate the substantial doubt that was raised about the Company’s ability to continue as a going concern.
Segments
We have one operating and reportable segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), who is our CEO, in deciding how to allocate resources and assessing performance. During the years ended December 31, 2024 and December 31, 2023, all material operations are within the United States. Our chief operating decision maker allocates resources and assesses performance based upon financial information at the consolidated level. Refer to Note 20 for more information.
Cash and Cash Equivalents and Restricted Cash
We consider all short-term, highly liquid investments with maturities from the purchase date of three months or less to be cash equivalents. We had $15.0 million and $42.1 million invested in money market funds as of December 31, 2024 and December 31, 2023, respectively, of which $11.4 million and $31.8 million, respectively, was reported as restricted cash.

We classify all cash and cash equivalents that are not available for immediate or general business use as restricted. Restricted cash includes amounts set aside due to regulatory requirements or insurance collateral. Refer to Note 14 for additional information.
Customer Funds and Customer Funds Payable
Customer funds represents fiat currency deposited in bank accounts segregated from corporate funds. In accordance with state money transmitter laws, we may invest customer cash deposits in certain permissible investments. As of December 31, 2024, we had not made any such investments. We classify the assets as current since they are readily available for customer use with a corresponding customer funds payable liability.
Translation of Foreign Currencies and Foreign Currency Transactions
Our foreign subsidiaries’ functional currencies are their respective local currencies. The assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the exchange rate at the balance sheet date. Revenue and expenses are translated using average monthly rates. Translation adjustments are included in “Accumulated other comprehensive loss” on the consolidated balance sheets and reflected as “Currency translation adjustment, net of tax” in the consolidated statements of comprehensive loss.
Monetary assets and liabilities are translated at the rate in effect at the balance sheet date, with subsequent changes in exchange rates resulting in transaction gains or losses, which are included in “Other income (expense), net” in the consolidated statements of operations. Non-monetary assets and liabilities are translated at historical rates and revenue and expenses are translated at average rates in effect during each reporting period.
Accounts Receivable and Allowance for Doubtful Accounts
We classify rights to consideration in exchange for services or goods as accounts receivable. Accounts receivable are rights to consideration that are unconditional (i.e., only the passage of time is required before payment is due). “Accounts receivable, net” includes billed and contract assets (i.e., unbilled receivables), net of an estimated allowance for doubtful accounts. We calculate the allowance using the current expected credit loss model. The allowance is based upon historical loss patterns, the number of days that billings are past due and, an evaluation of the potential risk of loss associated with delinquent accounts and incorporates the use of forward-looking information over the contractual term of our accounts receivable. Receivables are written-off and charged against our recorded allowance when we have exhausted collection efforts without success.
Property, Equipment and Software, Net
Property, equipment and software are stated at cost, less accumulated depreciation and amortization.
Costs related to software we develop or obtain for internal use are included in “Property, equipment and software, net” on the consolidated balance sheets. Costs incurred during the preliminary or maintenance development stage are expensed, and costs incurred during the application development stage are capitalized and are amortized over the useful life of the software.

Depreciation and amortization are computed using the straight-line method over the following estimated useful lives of assets:

Internal use software	3-7 years
Purchased software	3 years
Assets under finance lease	2-5 years
Office, furniture and equipment	7-10 years
Leasehold improvements	7 years
Other computer and network equipment	3 years
Leases
We determine if an arrangement is a lease and whether it is classified as finance or operating at the inception of the contract. We recognize the lease at its commencement date on the balance sheet as a liability for our obligation related to the lease and a corresponding asset representing our right to use the underlying asset over the period of use. Leases with an initial term of 12 months or less are not recorded on the balance sheet and the lease expense for these leases is recognized on a straight-line basis over the lease term.
The lease liability for each lease is recognized as the present value of the lease payments not yet paid at the commencement date. The right-of-use (“ROU”) asset for each lease is recorded at the amount equal to the initial measurement of lease liability, adjusted for balances of prepaid rent, lease incentives received and initial direct costs incurred.
When determining lease term, we consider renewal options that are reasonably certain to exercise and termination options that are reasonably certain to not be exercised, in addition to the non-cancellable lease term.
For operating leases, expense is generally recognized on a straight-line basis over the lease term and is recorded within “Selling, general and administrative” in the consolidated statements of operations. For finance leases, interest on lease liability is recognized using the effective interest method, while the ROU asset is amortized on a straight-line basis over the shorter of the useful life of the ROU asset or the lease term. Interest on lease liability is recorded within “Interest income (expense), net” in the consolidated statements of operations, and amortization of right-of-use assets is recorded within “Depreciation and amortization” in the consolidated statements of operations.
Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The period of depreciation and amortization of long-lived assets is evaluated to determine whether events or circumstances warrant revised estimates of useful lives. When indicators of impairment are present, the recoverability of our long-lived assets is determined by comparing the carrying value of the long-lived assets to the total amount of undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the estimated future undiscounted cash flows demonstrate the long-lived assets are not recoverable, an impairment loss would be calculated based on the excess of the carrying amounts of the long-lived assets over their fair value.
Business Combinations
We account for our business combinations using the acquisition accounting method, which requires us to determine the fair value of identifiable assets acquired and liabilities assumed, including any contingent consideration, to properly allocate the purchase price to the individual assets acquired and liabilities assumed and record any residual purchase price as goodwill in accordance with ASC 805, Business Combinations. We identify and attribute fair values and estimated lives to the intangible assets acquired and allocate the total cost of an acquisition to the underlying net assets based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates and asset lives. These determinations will affect the amount of amortization expense recognized in future periods. We base our fair value estimates on assumptions we believe are reasonable but recognize that the assumptions are inherently uncertain.
For business combinations effected through a common control transaction, we measure the recognized net assets of the acquiree at the carrying amounts of the net assets previously recognized by our related party. We reflect the operations of entities acquired through a common control transaction in our financial statements as of the first date in the reporting period or as of the date that the entity was acquired by our related party, as applicable.

For business combinations including contingent consideration, we evaluate the contractual terms to determine whether the contingency should be liability or equity classified. For liability classified contingent consideration, we evaluate the fair value of the contingent consideration each reporting period, and record the changes in the fair value through income.
If the initial accounting for the business combination has not been completed by the end of the reporting period in which the business combination occurs, provisional amounts are reported to present information about facts and circumstances that existed as of the acquisition date. Once the measurement period ends, which in no case extends beyond one year from the acquisition date, revisions to the accounting for the business combination are recorded in earnings.
All acquisition-related costs, other than the costs to issue debt or equity securities, are accounted for as expenses in the period in which they are incurred.
Goodwill and Intangible Assets
Goodwill and intangible assets that have indefinite useful lives are accounted for in accordance with ASC 350, Intangibles — Goodwill and Other (“ASC 350”). We allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the acquisition consideration transferred over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill. Goodwill is tested for impairment at the reporting unit level, and we are organized and operate as a single reporting unit. Goodwill and indefinite-lived intangible assets are tested at least annually or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. Our annual testing date is October 1st of each year. In assessing goodwill and intangible assets for impairment, we first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. In the qualitative assessment, we may consider factors such as economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should we conclude that it is more likely than not that the recorded goodwill and intangible assets amounts have been impaired, we would perform the impairment test. An impairment loss is recognized in earnings if the estimated fair value of a reporting unit or indefinite lived intangible asset is less than the carrying amount of the reporting unit or intangible asset. Significant judgment is applied when goodwill and intangible assets are assessed for impairment.
Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and are also reviewed at least annually for impairment or more frequently if conditions exist that indicate that an asset may be impaired.
Revenue Recognition
We recognize revenue when we transfer promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

Crypto Services
Crypto services revenues are derived from our crypto trading and custody services.
Trading: Bakkt Crypto offers customers the ability to purchase or sell certain crypto on its platform. Bakkt Crypto partners with a number of liquidity providers to provide customers with immediate liquidity and access to crypto. Bakkt Crypto settles with the liquidity partners on a daily basis. The contract with a customer is created when a customer agrees to execute a trade on our platform. Each customer purchase and sale transaction only includes a single performance obligation which is execution of the trade. We consider the sale of customer crypto associated with delisted crypto to be revenue in the context of our contracts with customers. We report the gross proceeds of a sale to a customer or liquidity provider, including a spread on the market price of the crypto as revenue. Substantially all of the consideration is allocated to the execution performance obligation, which is satisfied when we record the transaction to the customer’s account. Custody services are rendered over the initial contract term which we have concluded is one day.
Judgment is required in determining whether the Company is the principal or the agent in our contracts with customers. We have determined that we are the principal in transactions with customers as we control the crypto during the period of time between the customer transaction and the liquidity provider settlement and we are primarily responsible for the delivery of the crypto to the customer. Accordingly, revenue associated with Bakkt Crypto’s services is presented gross in “Crypto services” revenue in our consolidated statements of operations and the cost basis of acquired cryptocurrency associated with Bakkt Crypto’s services are presented gross in “Crypto costs” in our consolidated statements of operations.
Where applicable, we make payments to introducing brokers based on the transaction volume from resulting customer volume. These payments are expensed in the period they are incurred and are included in “Clearing, Execution and Brokerage Fees” on the consolidated statements of operations.
We maintain an inventory of crypto to facilitate consumer transactions if needed. We may adjust our inventory levels under our inventory policy. Sales of crypto resulting from inventory adjustments are not part of our normal course of business. Accordingly, proceeds from the sale of crypto outside of the normal course of business are included in “Other income (expense), net,” net of the cost of crypto sold, in the consolidated statements of operations. We recognized income from the sale of crypto in our inventory reserve, net of the cost of crypto sold, of $0.3 million and $0.2 million during the years ended December 31, 2024, and December 31, 2023, respectively. We did not recognize any income from inventory reserve adjustments during the year ended December 31, 2022.
Custody: For customers that used Bakkt Trust’s custody services on a standalone basis, we charged a fee, which is generally based on a fixed fee and represents fixed consideration. We invoiced customers on a quarterly basis. Our performance obligation related to the storage and custody of a customer’s crypto represented an obligation to provide custody services for crypto. The contract for custodial services could be terminated by the applicable institution or high net worth individual at any time upon final withdrawal of all crypto, without incurring a penalty. As a result, we believe our contracts represented day-to-day contracts with each day representing a renewal. The daily contract consisted of a single performance obligation to provide custodial services, with the transaction price equal to a pro rata portion (i.e., daily) of the annual custody fee. Our performance obligation to provide custodial services met the criterion to be satisfied over time. Revenue from our custodial services is included in “Crypto services” revenues in the statements of operations.
Revenue from our custody services is included in “Subscription and services revenue” in the disaggregation of revenue by service type table within Note 4.

Loyalty redemption platform
We host, operate and maintain a loyalty redemption platform connecting loyalty programs to e-commerce merchants allowing loyalty point holders to redeem a spectrum of loyalty currencies for merchandise and services. Our customer in these arrangements is generally the loyalty program sponsor. Our contracts related to our loyalty redemption platform consist of two performance obligations: (1) access to our software as a service (“SaaS”)-based redemption platform and customer support services and (2) facilitation of order fulfillment services. We are the principal related to providing access to our redemption platform. We are acting as the agent to facilitate order fulfillment services on behalf of the loyalty program sponsor. Revenues generated from our loyalty redemption platform are included in “Net loss from discontinued operations, net of tax” in the consolidated statements of operations and include the following:
•Platform subscription fees: Monthly fixed fee charged to customers to access the redemption platform and receive customer support services. We recognize revenue for these fees on a straight-line basis over the related contract term as the customer receives benefits evenly throughout the term of the contract. These fees are allocated to our performance obligation to provide access to our redemption platform, and thus are recognized on a gross basis. Revenue from our platform subscription fees is included in “Subscription and services revenue” in the disaggregation of revenue table by service type in Note 4.
•Transaction fees: Transaction fees are earned for most transactions processed through our platform. These fees are allocated to our performance obligation to provide order placement services on behalf of the loyalty program sponsor, and therefore are recognized net of the related redemption cost. We allocate transaction fees to the period in which the related transaction occurs. Revenue from our transaction fees is included in “Transaction revenue, net” in the disaggregation of revenue table by service type in Note 4.
•Revenue share fees: We are entitled to revenue share fees in the form of rebates from third-party commerce merchants and other clients which provide services facilitating redemption order fulfillment. We allocate revenue share fees to the period in which the related transaction occurs. Revenue from our revenue share fees is included in “Transaction revenue, net” in the disaggregation of revenue table by service type in Note 4.
•Service fees: We earn fees for certain software development activities associated with the implementation of new customers on our loyalty redemption platform and other development activities if a customer requests that we customize certain features and functionalities for their loyalty program. We recognize revenue from software development activities on a straight-line basis, beginning when the internally developed software resulting from such implementation or other development activities are operational in our platform over the longer of the remaining anticipated customer life and 3 years, which represents the estimated useful life of our internally developed software. Implementation and development service fees are generally billed when the implementation and development activities are performed. We recognize deferred revenue when all such fees are billed. We also earn fees for providing call center services for customers. We recognize revenue from call center services in the period in which we provide such services. Revenue from our services fees is included in “Subscription and services revenue” in the disaggregation of revenue table by service type in Note 4.
Practical expedients
We have elected the following practical expedients under ASC 606, Revenue from Contracts with Customers:
•Excluding sales taxes from the measurement of the transaction price;
•Not adjusting the transaction price for the existence of a significant financing component if the timing difference between a customer’s payment and our performance is one year or less; and
•Not providing disclosures about the transaction price allocated to unsatisfied performance obligations for contracts with a duration of one year or less or when the consideration is variable and allocated entirely to a wholly unsatisfied performance obligation or a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation.
Additionally, we elected the practical expedient under ASC 340-40, Other Assets and Deferred Costs-Contracts with Customers, to not capitalize incremental costs to obtain a contract with a customer if the amortization period is one year or less.
Refer to Note 4 for additional disclosures related to our recognition of revenue.

Deferred Revenue
Deferred revenue includes amounts invoiced and collected prior to our meeting the criteria for revenue recognition. We invoice customers for service fees at the time the service is performed, and such fees are recognized as revenue over time as we satisfy our performance obligation. The portion of deferred revenue to be recognized in the succeeding twelve-month period is recorded as “Deferred revenue, current” on the consolidated balance sheets, and the remaining portion is recorded as “Deferred revenue, noncurrent” on the consolidated balance sheets. We have determined that these arrangements do not contain a significant financing component, and therefore the transaction price is not adjusted.
Compensation and Benefits
Compensation and benefits expense primarily consists of salaries and wages, bonuses, contract labor fees, share-based compensation, unit-based compensation, payroll taxes and benefits associated with the compensation of our employees, excluding share-based and unit-based compensation included in “Restructuring expenses” in the statements of operations.
Share-Based Compensation
Share-based compensation expense relates to the restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted or outstanding during the period. Our RSUs and PSUs are measured at fair value on the date of grant and recognized as expense in “Compensation and benefits” in the statements of operations over the requisite service period. Expense is recognized on a straight-line basis for awards that vest based solely on a service condition. In addition to a service condition, PSUs provide an opportunity to receive shares based on our performance as measured against objective performance goals. We record compensation expense for PSUs on an accelerated attribution basis based on our assessment of the probable outcome of the performance conditions at each reporting period. The fair value of our RSUs and PSUs is determined as the closing price of our Class A Common Stock on the date of grant. We account for forfeitures as they occur. See Note 12 for additional information about share-based compensation.
Unit-Based Compensation
Unit-based compensation expense relates to the replacement incentive units and phantom units (“participation” units) granted prior to the VIH Business Combination on October 15, 2021, that were issued to employees as purchase consideration. The replacement incentive units and participation units were measured at fair value on the Closing Date, and we recognize expense in “Compensation and benefits” in the accompanying consolidated statements of operations and comprehensive loss over the requisite service period. Additionally, we recognize variable compensation expense for participation units, which historically have been classified as liabilities, based on changes to the fair value of the awards at each reporting date. We elect to account for forfeitures as they occur. See Note 12 for additional disclosures related to unit-based compensation.
Professional Services
Professional services expenses consist of costs associated with audit, tax, legal and other professional services and are recognized as incurred.
Technology and Communication
Technology and communication expenses include costs incurred in operating and maintaining our platform, including software licenses, software maintenance and support, hosting and infrastructure costs.

Selling, General and Administrative
Selling, general and administrative expenses consist primarily of costs associated with advertising, marketing, insurance and rent. Advertising costs are expensed as incurred. Total advertising costs for the years ended December 31, 2024, December 31, 2023, and December 31, 2022 were $2.5 million, $4.5 million, and $8.8 million, respectively.
Acquisition-Related Expenses
We incur incremental costs relating to acquisitions and other strategic opportunities. This includes fees for investment banking advisors, lawyers, accountants, tax advisors and public relations firms, as well as other external costs directly related to the proposed or closed transactions. See Note 5 for additional information related to acquisition-related expenses.
Restructuring Expenses
The Company groups restructuring obligations into four categories: involuntary employee termination benefits, contractual employee termination benefits, costs to terminate contracts, and other associated costs. Involuntary employee termination benefits include cash and non-cash compensation and is recognized as incurred upon communication of the plan to the identified employees. Contractual employee termination benefits include cash and non-cash compensation owed to an employee pursuant to their individual employment agreements. Cash termination benefits are recorded at the employee notice date, while non-cash compensation is recorded over any remaining service term. Costs to terminate contracts are recognized upon termination agreement with the provider. Other associated restructuring costs are expensed as incurred.
Warrant Accounting
We account for our Class A common stock warrants in accordance with applicable accounting guidance provided in ASC 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. We classify as equity any equity-linked contracts that (1) require physical settlement or net-share settlement or (2) give us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement). We classify as assets or liabilities any equity-linked contracts that (1) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside our control) or (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). All public and private placement warrants issued by us were deemed to qualify for liability classification and were therefore recorded at fair value at grant date and re-measured to fair value at each reporting date. See Note 10 for additional information.
Noncontrolling Interest
Bakkt Holdings, Inc. is the sole managing member of Opco and, as a result, consolidates the financial results of Opco. We report a noncontrolling interest representing the portion of Opco that we control and consolidate but do not own. We recognize each noncontrolling holder’s respective share of the estimated fair value of the net assets at the date of formation or acquisition. Noncontrolling interest is subsequently adjusted by the noncontrolling holders’ share of additional contributions, distributions and their share of the net earnings or losses of each respective consolidated entity. We allocate net income or loss to noncontrolling interest based on the weighted average ownership interest during the period. The net income or loss that is not attributable to the Company is reflected in “Net loss attributable to noncontrolling interest” in the consolidated statements of operations. Each Opco Common Unit, when coupled with one share of our Class V common stock is referred to as a “Paired Interest.” When Paired Interests are exchanged, the Company will receive a corresponding number of Opco Common Units, increasing the Company’s total ownership interest in Opco. Changes in our ownership interest in Opco while we retain a controlling interest in Opco are accounted for as equity transactions. As such, future redemptions or direct exchanges or Opco Common Units by the noncontrolling members of Opco will result in a change in ownership and reduce the amount recorded as noncontrolling interest and increase additional paid-in capital.
Income Taxes
We account for deferred federal and state income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the future tax benefits attributable to the expected utilization of existing tax net operating loss carryforwards and other types of carryforwards. If the future utilization of some portion of deferred taxes is determined to be unlikely, a valuation allowance is provided to reduce the recorded tax benefits from such assets. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In the event interest or penalties are incurred with respect to income tax matters, our policy is to include such items in income tax expense. We record deferred tax assets and liabilities on a net basis on the consolidated balance sheets. We recognize interest and penalties related to uncertain tax positions in “Income tax (expense) benefit” in the consolidated statements of operations.
Fair Value Measurements
We account for our financial assets and liabilities that are recognized and/or disclosed at fair value on a recurring basis in accordance with ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which we would transact, and we consider assumptions that market participants would use when pricing the asset or liability. ASC 820 establishes a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable and proscribes the following fair value hierarchy in determining fair values:
Level 1 — Quoted prices for identical assets or liabilities in active markets.
Level 2 — Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including quoted prices in active markets for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data such as interest rates or yield curves.
Level 3 — Unobservable inputs reflecting our view about the assumptions that market participants would use in measuring the fair value of the assets or liabilities.
Concentration of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable, including unbilled accounts receivable. The associated risk of concentration for cash and cash equivalents and restricted cash is mitigated by banking with creditworthy institutions. At certain times, amounts on deposit exceed federal deposit insurance limits. We have not experienced any losses on our deposits of cash and cash equivalents.
We classify our investments in debt securities as available-for-sale investments. Our investments in debt securities consist of U.S. Treasury debt securities held in the custody of a major financial institution. Investments are classified as current or non-current depending on their maturity dates and when they are expected to be converted into cash.

Refer to Note 20, Segment Reporting for additional information on customer concentration.
Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), requiring public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280, Segment Reporting on an interim and annual basis. The Company adopted ASU 2023-07 during the year ended December 31, 2024. The adoption of the ASU did not have a material impact on the Company’s consolidated financial statements.
We did not adopt any significant accounting pronouncements during the years ended December 31, 2023 or December 31, 2022.
Recently Issued Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU No. 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Topic 350-60), Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which requires entities measure assets that meet the scope criteria at fair value with changes recognized in net income each reporting period. ASU 2023-08 also requires enhanced disclosures for interim and annual periods. The ASU is effective for fiscal years beginning after December 15, 2024, including interim periods within those years. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures, which will require additional tax disclosures, predominantly related to the effective income tax rate reconciliation and income taxes paid. The updated standard will be effective for our annual periods beginning in fiscal 2025. Early adoption is permitted. We are currently evaluating the impact that the updated standard will have on our consolidated financial statement disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40), Disaggregation of Income Statement Expenses, which requires disclosure of additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The guidance is effective for annual reporting periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.
We do not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our consolidated financial statements.

3. Discontinued Operations
Our Loyalty Business offered a full spectrum of supplier content through configurable, white-label e-commerce storefronts that end users can acquire via redemption of loyalty points. Our redemption catalog spanned a variety of rewards categories including travel, gift cards and merchandise, including a unique Apple product and services storefront. The travel solution offered a retail e-commerce booking platform with direct supplier integrations, as well as a U.S.-based call center for live-agent booking and servicing. Our platform provided a unified shopping experience that was built to seamlessly extend our customers’ loyalty strategies and user experience for their loyalty programs. Our platform’s functionality included a mobile-optimized user interface, numerous configurations to support diverse program needs, promotional campaign services, comprehensive fraud protection capabilities and the ability to split payments across both loyalty points and credit cards. On July 23, 2025, we agreed to sell the Loyalty Business, and closed the sale on October 1, 2025. In accordance with ASC 205-20, we determined that the Loyalty Business met the criteria for classification as held for sale and a discontinued operation as of September 30, 2025. This determination was based on our commitment to a formal plan to sell the business, the significance of the business to our historical operations, and the expectation that the sale will result in the elimination of the operations and cash flows of the Loyalty Business from ongoing operations. As described in Note 2, the Loyalty business is reported as a discontinued operation. Unless otherwise indicated, the notes to the financial statements herein are presented to reflect continuing operations, subsequent to the sale of the Loyalty Business.
The following table presents the major classes of line items constituting income from discontinued operations, net of tax, in our consolidated statements of income for the years ended December 31, 2024, 2023 and 2022 (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenues:
Loyalty services	$49,164	$53,148	$54,479
Operating expenses:
Compensation and benefits	47,093	56,548	66,171
Professional services	359	218	369
Technology and communication	8,238	8,349	5,614
Selling, general and administrative	2,173	2,498	1,364
Depreciation and amortization	—	1,598	8,546
Goodwill and intangible assets impairments	—	47,839	—
Impairment of long-lived assets	145	6,162	—
Restructuring expenses	—	359	542
Other operating expenses	1,486	1,223	1,333
Total operating expenses	59,494	124,794	83,939
Operating loss from discontinued operations	(10,330)	(71,646)	(29,460)
Interest income (expense), net	—	—	(187)
Other income (expense), net	1,354	(424)	232
Loss from discontinued operations before income taxes	(8,976)	(72,070)	(29,415)
Income tax (expense) benefit	(60)	(89)	(70)
Loss from discontinued operations, net of tax	$(9,036)	$(72,159)	$(29,485)

The following table presents the carrying amounts of the major classes of assets and liabilities held for sale as of December 31, 2024 and December 31, 2023 (in thousands):

	As of December 31, 2024	As of December 31, 2023
Accounts receivable, net	$16,965	$22,761
Prepaid insurance	1	—
Other current assets	553	371
Assets of businesses held for sale	17,519	23,132

Property, equipment and software, net	—	60
Other assets	2,165	2,255
Noncurrent assets of businesses held for sale	2,165	2,315

Accounts payable and accrued liabilities	25,651	40,348
Deferred revenue, current	1,605	4,282
Other current liabilities	871	528
Liabilities of businesses held for sale	28,127	45,158

Deferred revenue, noncurrent	2,621	3,198
Other noncurrent liabilities	3,157	3,643
Noncurrent liabilities of businesses held for sale	5,778	6,841
Cash flows related to discontinued operations are included in our consolidated statements of cash flows for the years ended December 31, 2024, 2023 and 2022. The following table presents selected items affecting the statements of cash flows (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Significant noncash activities - operating
Non-cash lease expense	$578	$1,970	$872
Share-based compensation expense	1,173	980	540
Depreciation and amortization	—	1,598	8,546
Impairment on long-lived assets	—	6,162	—
Impairment of intangible assets	—	47,839	—
Total	$1,750	$58,549	$9,957

Significant noncash activities - investing
Captialized internal-use software development cost	$—	$1,938	$4,081
4.Revenue from Contracts with Customers
Disaggregation of Revenue
We disaggregate revenue by service type and by platform as follows (in thousands):

Service Type	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Transaction revenue(a)	$3,440,976	$726,796	$1,541
Subscription and service revenue	80	192	204
Total revenue	$3,441,056	$726,988	$1,745

(a)Amounts are net of rebates and incentive payments of $0.1 million, $0.1 million and $0.6 million for the years ended December 31, 2024, December 31, 2023, and December 31, 2022 respectively. Included in these amounts are amounts earned from related parties of $0.3 million for the year ended December 31, 2024, and less than $0.3 million in aggregate for both years ended December 31, 2023 and December 31, 2022, respectively.

Platform	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Crypto services(b)	3,441,056	726,988	1,745
Total revenue	$3,441,056	$726,988	$1,745
(b)Amounts are net of rebates and incentive payments of $0.1 million and $0.1 million and $0.6 million for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively. Included in these amounts are amounts earned from related parties of less than $0.3 million for each of the years ended December 31, 2024, December 31, 2023, and December 31, 2022.
We have one reportable segment. See Note 2 for additional information.
Refer to Note 20, Segment Reporting for additional information on geographic revenue and customer concentration.
Remaining Performance Obligations
As of December 31, 2024 and December 31, 2023, no amount of transaction price was allocated to remaining performance obligations.
Contract Costs
For the years ended December 31, 2024, December 31, 2023, and December 31, 2022, we did not incur any incremental costs to obtain and/or fulfill contracts with customers, respectively.
5.Business Combinations and Asset Acquisition
Apex Crypto
On April 1, 2023 we completed the acquisition of 100% of the ownership interests of Apex Crypto. We recognized goodwill from the acquisition due to the assembled, experienced workforce and anticipated growth we expect to achieve from Apex Crypto’s sales pipeline and product capabilities. The total consideration as measured at April 1, 2023 included $55.0 million in cash, approximately $10.5 million in Class A common stock payable based on Apex Crypto’s performance in the fourth quarter of 2022, and $11.8 million of cash paid for net working capital, which was predominantly cash held in banks. In addition, we may pay up to $100.0 million of our Class A common stock as additional consideration depending on Apex Crypto’s achievement of certain financial targets through 2025 (the “contingent consideration”). As part of the purchase price allocation the value of the contingent consideration was estimated to be $2.9 million.
The following is a reconciliation of the fair value of consideration transferred in the acquisition to the fair value of the assets acquired and liabilities assumed.

($ in millions)
Cash consideration paid	$55.0
Cash paid for working capital and cash	11.8
Class A common stock at transaction close	10.5
Estimated fair value of Class A common stock contingent consideration	2.9
Total consideration	$80.2
Current assets	$31.8
Safeguarding asset for crypto	689.3
Non-current assets	0.3
Intangible assets - developed technology	5.6
Intangible assets - customer relationships	10.2
Goodwill	52.0
Current liabilities	(19.7)
Safeguarding obligation for crypto	(689.3)
Net assets acquired	$80.2
The above fair values are as of the acquisition date. The acquired intangible assets and goodwill required the use of significant unobservable inputs including client activation forecasts, expectations about customer trading volume and frequency, customer attrition rates, and estimated useful lives of acquired technology and discount rates (level 3 inputs). The acquired customer relationships were valued using a multi-period excess earnings model. The acquired developed technology was valued using a relief from royalty method. Acquired crypto safeguarding asset and obligation were valued based on the midpoint of a bid-ask spread as of the acquisition date (level 2 inputs). Other assets and liabilities were carried over at their acquired costs which was not materially different than their fair values.
The contingent consideration payable in Class A common stock to Apex Crypto's former owners based on the performance of the business in the 2023-2025 annual periods was estimated using a Monte Carlo model given the range of possible outcomes. As of December 31, 2023, we determined the value of the contingent consideration was zero, based on our forward-looking projections and minimum profit requirements associated with the earn-out and reversed the accrual through acquisition expenses. As of December 31, 2024, the value of the contingent consideration continues to be estimated at zero.
Revenue generated by Apex Crypto from the acquisition date through December 31, 2023 was $725.9 million, and is included in the Company's statements of operations. Net loss generated by Apex Crypto from the acquisition date through December 31, 2023 was $39.9 million, and is included in the Company's statements of operations.
The following unaudited pro forma financial information presents the Company's results of operations as if the acquisition of Apex Crypto had occurred on January 1, 2022. The unaudited pro forma financial information as presented below is for illustrative purposes and does not purport to represent what the results of operations would actually have been if the acquisition of Apex Crypto occurred as of the date indicated or what the results would be for any future periods. The unaudited pro forma results reflect the step-up amortization adjustments for the fair value of intangible assets acquired, acquisition-related expenses, and share-based compensation expense for newly issued restricted stock units. Proforma revenue for the years ended December 31, 2023 and December 31, 2022 would be $1,225.5 million and $3,127.7 million, respectively. Proforma net loss for the years ended December 31, 2023 and December 31, 2022 would be $219.5 million and $2,004.1 million, respectively.
Subsequent to the acquisition, we changed the name of Apex Crypto to Bakkt Crypto.
Bumped Acquisition
On February 8, 2023, we acquired 100% of the units of Bumped Financial, LLC, which we subsequently renamed Bakkt Brokerage, LLC (“Bakkt Brokerage”), a broker-dealer registered with the SEC and the Financial Industry

Regulatory Authority, Inc., for cash consideration of $0.6 million. Because of the limited scope of its historical operations, we determined that substantially all of the purchase consideration in the transaction would be allocated to the in-place licenses Bakkt Brokerage held and as such, have accounted for this as an asset acquisition.
6.Goodwill and Intangible Assets, Net
Changes in goodwill for the periods presented consisted of the following (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Beginning Balance	68,001	15,852	1,527,118
Apex acquisition	—	52,149	—
Impairment	—	—	(1,511,264)
Foreign currency translation	—	—	(2)
Ending Balance	$68,001	$68,001	$15,852
We recorded $0, $12.7 million and $1,822.1 million of impairment charges related to goodwill and other intangible assets during the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively. Refer to Note 6 for additional information.

Impairment Analyses Performed During The Year Ended December 31, 2024
The Company conducts an impairment assessment annually in the fourth quarter, or more frequently if impairment indicators are present. The Company retained a third-party valuation firm to estimate the fair value of its indefinite lived intangible asset (the “Tradename”) and single reporting unit.
Goodwill impairment is measured as the excess of a reporting unit's carrying amount over its estimated fair value, not to exceed the carrying amount of goodwill for that reporting unit. For the quantitative goodwill impairment analysis, the Company compared the estimated fair value of its reporting unit to the carrying amount. The estimated fair value of the reporting unit was derived using a market approach and an income approach, with equal weighting given to both approaches. A discounted cash flow (“DCF”) model was used for the income approach. The DCF model reflected the Company’s assumptions regarding revenue growth rates, forecast earnings before interest, taxes, depreciation, and amortization (“EBITDA”) margins (and thus operating expenses), capital expenditures, discount rates (including the company-specific risk premium assumption), terminal period growth rates, economic and market trends, and other expectations about the anticipated operating results of its reporting unit. Management estimates of future performance and metrics of guideline public companies (“GPCs”) were used to estimate revenue growth rates, EBITDA margins, and discount rate. Market and industry reports and data were used to estimate terminal period growth rates. The base of the income approach utilized the Company’s projected cash flow estimates, which are unobservable, Level 3 inputs. Unobservable inputs are used to measure fair value to the extent that relevant observable inputs are not available. The overall forecast estimate was developed using the best information available as of October 1, 2024, in consultation with a third-party valuation firm. The discount rate used is intended to be commensurate with the risks and uncertainty inherent in Bakkt’s business. The market approach valuation was derived from metrics of the GPCs, which are Level 2 inputs, and management estimates of future performance with consideration for a control premium. A significant judgment in using the market approach includes the selection of comparable GPCs with consideration of risk profiles, size, geography, and business operations.
The impairment analysis for the Tradename involved the use of a relief from royalty approach, which estimated the value of the stream of payments a market participant would pay to make use of the in-place Tradename. Significant judgments in this analysis included forecasted revenue and growth rates, the royalty rate, and the discount rate.
The discount rate used in the valuations described above was 12.5%.

The results of the Company’s 2024 quantitative impairment analyses indicated there is no impairment of the Company’s Tradename or goodwill. Bakkt Management considered the existence of material nonpublic information as of December 31, 2024 in reaching this conclusion (Level 3 inputs). In the event the financial performance of the reporting unit does not meet management’s expectations in the future, the Company experiences a prolonged macroeconomic downturn, there is a decline in the Company’s market capitalization, or there are other negative revisions to key assumptions used in the DCF or Market Approach used to value the Tradename and reporting unit, the Company may be required to perform additional impairment analyses with respect to the reporting unit and Tradename and could be required to recognize impairment charges.

Impairment Analyses Performed During The Year Ended December 31, 2023
During the third quarter of 2023, we concluded it was more likely than not the fair value of our equity was lower than book basis as of September 30, 2023, and our indefinite-lived intangible assets, long-lived assets and goodwill should be evaluated for impairment as of September 30, 2023. Our conclusion was based on several determining factors, including the sustained decline in our market capitalization as of September 30, 2023 and failure to achieve our projected growth. We conducted a quantitative test for our various long-lived asset groups, indefinite lived intangible assets and single reporting unit's goodwill. We concluded in the quantitative assessment that the fair value of our loyalty-related customer relationships and developed technology (both now presented as part of assets of businesses held for sale) fell below their carrying values as of September 30, 2023 and recorded impairments within “Net loss from discontinued operations, net of tax” on the consolidated statement of operations of $16.6 million and $3.1 million respectively. We concluded in the quantitative assessment that the fair value of our trademark/trade name indefinite-lived intangible asset fell below their carrying values as of September 30, 2023 and recorded impairments within “Goodwill and intangible assets impairments” on the consolidated statement of operations of $3.7 million, respectively. No impairment of other long-lived assets was indicated. No goodwill impairment was indicated by the quantitative assessment.
Our September 30, 2023 goodwill impairment analyses involved the use of a market approach and an income approach, with equal weighting given to both approaches. The market approach valuation was derived from metrics of publicly traded companies, which are Level 2 inputs. A significant judgment in using the market approach included the selection of comparable businesses with consideration of risk profiles, size, geography, and business operations. Significant assumptions used in the income approach included growth (revenue, EBITDA and earnings before interest and taxes ("EBIT") margin, and terminal value) and discount rates. We used historical performance and management estimates of future performance to estimate margins and revenue growth rates. Our growth rates and margins are impacted significantly by our ability to grow crypto trading volumes and our ability to expand to international markets. The income approach utilized our projected cash flow estimates to determine fair value, which were unobservable, Level 3 inputs. Unobservable inputs are used to measure fair value to the extent that relevant observable inputs are not available. We developed our estimates using the best information available as of September 30, 2023 and in consultation with third party valuation specialists. We used discount rates that were intended to be commensurate with the risks and uncertainty inherent in our business. Assumptions used, such as forecasted growth rates, capital expenditures, and our cost of capital, were consistent with our internal projections and operating plans as of September 30, 2023.
Our quantitative impairment analysis for the loyalty-related customer relationships and developed technology intangible asset involved the use of a market approach which estimated the sale value of the asset group associated with the loyalty business (and is now presented as part of noncurrent assets of businesses held for sale). Significant judgments included the scope of the asset group and the hypothetical proceeds associated with the transaction, which are level 3 inputs.
Our impairment analysis for the trademark/trade name involved the use of a relief from royalty approach, which estimated the value of the stream of payments a market participant would pay to make use of the in-place trade name. Significant judgments in this analysis included forecasted revenue growth rates, the royalty rate and the discount rate.

The discount rate used in the valuations described above ranged from 13.5% (used in the loyalty asset group valuations, which are now presented as part of noncurrent assets of businesses held for sale) to 35% (used in the crypto services asset group valuations). The crypto services discount rate increased by approximately 400 basis points from the rate used in the Apex Crypto acquisition described in Note 5 due to the additional uncertainty around our international expansion. The discount rate used in the income approach in the goodwill quantitative test and the valuation of the trademark/tradename indefinite-lived intangible asset was a weighted average 25%.
During the fourth quarter of 2023, we determined we would not be able to continue as a going concern for twelve months subsequent to the expected release of the 2023 financial statements absent additional equity financing. We determined this was a triggering event and conducted an additional impairment analysis on our indefinite-lived intangible assets, long-lived assets and goodwill. We determined the carrying value of our tradename exceeded its fair value by approximately $1.4 million and recognized a corresponding impairment loss. The fair value inputs associated with the tradename impairment loss are consistent with those described above, updated for revenue growth consistent with that observed since our impairment analysis performed as of the period ended September 30, 2023.
The following cash flow discussion relates to discontinued operations. The undiscounted and discounted cashflow analyses conducted for the loyalty asset group indicated that its limited prospects for growth resulted in full impairment of the loyalty intangible and long-lived assets (Level 3 inputs). Accordingly we recognized impairment losses associated with the acquired customer relationships, developed technology, property plant and equipment, and prepaid customer acquisition costs of $16.7 million, $8.6 million, $1.9 million, and $4.4 million, respectively. The right of use assets associated with the leased properties in the loyalty asset group were also impaired based on a fair market value analysis considering a hypothetical sublease of these properties (Level 2 inputs), resulting in an additional impairment loss of $4.5 million.
The following cash flow discussion relates to continuing operations. The undiscounted and discounted cashflow analyses conducted for the crypto asset group used revenue projections that assumed retail trading and engagement metrics would remain at average 2023 levels for a significant period of time and limited the growth associated with our international expansion and institutional businesses given their limited performance track record (Level 3 inputs). The discounted cash flow impairment analysis indicated the acquired customer relationships, developed technology, property, plant and equipment, and licenses were fully impaired, resulting in impairment losses of $9.4 million, $8.0 million, $11.0 million, and $0.6 million, respectively. Certain right of use assets associated with leased properties were also impaired based on a fair market value analysis considering a hypothetical sublease of these properties (level 2 inputs), resulting in an additional impairment loss of $4.4 million.
After giving effect to the above impairments, we determined that goodwill was not impaired based on a comparison of the remaining book value of equity to our market capitalization. We considered the existence of material nonpublic information as of December 31, 2023 related to going concern risk, the Concurrent Offerings, and subsequent declines in our market capitalization once the going concern risk was disclosed, in reaching this conclusion (Level 3 inputs). Further declines in our market capitalization or the failure to execute on business objectives could result in future goodwill or intangible asset impairments.
Impairment Analyses Performed During The Year Ended December 31, 2022
During the third quarter of 2022, we commenced our annual strategic planning process which included updating expected crypto product activations in light of the crypto market volatility and elongation of decision timeframes for activations of crypto strategy by our clients. We assessed the changes in circumstances that occurred during the period ended September 30, 2022 to determine if it was more likely than not that the fair values of any indefinite-lived intangible assets, long-lived assets or goodwill were below their carrying amounts. Several determining factors, including the elongated timing for expected crypto product activations and the sustained decline in our market capitalization, led us to conclude that it was more likely than not that the fair value of our equity was lower than book basis as of September 30, 2022, and our indefinite-lived intangible assets, long-lived assets and goodwill should be evaluated for impairment as of

September 30, 2022. We then performed quantitative impairment tests of the indefinite-lived intangible assets, long-lived assets, and goodwill.
After assessing the totality of circumstances and giving effect to the indefinite-lived intangible asset impairment described below, we concluded that the carrying value of our reporting unit exceeded its fair value and recorded a goodwill impairment of $1,389.9 million.
During the fourth quarter of 2022 a number of high-profile bankruptcies among crypto companies exacerbated the volatility in the market for our services we observed earlier in the year. This created a further depression of our stock price and created additional uncertainty about our ability to achieve the growth we expected when the impairment test as of September 30, 2022 was performed. Accordingly, we concluded our indefinite-lived intangible assets, long-lived assets and goodwill should be quantitatively tested for impairment as of December 31, 2022.
We concluded the carrying value of the reporting unit exceeded its fair value and recorded an incremental goodwill impairment of $121.4 million.
Our goodwill impairment analyses involved the use of a market approach and an income approach, with equal weighting given to both approaches. The market approach valuation was derived from metrics of publicly traded companies, which are Level 2 inputs. A significant judgment in using the market approach includes the selection of comparable businesses with consideration of risk profiles, size, geography, and business operations. Significant assumptions used in the income approach include growth (revenue, EBITDA and EBIT margin, and terminal value) and discount rates. We used historical performance and management estimates of future performance to estimate margins and revenue growth rates. Our growth rates and margins are impacted significantly by our ability to grow loyalty redemption transactions, crypto trading volumes and subscription services. The income approach utilized our projected cash flow estimates to determine fair value, which were unobservable, Level 3 inputs. Unobservable inputs are used to measure fair value to the extent that relevant observable inputs are not available. We developed our estimates using the best information available at the time and in consultation with third party valuation specialists. We used discount rates that were intended to be commensurate with the risks and uncertainty inherent in our business. Assumptions used, such as forecasted growth rates, capital expenditures, and our cost of capital, are consistent with our internal projections and operating plans at the time. Changes in our estimates or any of our other assumptions used in our analysis could result in a different conclusion. Further declines in our market capitalization or the failure to execute on business objectives could result in future goodwill or intangible asset impairments.
For the impairment analysis conducted as of September 30, 2022 we also concluded that the fair value of our licenses and trademark/trade name indefinite-lived intangible assets fell below their carrying values and recorded impairments of $131.3 million and $26.5 million, respectively.
For the impairment analysis conducted as of December 31, 2022 we also concluded that the fair value of our licenses, trademark/trade name indefinite lived intangible assets and the technology finite lived intangible asset associated with our mobile app fell below their carrying values and recorded impairments of $110.0 million, $5.0 million, and $38.0 million, respectively.
Our impairment analysis for the licenses intangible asset involved the use of an income approach which estimated the value of the in-place licenses as compared to cash flows if the licenses had to be obtained at a delay. Significant judgments used in this analysis are consistent with the inputs used in the income approach for the goodwill impairment analysis and the assumed time to obtain the licenses.
Our impairment analysis for the trademark/trade name involved the use of a relief from royalty approach, which estimates the value of the stream of payments a market participant would pay to make use of the in place trade name. Significant judgments in this analysis include forecasted revenue growth rates and the royalty rate.

The discount rate used in the valuations conducted during 2022 was 15.5%, which was 400 basis points higher than the discount rate assumed in the valuation of these intangibles for the VIH Business Combination. The higher discount rate reflects the higher risk-free rate and beta observed as of September 30, 2022 and December 31, 2022 as compared to the October 15, 2021 VIH Business Combination valuation date.
Our goodwill was not impacted by foreign currency translation during the year ended December 31, 2024. Our goodwill was impacted by foreign currency translation of less than $0.1 million during the year ended December 31, 2023.
Intangible assets consisted of the following (in thousands):

	December 31, 2024
	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Trademarks / trade names	Indefinite	2,900	—	—	2,900
Total		$2,900	$—	$—	$2,900

	December 31, 2023
	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Licenses	Indefinite	$611	$—	$(611)	$—
Trademarks / trade names	Indefinite	8,000	—	(5,100)	2,900
Technology	5.0	5,600	(1,242)	(4,358)	—
Customer relationships	8.4	—	—	—	—
Total		$14,211	$(1,242)	$(10,069)	$2,900
We did not record any amortization of intangible assets for the year ended December 31, 2024. Amortization of intangible assets for the years ended December 31, 2023 and December 31, 2022 was $2.7 million and $13.6 million, respectively, and is included in “Depreciation and amortization” in the consolidated statements of operations.
Our finite lived intangible assets have been fully impaired, therefore there is no future amortization for definite-lived intangible assets as of December 31, 2024.
Intangible assets also include crypto assets we own, which are accounted for as indefinite-lived intangible assets and are initially measured at cost (under a first-in, first-out basis) under the guidance in ASC 350. These assets are not amortized, but assessed for impairment regularly given the volatility of markets for these assets. Impairment exists when the carrying amount exceeds its fair value. The fair value of crypto assets is determined as the lowest price of executed transactions during the measurement or holding period using the quoted price of the crypto asset in our principal market. The carrying amount of a crypto asset after its impairment becomes its new cost basis. Impairment losses are not reversible or recoverable and are included in “Crypto costs” in the consolidated statement of operations. Impairment losses were not material for the years ended December 31, 2024 and December 31, 2023. Our owned crypto assets are typically liquidated on a daily basis during the fulfillment of customer orders and settlement with our liquidity providers. We classify cash flows from crypto assets within cash flows from operating activities.

7.Consolidated Balance Sheet Components
Accounts Receivable, Net
Accounts receivable, net consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Trade accounts receivable	$164	$126
Customers, clients and liquidity providers	5,833	4,121
Unbilled receivables	2	72
Deposits	1,242	939
Other receivables	1,250	2,166
Total accounts receivable	8,491	7,424
Less: Allowance for doubtful accounts	(808)	(521)
Total	$7,683	$6,903
Deposits includes cash, as noted on the consolidated statements of cash flows, at clearing agencies used to settle customer transactions. Amounts payable and receivable to our liquidity providers are reported net by counterparty when the right of offset exists.
We wrote-off $0.4 million of receivables during the year ended December 31, 2024. There were no write-offs of receivables during the years ended December 31, 2023, and December 31, 2022.
As of December 31, 2024, the three largest customer balances represented approximately 99.95%, respectively, of total trade accounts receivable. As of December 31, 2023, there were only two customer balances, the larger of which represented approximately 98.71%, respectively, of total trade accounts receivable.
Other Current Assets
Other current assets consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Prepaid expenses	$2,016	$2,936
Other	152	25
Total	$2,168	$2,961
Property, Equipment and Software, Net
Property, equipment and software, net consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Internal-use software	$1,917	$—
Other computer and network equipment	867	440
Leasehold improvements	276	—
Property, equipment and software, gross	3,060	440
Less: accumulated amortization and depreciation.	(996)	(440)
Total	$2,064	$—
For the years ended December 31, 2024, December 31, 2023, and December 31, 2022 depreciation and amortization expense related to property, equipment and software amounted to $0.3 million, $5.1 million, and $3.5 million respectively, of which $0.2 million, $0.2 million, and $1.3 million respectively, related to amortization expense of capitalized internal-use software placed in service.
The Company conducted a quantitative impairment test of long-lived assets as of December 31, 2024 and concluded certain leasehold improvements, office furniture and equipment and internal use software were fully impaired. An impairment charge of $0.9 million was recognized in “Impairment of long-lived assets” in the consolidated statements of operations. Significant judgments in this analysis include the division of long-lived assets into asset groups and cashflow assumptions that are consistent with the inputs used in the income approach for the goodwill impairment analysis.
The Company conducted a quantitative impairment test of long-lived assets as of December 31, 2023 and concluded certain leasehold improvements, office furniture and equipment and internal use software were fully impaired. An impairment charge of $21.3 million was recognized in “Impairment of long-lived assets” in the consolidated statements of operations. Significant judgments in this analysis include the division of long-lived assets into asset groups and cashflow assumptions that are consistent with the inputs used in the income approach for the goodwill impairment analysis.
The Company conducted a quantitative impairment test of long-lived assets as of December 31, 2022 and concluded certain internal use software was fully impaired. An impairment charge of $8.7 million was recognized in “Impairment of long-lived assets” in the consolidated statements of operations. Significant judgments in this analysis include the division of long-lived assets into asset groups and cashflow assumptions that are consistent with the inputs used in the income approach for the goodwill impairment analysis.
Other Assets
Other assets consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Operating lease right-of-use assets	$7,946	$9,356
Other	2,456	1,651
Total	$10,402	$11,007
Accounts Payable and Accrued Liabilities
Accounts payable and accrued liabilities consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Accounts payable	$3,055	$7,639
Payables to clients and customers	6,111	4,707
Accrued expenses	3,317	575
Other	1,777	2,110
Total	$14,260	$15,031
Other Current Liabilities
Other current liabilities consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Current maturities of operating lease liability	3,793	3,508
Other	613	666
Total	$4,406	$4,174

Other Noncurrent Liabilities
Other noncurrent liabilities consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Operating lease liability, noncurrent	$16,104	$19,882
Total	$16,104	$19,882
Amounts receivable and payable included in the tables above related to our crypto transactions pending settlement with our customers and liquidity providers were settled in early 2024 in amounts consistent with those reflected above.
8.Tax Receivable Agreement
On October 15, 2021, we entered into a Tax Receivable Agreement (“TRA”) with certain Opco equity holders. Each Opco common unit, when coupled with one share of our Class V common stock is referred to as a “Paired Interest.” Pursuant to the TRA, among other things, holders of Opco common units may, subject to certain conditions, from and after April 16, 2022, exchange such Paired Interests for Class A common stock on a one-for-one basis, subject to the terms of the Exchange Agreement, including our right to elect to deliver cash in lieu of Class A common stock and, in certain cases, adjustments as set forth therein. Opco will have in effect an election under Section 754 of the Internal Revenue Code for each taxable year in which an exchange of Opco common units for Class A common stock (or cash) occurs.
The exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of Opco. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.
The TRA provides for the payment by us to exchanging holders of Opco common units of 85% of certain net income tax benefits, if any, that we realize (or in certain cases are deemed to realize) as a result of these increases in tax basis related to entering into the TRA, including tax benefits attributable to payments under the TRA. This payment obligation is an obligation of the Company and not of Opco. For purposes of the TRA, the cash tax savings in income tax will be computed by comparing our actual income tax liability (calculated with certain assumptions) to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the assets of Opco as a result of Opco having an election in effect under Section 754 of the Code for each taxable year in which an exchange of Opco common units for Class A common stock occurs and had we not entered into the TRA. Such change will be calculated under the TRA without regard to any transfers of Opco common units or distributions with respect to such Opco common units before the exchange under the Exchange Agreement to which Section 743(b) or 734(b) of the Code applies. As of December 31, 2024, 1,059,848 Opco common units were exchanged for Class A common stock. Refer to Note 15 regarding the contingency related to the TRA.
9.Related Parties
ICE Credit Facility
On August 12, 2024, Bakkt and Opco entered into the ICE Credit Facility, with certain subsidiaries of Bakkt party thereto from time to time, as guarantors, whereby the Lender agreed to provide for a $40.0 million secured revolving line of credit to us for working capital and general corporate purposes. Any borrowings under the facility made prior to December 31, 2024 require the consent of the Lender in its sole discretion. For the period beginning December 31, 2024 through March 30, 2025, Opco can borrow up to an aggregate principal amount (excluding any capitalized interest) of $10.0 million. For the period beginning March 31 through June 29, 2025, Opco can borrow up to an aggregate principal amount (excluding any capitalized interest) of $20.0 million. From the period beginning June 30 through September 29, 2025, Opco can borrow up to an aggregate principal amount (excluding any capitalized interest) of $30.0 million. On or after September 30, 2025, Opco can borrow up to an aggregate principal amount (excluding any capitalized interest) of $40.0 million. As of December 31, 2024, no loans were outstanding under the ICE Credit Facility.
Loans under the ICE Credit Facility do not amortize and mature on December 31, 2026. Borrowings under the ICE Credit Facility accrue interest at a rate equal to, at Opco’s election, either the secured overnight financing rate (“SOFR”) for a term of one, three or six months plus 12%, or the prime rate plus 11%. Interest is payable quarterly in arrears with respect to borrowings bearing interest at the prime rate or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at the term SOFR rate; provided, that Opco can elect to pay interest in kind by adding such interest amount to the principal amount of the outstanding borrowings under the ICE Credit Facility. For any interest period for which Opco has elected to pay interest in kind, the applicable margin on the outstanding loans will increase by 1% per annum. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the ICE Credit Facility at a per annum rate equal to 2% above the otherwise applicable interest rate.
Opco will pay a commitment fee of 0.5% per annum on the daily average of the available commitment that can be borrowed, less the outstanding principal amount of all loans (excluding any capitalized interest). Fees are payable in cash quarterly and at maturity. Loans under the ICE Credit Facility can be prepaid without penalty, subject to customary breakage costs for loans bearing interest at the term SOFR rate. Amounts repaid under the ICE Credit Facility can be reborrowed prior to the maturity date, subject to certain customary conditions set forth in the ICE Credit Facility.
The ICE Credit Facility contains customary affirmative and negative covenants, including negative covenants limiting the ability of the Company and its subsidiaries to, among other things, incur debt, grant liens, undergo certain fundamental changes, dispose of assets, make certain restricted payments and prepayments, enter into restrictive agreements, enter into transactions with affiliates, make investments, and amend certain agreements relating to debt, in each case, subject to limitations and exceptions set forth in the ICE Credit Facility. The ICE Credit Facility also contains various customary events of default that include, among others, payment defaults, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, judgment defaults, and events constituting a change of control, subject to thresholds and cure periods as set forth in the ICE Credit Facility.
The obligations under the ICE Credit Facility are required to be guaranteed by Bakkt and certain material domestic subsidiaries of the Company and secured by substantially all of the personal property of the Company and such subsidiary guarantors.
Bakkt Crypto Solutions Technical Support
In connection with our acquisition of Apex Crypto, we entered into a Transition Services Agreement (the “Apex TSA”) with Apex Fintech Solutions, Inc. (“AFS”), pursuant to which AFS provides technical support and other transition-related services in exchange for quarterly service fees payable by us. We recognized $0.6 million, $1.1 million and $0 of expense related to the Apex TSA during the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively which is reflected as “Related party expenses” in the consolidated statements of operations. As of December 31, 2024 and December 31, 2023, we had $0.2 million and $0.2 million, respectively reflected as “Due to related party” in the consolidated balance sheets related to the Apex TSA.

ICE Management and Technical Support
Upon consummation of the VIH Business Combination, we entered into a Transition Services Agreement (the “ICE TSA”) with ICE, pursuant to which ICE provides insurance, digital warehouse, data center, technical support, and other transition-related services in exchange for quarterly service fees payable by us. We recognized $0, $2.8 million, and $1.2 million of expense related to the ICE TSA for the years ended December 31, 2024, December 31, 2023, and December 31, 2022 respectively, which are reflected as “Related party expenses” in the consolidated statements of operations. As of December 31, 2024 and December 31, 2023, we had $2.2 million and $3.1 million, respectively, reflected as “Due to related party” in the consolidated balance sheets related to the ICE TSA. The agreement terminated in December 2023.
Triparty Agreement
The Digital Currency Trading, Clearing, and Warehouse Services Agreement (“Triparty Agreement”) provided for IFUS to list for trading one or more digital currency futures and/or options contracts, and for ICUS to serve as the clearing house to provide central counterparty and ancillary services for such contracts.
Effective July 28, 2023, IFUS delisted all Bakkt Bitcoin futures contracts other than the August and September 2023 expiry months, and also delisted all Bakkt Bitcoin Option contracts. Following the delisting, no new Bakkt Bitcoin futures or option expiry months were listed for trading. The August and September 2023 expiry months continued to be listed for trading through their regular last trading days, which were August 24 and September 28, 2023 respectively. No material revenues associated with the Triparty Agreement were recognized during the years ended December 31, 2024 and December 31, 2023, respectively. The Triparty Agreement also required Bakkt Trust to make, and, subject to certain limits, to replenish as needed a contribution to ICUS, to be used by ICUS in accordance with the ICUS rules. On September 29, 2023, ICUS returned the Company's $15.2 million contribution, and effective October 2, 2023, the parties terminated the Triparty Agreement.
10.Warrants
As of December 31, 2024 and December 31, 2023, there were 7,140,483 and 7,140,808 warrants to purchase Class A Common Stock (“Public Warrants”) outstanding, respectively. The Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of a Public Warrant. Holders of the Public Warrants can exercise 25 Public Warrants to purchase one share of Class A common stock at an exercise price of $287.50 per share. The Public Warrants became exercisable on November 15, 2021. The public warrants will expire on October 15, 2026, or earlier upon redemption or liquidation. We may redeem the outstanding warrants when various conditions are met, such as specific stock prices, as detailed in the specific warrant agreements. The warrants are recorded as a liability and reflected as “Warrant liability” in the consolidated balance sheets.
During the year ended December 31, 2024, we issued 301 shares of Class A common stock in exchange for the exercise of Public Warrants and received an immaterial amount in proceeds from the exercise of the Public Warrants. During the year ended December 31, 2023, we did not issue any shares of Class A common stock in exchange for the exercise of Public Warrants, nor did we receive any proceeds from the exercise of the Public Warrants. During the year ended December 31, 2022, we issued 8 shares of Class A common stock in exchange for the exercise of 221 Public Warrants. We received less than $0.1 million in proceeds from the exercise of the Public Warrants. We recognized a loss from the change in fair value of the warrant liability during the year ended December 31, 2024 of $1.8 million, which is reflected in “(Loss) gain from change in fair value of warrant liability” in the consolidated statements of operations. We recognized a loss from the change in fair value of the warrant liability during the year ended December 31, 2023 of $1.6 million, which is reflected in “(Loss) gain from change in fair value of warrant liability” in the consolidated statements of operations. We recognized a gain from the change in fair value of the warrant liability during the year ended December 31, 2022 of $16.6 million, which is reflected in “(Loss) gain from change in fair value of warrant liability” in the consolidated statements of operations.
In connection with the Concurrent Offerings (Note 11), we issued and sold to the Third-Party Purchasers (as defined below) an aggregate of 1,396,701 shares of the Company’s Class A Common Stock, including 196,701 shares of Class A Common Stock issued upon exercise of certain of the Pre-Funded Warrants (as defined below) prior to the Third-Party Closing, Class 1 Warrants (“Class 1 Warrants”) to purchase an aggregate of 922,722 shares of Class A Common Stock, Class 2 Warrants (“Class 2 Warrants”) to purchase an aggregate of 922,722 shares of Class A Common Stock and Pre-Funded Warrants (“Pre-Funded Warrants”) to purchase an aggregate of 448,742 shares of Class A Common Stock.

Concurrently, under the terms of the ICE Offering we entered into a securities purchase agreement (the “ICE Purchase Agreement” and, together with the Third-Party Purchase Agreement, the “Purchase Agreements”) with ICE, pursuant to which we issued and sold to ICE an aggregate of 461,361 shares of Class A Common Stock, Class 1 Warrants to purchase an aggregate of 230,680 shares of Class A Common Stock, and Class 2 Warrants to purchase an aggregate of 230,680 shares of Class A Common Stock. The consummation of the transactions contemplated by the ICE Purchase Agreement occurred on March 4, 2024 and April 25, 2024.
The Class 1 Warrants and Class 2 Warrants each have an exercise price of $25.50 and have a five-and-a-half year term. The Class 1 Warrants and Class 2 Warrants may each be exercised at any time after the 6 month anniversary of the relevant closing. The Class 2 warrant agreement contains an alternative exercise clause that entitles the holder to exchange two warrants for a share of stock if certain conditions are met. The Class 1 Warrants and Class 2 Warrants issued in the Concurrent Offerings are initially recorded as a liability at fair value and reflected as “Warrant liability” in the consolidated balance sheets.
The warrants issued on April 25, 2024 were valued at $2.6 million using the Black-Scholes-Merton model for Class 1 Warrants and a binomial lattice model for the Class 2 Warrants. Prior to the second quarter of 2024, we used a Monte Carlo simulation to measure the fair value of the Class 2 Warrants. During the second quarter of 2024, we adopted a binomial lattice model as our valuation technique as we believe it provides a more accurate and relevant measure of the fair value of the Class 2 Warrants. The Class 1 Warrants and Class 2 Warrants issued on March 4, 2024 were valued at $27.7 million using the Black-Scholes-Merton model for Class 1 Warrants and a Monte Carlo simulation for the Class 2 Warrants.
During the year ended December 31, 2024, Class 1 and Class 2 warrants exercisable for 288,950 shares of Class A Common Stock were exercised, with substantially all under an alternate cashless exercise, resulting in us issuing 144,675 shares of Class A Common Stock. As of December 31, 2024, Class 1 Warrants and Class 2 Warrants exercisable for 2,017,850 shares of Class A Common Stock remain outstanding. During the year ended December 31, 2024, holders exercised all of the Pre-Funded Warrants. The proceeds received from the exercise of Pre-Funded Warrants were immaterial. We recognized a loss from the change in fair value of the warrant liability associated with the Class 1 Warrants and Class 2 Warrants during the year ended December 31, 2024 of $15.4 million, which is reflected in “(Loss) gain from change in fair value of warrant liability” in the consolidated statements of operations.
11.Stockholders’ Equity

2024 Registered Direct Offering
On February 29, 2024, we entered into a securities purchase agreement with certain institutional investors (the “Third-Party Purchasers”), pursuant to which we agreed to sell and issue a combination of Class A Common Stock, Class 1 Warrants, Class 2 Warrants and Pre-Funded Warrants in a registered direct offering (the “Third-Party Offering”). In a concurrent registered direct offering (the “ICE Offering” and, together with the Third-Party Offering, the “Concurrent Offerings”) on February 29, 2024, we entered into a securities purchase agreement with ICE (a related party), pursuant to which we agreed to sell and issue a combination of Class A Common Stock, Class 1 Warrants and Class 2 Warrants. We raised net proceeds from the Third-Party Offering of approximately $37.6 million, after deducting the placement agent’s fees and offering expenses payable by us, and raised net proceeds from the ICE Offering of approximately $9.8 million, after deducting offering expenses payable by us. Approximately $2.4 million of proceeds from the ICE Offering were received concurrently with the closing of the Third-Party Offering, with the remaining $7.4 million received in a subsequent closing of the ICE Offering on April 25, 2024 after we obtained stockholder approval for such issuance. We intend to use the net proceeds from the Concurrent Offerings for working capital and other general corporate purposes.
Preferred Stock
We are authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. The holders of a series of preferred stock shall be entitled only to such voting rights as shall expressly be granted thereto by the

Certificate of Incorporation (including any certificate of designation relating to such series of preferred stock). As of December 31, 2024, no shares of preferred stock have been issued.
Common Stock
Class A Common Stock
We are authorized to issue 30,000,000 shares with a par value of $0.0001 per share. Each holder of record of Class A common stock is entitled to one vote for each share of Class A common stock held on all matters on which stockholders generally or holders of Class A common stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of our capital stock). As of December 31, 2024 and December 31, 2023, there were 6,510,885 and 3,793,837 shares of Class A common stock issued and outstanding, respectively.
Dividends
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. As of December 31, 2024, no dividends have been declared.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.
Class V Common Stock
We are authorized to issue 10,000,000 shares with par value $0.0001 per share. These shares have no economic value but entitle the holder to one vote per share. Paired Interests may be exchanged for one share of our Class A common stock or a cash amount in accordance with the Third Amended and Restated Limited Liability Company Agreement of Opco (the “Opco LLC Agreement”) and the Amended and Restated Exchange Agreement (the “Exchange Agreement”). Holders of Paired Interests became eligible on April 16, 2022 under the Exchange Agreement to exchange their Paired Interests for Class A common stock, or, at our election, cash in lieu thereof. During the year ended December 31, 2024, December 31, 2023, and December 31, 2022, there were 21,761, 139,053, and 899,035 Paired Interests exchanged for our Class A common stock, and the Company did not elect to settle any such exchanges in cash. As of December 31, 2024 and December 31, 2023, there were 7,178,303 and 7,200,064 shares of Class V common stock issued and outstanding, respectively.
Dividends
Dividends will not be declared or paid on the Class V common stock.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class V common stock shall not be entitled to receive any of our assets.

Restrictions
In the event that any outstanding share of Class V common stock ceases to be held directly or indirectly by a holder of Opco common units, such share will automatically be transferred to us and cancelled for no consideration. We will not issue additional shares of Class V common stock, other than in connection with the valid issuance or transfer of Opco common units in accordance with Opco’s Third Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”).
Noncontrolling Interest
The following table summarizes the ownership interest in Opco as of December 31, 2024 and December 31, 2023:

	December 31, 2024		December 31, 2023
	Opco Common Units	Ownership %	Opco Common Units	Ownership %
Opco common units held by Bakkt Holdings, Inc.	6,510,885	48%	3,793,837	35%
Opco common units held by noncontrolling interest holders	7,178,303	52%	7,200,064	65%
Total Opco common units outstanding	13,689,188	100%	10,993,901	100%
The weighted average ownership percentages for the applicable reporting periods are used to attribute net loss and other comprehensive loss to the Company and the noncontrolling interest holders. The noncontrolling interest holders’ weighted average ownership percentage for the years ended December 31, 2024, December 31, 2023, and December 31, 2022 was 55.1%, 67.0%, and 72.6%, respectively.
Members’ Equity
Prior to the VIH Business Combination, Opco had three classes of voting units – Class A, Class B and Class C voting units – and incentive units granted under the Opco Incentive Equity Plan (the “Opco Plan”).
In connection with the VIH Business Combination, the Opco equity holders converted 16,000,000 Opco Class A voting units, 7,698,138 Opco Class B voting units, and 10,810,810 Opco Class C voting units to 7,597,331 shares of Class V common stock on a pro rata basis. Additionally, we issued 698,934 shares of Class V common stock related to the outstanding Opco incentive units.
In connection with the VIH Business Combination, Class C warrants of Opco (“Class C Warrants”) automatically converted into the right to purchase 31,734 Paired Interests in Opco at an exercise price of $126.00 per Paired Interest. Class C Warrants may only be exercised for a whole number of Paired Interests. Holders of Class C Warrants are entitled to purchase one Paired Interest for every 25 Class C Warrants. The Class C Warrants expired on September 23, 2024, and all Class C Warrants, vested and unvested, expired unexercised. No expenses were recorded in the years ended December 31, 2024, December 31, 2023, or December 31, 2022 since the service conditions were not probable of being met in those periods.
12.Share-Based and Unit-Based Compensation
The following discussion of our share-based and unit-based compensation awards includes awards related to continuing and discontinuing operations, unless otherwise clarified.

2021 Incentive Plan
Our 2021 Omnibus Incentive Plan, as amended (the “2021 Incentive Plan”), became effective on the Closing Date with the approval of VIH’s shareholders and the Board. The 2021 Incentive Plan allows us to make equity and equity-

based incentive awards to employees, non-employee directors and consultants. There were initially 1,032,677 shares of Class A common stock reserved for issuance under the 2021 Incentive Plan which can be granted as stock options, stock appreciation rights, restricted shares, restricted stock units (“RSUs”), performance stock units (“PSUs”), dividend equivalent rights and other share-based awards. On June 6, 2023, the 2021 Incentive Plan was amended to increase by 1,063,618 shares. On May 31, 2024, the 2021 Incentive Plan was amended to increase by 938,625 shares the number of authorized shares of Class A common Stock available for issuance for a new aggregate total of 3,034,920 shares authorized. No award may vest earlier than the first anniversary of the date of grant, subject to limited conditions.
Share-Based Compensation Expense
During the year ended December 31, 2024, we granted 1,263,155 RSUs and 248,170 PSUs, which represents 100% of the target award, to employees and directors. During the year ended December 31, 2023, we granted 311,323 RSUs and 26,945 PSUs, which represents 100% of the target award, to employees and directors. During the year ended December 31, 2022, we granted 410,069 RSUs and 204,679 PSUs, which represents 100% of the target award, to employees and directors.

The following table summarizes share-based compensation expense recognized for our share-based awards (in millions):

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Share-based compensation expense from continuing operations	$13.9	$14.1	$23.4
Share-based compensation expense from discontinued operations	$1.2	$1.0	$0.5
Total share-based compensation expense	$15.1	$15.1	$23.9
We recorded $15.1 million, $15.1 million, and $23.9 million of share-based compensation expense related to RSUs for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively. We recorded $0.7 million, $0.3 million, and $7.7 million of share-based compensation expense related to PSUs for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively. Share-based compensation expense for both RSUs and PSUs is included in “Compensation and benefits” in the consolidated statements of operations.
Unrecognized compensation expense as of December 31, 2024 and December 31, 2023, respectively, was $12.9 million and $14.3 million for the RSUs and PSUs. The unrecognized compensation expense as of December 31, 2024 and December 31, 2023 will be recognized over a weighted-average period of 1.36 years and 1.38 years, respectively.

RSU and PSU Activity
The following table summarizes RSU and PSU activity under the 2021 Incentive Plan for the years ended December 31, 2024, December 31, 2023, and December 31, 2022 (in thousands, except per unit data):

RSUs and PSUs	Number of Shares	Weighted Average Remaining Contractual Term (years)	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding as of December 31, 2021	86	1.51	$229.50
Granted	615		$98.50	$60,583
Forfeited	(76)		$124.75
Vested	(74)		$205.00
Outstanding as of December 31, 2022	551	2.05	$101.25
Granted	338		$37.25	$12,596
Forfeited	(152)		$70.75
Vested	(216)		$95.50
Outstanding as of December 31, 2023	521	1.38	$69.75
Granted	1,511		$14.32	$21,951
Forfeited	(227)		$51.10
Vested	(385)		$54.04
Outstanding as of December 31, 2024	1,421	1.36	$18.17
During the years ended December 31, 2024, December 31, 2023, and December 31, 2022, we recorded $4.9 million, $2.3 million, and $2.0 million, respectively, of share-based compensation expense related to the accelerated vesting for certain employees that were terminated, primarily related to the Company’s restructuring efforts. Acceleration of share-based compensation expense related to the Company’s restructuring efforts is included in “Restructuring expenses” in the consolidated statements of operations. We also recorded reversal of share-based compensation expense of $1.1 million, $2.0 million, and $1.9 million during the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively, for forfeitures, primarily related to executive resignations and the Company's restructuring efforts. Reversal of share-based compensation expense related to the Company’s restructuring efforts is included in “Restructuring expenses” in the consolidated statements of operations.
Total fair value of vested RSU and PSU awards was $7.3 million, $8.7 million, and $6.5 million for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively.
During the fourth quarter of 2022, the Company announced a restructuring plan to further focus the business. This restructuring plan included a reduction in workforce, impacting 22 employees that had outstanding RSUs. We modified the terms of the awards with these employees waiving the continued service requirement for the first tranche of outstanding RSUs if those awards would vest during the 60 days following their separation date. Any awards vesting after the 60 days would be forfeit, consistent with the terms of the 2021 Incentive Plan. We accounted for the modification of these awards as a new grant, including determining the grant date fair value on the date of the modification. The modified grant date fair value, combined with the forfeitures of the awards, resulted in a reversal of $1.0 million of previously recognized share-based compensation expense.
The fair value of the RSUs and PSUs used in determining share-based compensation expense is based on the closing price of our common stock on the grant date.
PSUs provide an opportunity for the recipient to receive a number of shares of our common stock based on various performance metrics. Upon vesting, each performance stock unit equals one share of common stock of the Company. We accrue compensation expense for the PSUs based on our assessment of the probable outcome of the performance conditions. The metrics for PSUs granted during 2024 relate to our performance during fiscal year 2024, as measured against objective performance goals approved by the Board. The actual number of units earned may range from —% to 150% or 200% of the target number of units depending on the metric and depending upon achievement of the 2024 performance goals. PSUs granted in 2024 vest in two equal annual installments from 2025 to 2026. The metrics for PSUs granted during 2023 relate to our performance during fiscal year 2023, as measured against objective performance goals approved by the Board. The actual number of units earned may range from —% to 150% of the target number of units depending upon achievement of the 2023 performance goals. PSUs granted in 2023 vest in three equal annual installments from 2024 to 2026. The metrics for PSUs granted during 2022 relate to our performance during fiscal years 2022, 2023 and 2024, as measured against objective performance goals as determined by the Board. The actual number of units earned may range from 0% to 150% of the target number of units depending upon achievement of each year’s performance goals. PSUs granted in 2022 vest in three equal annual installments, subject to a catch-up provision over the three annual performance targets.
Opco Plan
Preferred incentive units and common incentive units (collectively, “incentive units”) represent an ownership interest in Opco and are entitled to receive distributions from Opco, subject to certain vesting conditions. Opco classifies incentive units as equity awards on its consolidated balance sheets. Participation units, issued directly by Opco to Opco Plan participants, do not represent an ownership interest in Opco but rather provide Opco Plan participants the contractual right to participate in the value of Opco, if any, through either a cash payment or issuance of Class A common stock upon the occurrence of certain events following vesting of the participation units. Because participation units have historically been settled in cash at the Company’s discretion, the Company classified participation units as liability awards on its consolidated balance sheets as of December 31, 2023. At the Company’s discretion, the Company settled the final tranche of vested participation units in October 2023 by issuing 4,472 shares of Class A common stock in lieu of making cash payments.
The units are unvested on the grant date and are subject to the vesting terms in the award agreement. They do not receive distributions until such units are vested. The units vest subject to continuous employment through the vesting date (subject to limited exceptions), and the achievement of certain performance and market conditions. A portion of the units may be subject to vesting upon a liquidity event, initial public offering, or partial exit event, or to the extent any incentive units and participation units remain outstanding and unvested on the date that is the eight-year anniversary of the launch of one of Opco’s services in a production environment, which occurred on September 23, 2019, these remaining units will vest based on the calculated fair market value of Opco as of such date. The VIH Business Combination was an initial public offering vesting event contemplated in the Opco Plan.
On December 19, 2018, Opco and Bakkt Management, LLC (the “Management Vehicle”), a wholly-owned subsidiary of Opco, entered into the Back-to-Back Agreement. The Management Vehicle has no substantive operations, and its sole purpose is to own incentive units in Opco. Under the Back-to-Back Agreement, Opco granted incentive units to the Management Vehicle, which is a member of Opco, and the Management Vehicle issued economically identical membership interests in the Management Vehicle (“Management incentive units”) to employees. Any employees who receive Management incentive units have an ownership interest in the Management Vehicle, which corresponds to an indirect ownership interest in Opco. Beginning on the 4th anniversary of the date that an incentive unit vests and assuming that Opco had not consummated an IPO or Liquidity Event, the Management Vehicle had the right, but not the obligation, to require Opco to purchase all of the incentive units then held by the Management Vehicle, for a period of four years. Since the incentive units reached a vesting event due to the VIH Business Combination, the Management Vehicle no longer has the right to require Opco to purchase all of the incentive units held by the Management Vehicle. Accordingly, since the Closing Date, the Company classifies the incentive units as “Noncontrolling interest” in the consolidated balance sheets.
In May 2020, Opco amended the Opco Plan. Under the modified Opco Plan, participants have the opportunity to continue to hold unvested units upon voluntary resignation of employment. The number of unvested units that a participant can continue to hold depends on the number of years that the participant was employed. Non-forfeited units vest upon the occurrence of a vesting event, as defined in the Opco Plan, subject to time restrictions. The modification to the Opco Plan did not result in additional compensation expense being recognized because the fair value of the units immediately before and after the modification was the same.
In anticipation of the VIH Business Combination, certain incentive unit awards granted under the Opco Plan in late 2020 were modified. The modification was approved in April 2021. The modification required Opco to redeem 40% of the first one-third of certain employee awards which were scheduled to vest upon consummation of the VIH Business Combination.
Upon consummation of the VIH Business Combination, the 76,475,000 outstanding preferred incentive units and 23,219,745 outstanding common incentive units were converted into 17,473,362 common incentive units, and the 10,811,502 outstanding participation units were converted into 1,197,250 participation units. Contemporaneously with the conversion, approximately one-third of the awards in the Opco Plan vested. The second tranche vested on the one-year anniversary of the Closing Date and the third tranche vested on the two-year anniversary of the Closing Date, although under the terms of the Opco Plan, employees who are terminated without cause after the Closing Date vest in the unvested portion of their awards immediately upon their termination date. There has not been, and will not be, any additional awards made under the Opco Plan following the VIH Business Combination.
Unit-Based Compensation Expense
There was no Unit-based compensation expense for the year ended December 31, 2024. Unit-based compensation expense for the years ended December 31, 2023 and December 31, 2022, was as follows (in thousands):

Type of unit	Year Ended December 31, 2023	Year Ended December 31, 2022
Common incentive unit	$1,345	$3,663
Participation unit	(49)	(3,291)
Total	$1,296	$372

There was no unrecognized compensation expense for participation units as of December 31, 2024. As of December 31, 2023, all Common Incentive Units and Participation Units had vested or been forfeited and there was no unrecognized unit-based compensation expense.
Incentive Unit Activity
The following table summarizes incentive unit activity under the Opco Plan for the years ended December 31, 2024 and December 31, 2023 (in thousands, except per unit data):

Incentive Units	Number of Incentive Units	Weighted Average Remaining Contractual Term (years)	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding as of December 31, 2021	654	1.79	$157.50	$133,240
Granted	—
Forfeited	(13)
Exchanged	(309)
Outstanding as of December 31, 2022	332	0.79	$157.50	$67,635
Granted	—
Forfeited	—
Exchanged	(23)
Outstanding as of December 31, 2023	309	0	$166.75	$51,467
Granted	—
Forfeited	—
Exchanged	(22)
Outstanding as of December 31, 2024	287	0	$166.75	$47,867
There were no unvested Incentive Units as of December 31, 2024.

There were no participation units granted during the years ended December 31, 2024, December 31, 2023, or December 31, 2022. As of December 31, 2024, there were no participation units outstanding. During the years ended December 31, 2024, December 31, 2023, and December 31, 2022, we made cash payments of less than $0.0 million, $0.1 million, and $0.5 million respectively, to settle vested participation units. At the Company’s discretion, the Company settled the final tranche of vested participation units in October 2023 by issuing 4,472 shares of Class A common stock in lieu of making cash payments.
Determination of Fair Value
The fair value of incentive and participation units granted is calculated through a Monte Carlo simulation based on various outcomes. Opco determined that a Monte Carlo simulation was an appropriate estimation model because of the market condition associated with the vesting of the units. The determination of the fair value of the units is affected by Opco’s stock price and certain assumptions such as Opco’s expected stock price volatility over the term of the units, risk-free interest rates, and expected dividends, which are determined as follows:
•Expected term – The expected term represents the period that a unit is expected to be outstanding.
•Volatility – Opco has limited historical data available to derive its own stock price volatility. As such, Opco estimates stock price volatility based on the average historic price volatility of comparable public industry peers.
•Risk-free interest rate – The risk-free rate is based on the U.S. Treasury yield curve in effect on the grant date for securities with similar expected terms to the term of Opco’s incentive units.
•Expected dividends – Expected dividends is assumed to be zero as Opco has not paid and does not expect to pay cash dividends or non-liquidating distributions.

•Discount for lack of marketability – an estimated two year time to exit certain awards and the six month lock-up restriction on certain awards is reflected as a discount for lack of marketability estimated using the Finnerty model.
The inputs used in the models to estimate the fair value of the common incentive units and participation units granted in 2022 are summarized as follows:

Dividend yield	—%
Risk-free interest rate	0.06% - 0.36%
Expected volatility	51.00% - 53.00%
Expected term (years)	0.50 - 2.00
Discount for lack of marketability	0.082
13. Net Loss per Share
Basic earnings per share is based on the weighted average number of shares of Class A common stock issued and outstanding. Diluted earnings per share is based on the weighted average number shares of Class A common stock issued and outstanding and the effect of all dilutive common stock equivalents and potentially dilutive share-based awards outstanding. There is no difference in the number of shares used to calculate basic and diluted shares outstanding due to our net loss position. The potentially dilutive securities that would be anti-dilutive due to our net loss are not included in the calculation of diluted net loss per share attributable to controlling interest.

The following is a reconciliation of the denominators of the basic and diluted per share computations for net loss (in thousands, except share and per share data):

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Net loss per share:
Numerator – basic and diluted:
Net loss from continuing operations	$(94,411)	$(153,653)	$(1,960,449)
Less: Net loss from continuing operations attributable to noncontrolling interest	(51,828)	(102,719)	(1,390,910)
Net loss from continuing operations attributable to Bakkt Holdings, Inc.	$(42,583)	$(50,934)	$(569,539)

Net loss from discontinued operations, net of tax	$(9,036)	$(72,159)	$(29,485)
Less: Net loss from discontinued operations attributable to noncontrolling interest	(4,960)	(48,239)	(20,919)
Net loss from discontinued operations attributable to Bakkt Holdings, Inc.	$(4,076)	$(23,920)	$(8,566)

Net loss attributable to Bakkt Holdings, Inc.	$(46,659)	$(74,854)	$(578,105)

Denominator – basic and diluted:
Weighted average shares outstanding – basic	5,855,083	3,563,333	2,846,719
Weighted average shares outstanding – diluted	5,855,083	3,563,333	2,846,719

Basic loss per share attributable to Bakkt Holdings, Inc.
Continuing operations	$(7.27)	$(14.29)	$(200.07)
Discontinued operations	$(0.70)	$(6.72)	$(3.01)
Total basic net loss per share attributable to Bakkt Holdings Inc.	$(7.97)	$(21.01)	$(203.08)

Diluted loss per share attributable to Bakkt Holdings, Inc.
Continuing operations	$(7.27)	$(14.29)	$(200.07)
Discontinued operations	$(0.70)	$(6.72)	$(3.01)
Total basic net loss per share attributable to Bakkt Holdings Inc.	$(7.97)	$(21.01)	$(203.08)
Potential common shares issuable to employees or directors upon exercise or conversion of shares under our share-based and unit-based compensation plans and upon exercise of warrants are excluded from the computation of diluted earnings per common share when the effect would be anti-dilutive.

No shares that are contingently issuable as part of the Bakkt Crypto acquisition have been included in the calculation of diluted EPS as no amounts are payable as of December 31, 2024. The following table summarizes the total potential common shares excluded from diluted loss per common share as their effect would be anti-dilutive (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
RSUs and PSUs	1,421	521	551
Public warrants	286	286	286
Opco warrants	—	32	32
Class 1 and Class 2 warrants	2,018	—	—
Opco unvested incentive units	—	—	89
Opco common units	7,178	7,200	7,250
Total	10,903	8,039	8,208
14.Capital Requirements
Bakkt Trust is subject to certain reduced regulatory capital requirements imposed by NYDFS given its current state of not conducting business operations. These capital requirements require Bakkt Trust to maintain in cash an amount sufficient for its estimated wind-down costs, as calculated by NYDFS.
Bakkt Crypto holds a BitLicense from NYDFS, which subjects it to NYDFS’s oversight with respect to business activities conducted in New York State and with New York residents, and is required to maintain a capital balance equal to the greater of a predefined minimum amount or the sum of the required percentages established for transmitted assets, cold wallet and hot wallet custody assets, and predefined wind-down costs, or expected costs associated with the orderly wind-down of the business. Bakkt Crypto also has money transmitter licenses wherever its business model requires (46 states plus Washington D.C., giving effect to the surrender of duplicative and unneeded licenses following the merger of Bakkt Crypto Solutions and Bakkt Marketplace discussed below) which require it to maintain a minimum tangible net worth. Several states have adopted the Model Money Transmission Modernization Act (“MMTMA”), which defined tangible net worth as the aggregate assets of a licensee excluding all intangible assets, less liabilities, and established a calculation for minimum tangible net worth as a percentage of total assets. For states that have not adopted the MMTMA, Bakkt Crypto is required to maintain tangible net worth of a minimum amount, plus the amount of customer funds held in transit. In March 2024, we received approval from NYDFS to merge, and have since merged, Bakkt Crypto Solutions and Bakkt Marketplace into one legal entity, now referred to as Bakkt Crypto.
Bakkt Brokerage was registered as a broker-dealer with the Financial Industry Regulatory Authority (“FINRA”) and was required to maintain a non-material minimum amount of net capital. Bakkt Brokerage filed for a withdrawal of its membership with FINRA on July 16, 2024. Following Bakkt Brokerage’s withdrawal filing, FINRA expelled Bakkt Brokerage for a failure to file independently audited financial statements for 2023, a period when Bakkt Brokerage was inactive. Bakkt Brokerage has not received approval to correct this filing and is in the process of winding down its business.
As of December 31, 2024 and December 31, 2023, the above mentioned subsidiaries were in compliance with their respective regulatory capital requirements. The minimum capital requirements to which our subsidiaries are subject may restrict their ability to transfer cash. We may also be required to transfer cash to our subsidiaries such that they may continue to meet these minimum capital requirements.

15.Commitments and Contingencies
401(k) Plan
We sponsor a 401(k) defined contribution plan covering all eligible U.S. employees. Both Company and employee contributions to the 401(k) plan are discretionary. For the years ended December 31, 2024, December 31, 2023, and December 31, 2022 we recorded $0.8 million and $1.0 million, and $1.1 million respectively, of expenses related to the 401(k) plan, which is included in “Compensation and benefits” in the consolidated statements of operations.
Tax Receivable Agreement
The Company is party to a TRA with certain Opco Equity Holders. As of December 31, 2024, the Company has not recorded a liability under the TRA related to the income tax benefits originating from the exchanges of Opco common units as it is not probable that the Company will realize such tax benefits. The amounts payable under the TRA will vary depending upon a number of factors, including the amount, character, and timing of the taxable income of the Company in the future. Should the Company determine that the payment of the TRA liability becomes probable at a future date based on new information, any changes will be recorded on the Company's consolidated statement of operations and comprehensive loss at that time.
Litigation
As described above, in October 2021, we completed the VIH Business Combination with VIH, pursuant to which VIH changed its name to Bakkt Holdings, Inc. and the current directors and officers of the Company replaced the directors and officers in place prior to the VIH Business Combination. On April 21, 2022, a putative class action was filed against Bakkt Holdings, Inc. and certain of its directors and officers prior to the VIH Business Combination in the U.S. District Court for the Eastern District of New York on behalf of certain purchasers of securities of VIH and/or purchasers of Bakkt Class A common stock issued in connection with the VIH Business Combination. On August 3, 2022, the Court appointed lead plaintiffs and lead counsel and on October 18, 2022, lead plaintiffs filed an amended complaint (the "Amended Complaint"). The Amended Complaint alleged that VIH made false or misleading statements and omissions of material fact in the registration statement and prospectus/proxy statement filing in connection with the VIH Business Combination and in other SEC filings made by VIH, in violation of federal securities laws in connection with disclosures relating to certain of VIH’s financial statements, accounting, and internal controls and that, as a result, VIH securities traded at artificially inflated prices. Plaintiffs sought certification of a class of purchasers of (1) VIH/Bakkt’s publicly traded securities between March 31, 2021 and November 19, 2021, and/or (2) Bakkt’s publicly traded securities pursuant and/or traceable to the registration statement. The Amended Complaint sought damages, as well as fees and costs. The Amended Complaint named as defendants only one current director, and no current officers, of Bakkt. On March 14, 2023, the parties reached a settlement in principle. On April 12, 2023, the parties completed a stipulation of settlement resolving the litigation for $3.0 million, subject to Court approval. On September 21, 2023, the Court granted the motion for preliminary approval. On February 27, 2024, the Court held a final approval hearing at which the Court sought certain limited additional information from Plaintiffs, which Plaintiffs provided on March 5, 2024. The Court has not yet issued a final approval order. We expect the settlement will be covered by our insurance less our contractual retention.
On June 23, 2023, an “opt-out” action related to the foregoing class action was filed against Bakkt Holdings, Inc. and the individuals named in the class action. In late February 2024, plaintiff provided notice that he intended to pursue his remedies as a class member, and therefore did not expect further to pursue this action. On March 1, 2024, the parties filed a joint stipulation of dismissal without a settlement or compromise between the parties, and on March 5, 2024 the Court issued an order dismissing the action.
On February 20, 2023, a derivative action related to the foregoing class action was filed against Bakkt Holdings, Inc. and all of its directors in the U.S. District Court for the Eastern District of New York. On June 13, 2023, the defendants filed with the Court a pre-motion letter setting forth the reasons for the dismissal of the action. On July 20,

2023, the parties filed with the Court a stipulation of a voluntary dismissal of the action without a settlement or compromise between them. On July 31, 2023, the Court issued an order to dismiss the action.
Prior to its acquisition by the Company, Bakkt Crypto received requests from the SEC for documents and information about certain aspects of its business, including the operation of its trading platform, processes for listing assets, the classification of certain listed assets, and relationships with customers and service providers, among other topics. The SEC made a number of follow-up requests for additional documents and information, and the Company responded to those requests on a timely basis. Refer to Note 21, Subsequent Events for further details of the SEC inquiry.
On January 25, 2024, the Company’s subsidiary, Aspire Loyalty Travel Solutions, LLC (“Aspire”) received a letter from one of its vendors alleging breach of its agreement with that vendor relating to a migration of Aspire’s systems to a different vendor. The alleged breach relates to a contractual provision requiring Aspire to originate at least a given percentage of its redemptions on the vendor’s systems. In May 2004, we settled the matter for $1.1 million.
Other legal and regulatory proceedings have arisen and may arise in the ordinary course of business. However, we do not believe that the resolution of these matters will have a material adverse effect on our financial position, results of operations or cash flows. However, future results could be materially and adversely affected by new developments relating to the legal proceedings and claims.

Cryptocurrency Held on Platform

The Company is obligated to securely store crypto assets that it holds for customers, a substantial portion of which are held in cold storage. As such, the Company may be liable to users of its platform for losses arising from the Company’s failure to secure crypto assets from theft or loss. The Company has not incurred any losses related to such an obligation and therefore has not accrued a liability for losses as of December 31, 2024 and 2023. The Company has no reason to believe it will incur any expense associated with such potential liability because (i) it has no known or historical experience of claims to use as a basis of measurement, (ii) it accounts for and continually verifies the amount of crypto assets within its control, and (iii) it has established security around custodial product private keys to minimize the risk of theft or loss.

Commercial Purchasing Card Facility
On April 7, 2022, we entered into a corporate card services agreement with Bank of America to provide a new purchasing card facility. Total borrowing capacity under the facility is $35 million and there is no defined maturity date. Expenditures made using the purchasing card facility are payable monthly, are not subject to formula-based restrictions and do not bear interest if amounts outstanding are paid when due and in full. The purchasing card facility requires us to maintain a concentration account with the lender subject to a minimum liquidity maintenance requirement of $7.0 million as collateral along with the accounts receivable of our subsidiary, within the loyalty business. Bakkt Holdings, Inc. serves as the guarantor on behalf of our subsidiary under the commercial purchasing card facility. We began using the purchasing card facility in August 2022.
In March 2024, Bank of America required us to pledge as collateral the amounts which were previously required to be maintained in the concentration account. In April 2024, Bank of America reduced our credit line associated with the purchasing card facility from $35.0 million to $20.0 million. Refer to Note 21, Subsequent Events for further details of the purchasing card facility.
Purchase Obligations
In December 2021, we entered into a four-year cloud computing arrangement which includes minimum contractual payments due to the third-party provider. In December 2023, we agreed to amend the contract and extend the payment period for an additional year. During the year ended December 31, 2024, we entered into a five-year strategic marketing agreement which required a committed spend. As of December 31, 2024, our outstanding purchase obligations consist of the following future minimum commitments (in thousands):

	Payments Due by Period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Purchase obligations	$4,500	$12,000	$—	$—	$16,500
16.Income Taxes
As a result of the VIH Business Combination, the Company acquired a controlling interest in Opco, which is treated as a partnership for U.S. federal income tax purposes, and in most applicable state and local income tax jurisdictions. As a partnership, Opco is not itself subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by Opco is passed through to and included in the taxable income or loss of its partners, including the Company following the VIH Business Combination, on a pro rata basis. The Company’s U.S. federal and state income tax expense primarily relates to the Company’s allocable share of any taxable income or loss of Opco following the VIH Business Combination. In addition, Opco’s wholly owned corporate subsidiaries that are consolidated for U.S. GAAP purposes but separately taxed for federal, state, and foreign income tax purposes as corporations are generating federal, state, and foreign income tax expense.
The domestic and foreign components of income (loss) from continuing operations before income taxes for the following periods were as follows (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Domestic	$(94,301)	$(153,294)	$(1,971,836)
Foreign	—	(4)	(3)
Loss from continuing operations before provision for income taxes	$(94,301)	$(153,298)	$(1,971,839)
Loss from discontinued operations before provision for income taxes	(8,976)	(72,070)	(29,415)
Total loss before income taxes	$(103,277)	$(225,368)	$(2,001,254)
Details of the income tax expense (benefit) from continuing operations are as follows (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Current:
Foreign	$—	$—	$—
Federal	—	—	—
State	110	355	182
Total current income tax expense (benefit)	110	355	182
Deferred:
Foreign	—	—	—
Federal	—	—	(9,390)
State	—	—	(2,182)
Total deferred income tax expense (benefit)	—	—	(11,572)
Income tax expense (benefit) from continuing operations	110	355	(11,390)
Income tax expense (benefit) from discontinued operations	60	89	70
Total Income tax expense (benefit)	$170	$444	$(11,320)

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Tax provision at federal statutory rate	$(19,803)	$(32,193)	$(414,086)
Increase (decrease) in income tax resulting from:
State income taxes, net of federal tax effect	(3,175)	919	(34,267)
Noncontrolling interest	10,871	21,517	293,795
Fair value of warrant liability	3,609	330	(3,494)
Changes in valuation allowance	7,078	5,860	142,503
Stock compensation	2,156	2,097	3,862
Subsidiary liquidation	—	1,978	—
Other	(626)	(153)	297
Provision for (benefit from) income taxes	$110	$355	$(11,390)
Effective tax rate	(0.12)%	(0.23)%	0.58%
The effective tax rate differs from the federal statutory rate primarily due to the loss allocated to noncontrolling interest that is not taxed to the Company and changes to the Company’s valuation allowance. While Opco incurred a net loss before income taxes of $94.3 million for the year ended December 31, 2024, only $42.5 million was allocated to Bakkt Holdings, Inc. The remaining $51.8 million is benefited for tax purposes by members outside of the reporting group. The tax expense of $0.1 million relates to state and foreign tax expense since the Company has recorded a full valuation allowance that offsets the tax benefit of its losses.
The following summarizes the significant components of our deferred tax assets and liabilities (in thousands):

	December 31, 2024	December 31, 2023
Deferred tax assets:
Investment in partnership	$124,810	$114,641
Net operating loss carryforwards	33,638	23,860
Deferred and share-based compensation	2,607	2,360
Other	541	—
Total deferred tax assets	161,596	140,861
Less: valuation allowance	(152,453)	(139,331)
Net deferred tax assets	9,143	1,530
Deferred tax liabilities:
Intercompany asset with Opco	9,143	1,530
Total deferred tax liabilities	9,143	1,530
Net deferred tax assets (liabilities)	$—	$—
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Our realizability of our deferred tax assets, in each jurisdiction, is dependent upon the generation of future taxable income sufficient to utilize the deferred tax assets on income tax returns, including the reversal of existing temporary differences, historical and projected operating results and tax planning strategies. We assessed that substantially all of our deferred tax assets were not more likely than not to be realized. As such. the Company had a valuation allowance of $152.5 million and $139.3 million as of December 31, 2024 and December 31, 2023, respectively. The increase in the valuation allowance during the year was primarily related to the generation of net operating losses that are not expected to be realized.

As of December 31, 2024, the Company had gross federal net operating loss carryforwards (“NOLs”) of $122.7 million, all of which can be carried forward indefinitely. The Company also had state NOLs of $115.7 million which will begin to expire in 2031. As of December 31, 2023, the Company had gross federal NOL carryforwards of $90.0 million, all of which can be carried forward indefinitely. The Company also had state NOLs of $79.9 million which will begin to expire in 2037. The Company had capital loss carryforwards of $3.0 million which will expire in 2028 and tax credits of $0.4 million that begin to expire in 2031.
The Company files income tax returns in the U.S., as well as various state and foreign jurisdictions. While the Company is not currently under examination in any of the applicable taxing jurisdictions, the Company is open to examination for federal, state, and foreign jurisdictions beginning in 2021 with a few state jurisdictions open to examination beginning in 2020.
The Company is open to examination for federal, state, and foreign jurisdictions beginning in tax year 2021. The following state jurisdictions are open to examination beginning in tax year 2020 for Bakkt Opco: Arizona, California, Kentucky, Minnesota, New Jersey, and Texas. Note that the corporate entity (Bakkt Holdings, Inc.) was not formed until 2021 so only the partnership returns for these jurisdictions would be open.
Our non-U.S. subsidiaries are subject to Global Intangible Low-Taxed Income (“GILTI”) provisions under the Tax Cuts and Jobs Act. The Company has elected to recognize the tax expense related to GILTI as a period cost in the period incurred. The Organization for Economic Cooperation and Development has developed guidance known as the Global Anti-Base Erosion Pillar Two minimum tax rules, or Pillar Two, which generally provide for a minimum effective tax rate of 15% and are intended to apply to tax years beginning in 2024. The Company does not expect these rules to have a material impact on our income tax provision in 2024.
The effects of uncertain tax positions are recognized in the consolidated financial statements if these positions meet a “more-likely-than-not” threshold. For those uncertain tax positions that are recognized in the consolidated financial statements, liabilities are established to reflect the portion of those positions where the Company cannot conclude “more-likely-than-not” to be realized upon ultimate settlement. The Company had no unrecognized tax benefits or related interest and penalties accrued as of both December 31, 2024 and December 31, 2023.
17.Fair Value Measurements
The Company groups its assets and liabilities measured at fair value in three levels based on the nature of the inputs and assumptions used to determine fair value. Refer to Note 2, Summary of Significant Accounting Policies, for additional information on the accounting policies related to fair value.
Financial assets and liabilities that are measured at fair value on a recurring basis are classified as Level 1, Level 2 and Level 3 as follows (in thousands):

	As of December 31, 2024
	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant liability - Class 1 and Class 2 warrants	42,782	—	—	42,782
Warrant liability - public warrants	4,141	4,141	—	—
Total liabilities	$46,923	$4,141	$—	$42,782

	As of December 31, 2023
	Total	Level 1	Level 2	Level 3
Assets:
U.S. Treasury debt securities	$17,398	$17,398	$—	$—
Total assets	$17,398	$17,398	$—	$—

Liabilities:
Warrant liability - public warrants	2,356	2,356	—	—
Total liabilities	$2,356	$2,356	$—	$—
The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivables, unbilled accounts receivables, deposits with clearinghouse, due to related party, accounts payable and accrued liabilities, and operating lease obligations approximate their fair values due to their short-term nature. The balance of deposits with clearinghouse not invested in U.S. government securities are in the form of cash, and therefore approximate fair value.
Our investments in debt securities consist of U.S. Treasury debt securities held in the custody of a major financial institution. As of December 31, 2023, our investment in available-for-sale debt securities was determined to be a Level 1 investment based on quoted prices in active markets and was recorded in the consolidated balance sheets at fair value.
The contingent consideration associated with the acquisition of Bakkt Crypto is valued using Level 3 inputs, which includes a Monte Carlo model. The inputs for the Monte Carlo model included forecasted financial performance of Bakkt Crypto and estimated earnings volatility. The contingent consideration liability is revalued each reporting period and any change in the liability is reflected in the Company’s statements of operations in “Acquisition-related expenses”. As of the acquisition date, the fair value of the contingent consideration was estimated to be $2.9 million and used an estimated gross profit volatility of 66%. As of December 31, 2024, we determined the value of the contingent consideration was zero, based on our forward-looking projections and minimum profit requirements associated with the contingent consideration.
Our Public Warrant liability is valued based on quoted prices in active markets and is classified within Level 1.

Since the second quarter 2024, our Class 1 Warrants and Class 2 Warrants were valued using the Black-Scholes-Merton model and a binomial lattice model, respectively, both of which utilize certain Level 3 inputs. Prior to the second quarter of 2024, our Class 1 Warrants and Class 2 Warrants were valued using the Black-Scholes-Merton model and a Monte Carlo simulation, respectively. A significant input to the Monte Carlo simulation included the volatility of movement in the price of the stock underlying the warrants, which was estimated using the historical volatility of our Class A Common Stock over the contractual period of the warrant.

The inputs used for the fair value measurement of our Class 1 Warrants and Class 2 Warrants liabilities as of December 31, 2024 are summarized as follows:

Expected term (years)	4.68
Continuous risk-free rate	4.27%
Expected volatility	125%

The preceding methods described may produce fair value calculations that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although we believe our valuation techniques are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

As described in Note 6, our owned crypto is continually evaluated for impairment using the lowest quoted price in the market we determine to be the principal market for the related crypto, which we determined was a Level 2 input. Other fair value inputs associated with non-recurring impairment analyses are discussed in the notes of the related assets.

18.Leases
The Company leases real estate for office space under operating leases. On December 21, 2023, we signed an agreement to sublease a portion of our corporate headquarters office space in Alpharetta, Georgia. The sublease commenced in March 2024. During the year ended December 31, 2022, we entered into a real estate lease for office space in New York, New York, that commenced on January 31, 2022. The lease has a term of 76 months and the total fixed lease payments over the term of the lease are $7.3 million. On April 25, 2022, we signed a lease agreement for call center office space in Alpharetta, Georgia. On May 12, 2022, we executed our option to lease additional space for the Alpharetta call center. The call center lease commenced on June 3, 2022. The lease has a term of 47 months and total fixed lease payments over the term of the lease are $5.9 million. We consider a lease to have commenced on the date when we are granted access to the leased asset. Several of these leases include escalation clauses for adjusting rentals. As of December 31, 2024 and December 31, 2023, we did not have any active finance leases.
Our real estate leases have remaining lease terms as of December 31, 2024 ranging from 16 months to 93 months, with two of our leases containing an option to extend the term for a period of 5 years exercisable by us, which we are not reasonably certain of exercising at commencement. None of our leases contain an option to terminate the lease without cause at the option of either party during the lease term.
Certain of our real estate leasing agreements include terms requiring us to reimburse the lessor for our share of real estate taxes, insurance, operating costs and utilities which we account for as variable lease costs when incurred since we have elected not to separate lease and non-lease components, and hence are not included in the measurement of lease liability. There are no restrictions or covenants imposed by any of the leases, and none of our leases contain material residual value guarantees.
The discount rates for all of our leases are based on our estimated incremental borrowing rate since the rates implicit in the leases were not determinable. Our incremental borrowing rate is based on management’s estimate of the rate of interest we would have to pay to borrow on a fully collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.
We have elected the practical expedient under which lease components would not be separated from the non-lease components for all our classes of underlying assets. Accordingly, each lease component and the non-lease components related to the lease component are accounted for as a single lease component. The components of total lease expense are as follows (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Operating lease cost	$2,407	$3,831	$3,108
Short-term lease cost	59	73	13
Variable lease cost	—	—	—
Total lease cost	$2,466	$3,904	$3,121
The short-term lease cost disclosed in the table above reflects our ongoing short-term lease commitments.

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Cash flow from operating activities(1)	$3,058	$4,056	$(3,710)
Supplemental non-cash information on lease liabilities arising from obtaining right-of-use assets	$—	$—	$11,006

(1)Our real estate lease for office space in Alpharetta, Georgia required the landlord to reimburse certain expenditures incurred by us towards construction of improvements. The reimbursement was received during the year ended December 31, 2022 and exceeded the payments required to be made pursuant to the lease during the year.
As of December 31, 2024, the weighted average remaining lease term for our operating leases was 65 months, and the weighted average discount rate for our operating leases was 4.2%. As of December 31, 2023, the weighted average remaining lease term for our operating leases was 73 months, and the weighted average discount rate for our operating leases was 4.3%.
The following table shows balance sheet information about our leases:

	Balance sheet classification	December 31, 2024	December 31, 2023
Right-of-use assets	Other assets, noncurrent	$7,946	$9,356
Lease liabilities, current	Other current liabilities	$3,793	$3,508
Lease liabilities, noncurrent	Other liabilities, noncurrent	$16,104	$19,882
See Notes 6 and 7 for information on impairments recorded for certain right-of-use assets.
Future minimum lease payments under non-cancellable leases as of December 31, 2024 were as follows:

For the year ended December 31,
2025	$4,702
2026	3,450
2027	2,947
2028	3,047
2029	3,117
Thereafter	6,156
Total undiscounted lease payments	$23,419
Less: imputed interest	$(3,522)
Total lease liability	$19,897
Current	$3,793
Noncurrent	$16,104
19. Investments in Debt Securities
We have investments in certain debt securities, which we record at fair value and present as “Available-for-sale securities” in the consolidated balance sheets.
Unrealized gains and temporary losses, net of related taxes, are included in accumulated other comprehensive income (loss) (“AOCI”). Upon realization, those amounts are reclassified from AOCI to earnings. The amortization of premiums and discounts on the investments are included in our results of operations. Realized gains and losses are calculated based on the specific identification method. We classify our investments as current or noncurrent based on the nature of the investments and their availability for use in current operations.
The cost basis and fair value of available-for-sale debt securities with unrealized gains and losses included in “Accumulated other comprehensive loss” in the consolidated balance sheets were as follows (in thousands):

	December 31, 2024			December 31, 2023
Available-for-sale securities	Cost Basis	Unrealized Gains/(Losses), net	Fair Value	Cost Basis	Unrealized Gains/(Losses), net	Fair Value
Government debt
U.S. treasury bonds	$—	—	$—	$17,230	168	$17,398
Total available-for-sale securities	$—	$—	$—	$17,230	$168	$17,398
The unrealized gains on our investments in government debt securities relate to changes in interest rates since the time of purchase. We may sell certain investments depending on liquidity needs of the business; however, it is not likely that we will be required to sell the investments before recovery of their respective amortized cost basis. In addition, there were no credit losses on these investments as of December 31, 2024. In February 2024, we sold our available-for-sale securities based on liquidity needs of the business. Losses associated with the sales were immaterial.
The cost basis and fair value of available-for-sale debt securities at December 31, 2024 and 2023, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to prepay and creditors may have the right to call obligations.

	December 31, 2024		December 31, 2023
	Cost Basis	Fair Value	Cost Basis	Fair Value
Due in one year or less	$—	$—	$17,230	$17,398
Total available-for-sale securities	$—	$—	$17,230	$17,398
20. Segment Reporting
As described in Note 2, the Company operates as a single reportable segment, which derives its revenues by providing software solutions that support cryptocurrency transactions and loyalty points management. The Company manages its business operations on a consolidated basis. The accounting policies of the segment are the same as those described in Note 2. Bakkt's Chief Operating Decision Maker (“CODM”) is the chief executive officer.
The measure of segment assets is reported in the consolidated balance sheets as total assets. The CODM uses net income (loss) to allocate resources as part of the Company's annual and long-term planning processes, and to evaluate operating performance based on budget to actual results. Certain information provided to the CODM presents operating expenses on a different basis than that presented in the consolidated statements of operations.

The following table represents significant segment expenses provided to the CODM for the years ended December 31, 2024, December 31, 2023, and December 31, 2022 (in thousands):

	Year Ended December 31,
	2024	2023	2022
Total revenues	$3,441,056	$726,988	$1,745

Segment expenses:
Personnel[1]	$29,194	$33,695	$40,740
Non-cash compensation[1]	14,685	15,770	31,395
Professional fees	16,445	10,165	11,114
Technology	9,334	12,361	11,369
Occupancy[2]	2,986	4,492	3,202
Marketing and promotions[3]	2,474	4,531	8,759
Business insurance[4]	13,302	17,292	17,161
Depreciation and amortization[5]	343	24,384	1,838,893
Other operating costs[6]	7,649	38,259	26,907
Crypto costs	3,403,207	718,511	1,657
Execution, clearing and brokerage fees	24,024	3,772	—
Total operating expenses per Consolidated Statements of Operations	$3,523,643	$883,232	$1,991,197
Operating loss	$(82,587)	$(156,244)	$(1,989,452)
Other expense (income), net[7]	11,827	(2,501)	(29,019)
Net loss	$(94,414)	$(153,743)	$(1,960,433)

1
Personnel includes payroll and benefits, excluding stock-based compensation, which is included in Non-cash compensation. Both are reported as part of Compensation and benefits on the consolidated statements of operations.

2	Occupancy includes facility related expenses such as rent and is reported as Selling, general and administrative on the consolidated statements of operations.
3	Marketing and promotions primarily consist of web-based promotional campaigns, promotional activities with clients, conferences and user events, and brand-building activities and are reported as Selling, general and administrative on the consolidated statements of operations.
4	Business insurance primarily consists of business liability insurance premiums and is recorded as Selling, general and administrative on the consolidated statements of operations.
5	Goodwill and intangible asset impairments is presented in combination with Depreciation and amortization to the CODM.
6	Other operating costs consist primarily of Acquisition-related expenses, Related party expenses, and Impairment of long-lived assets as presented on the statements of operations, as well as costs that are reported as Selling, general and administrative, and Compensation and benefits on the consolidated statements of operations.
7	Other expense (income), net consists primarily of Interest income, net, (Loss) gain from change in fair value of warrant liability, and Other expense, net, and Income tax (expense) benefit as presented in the consolidated statements of operations.
We recognized revenue from foreign jurisdictions of $66.2 million, $11.1 million, and $0.0 million for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively.
For the year ended December 31, 2024, we had no revenue concentration with any individual customer. However, our customers are introduced to us via client relationships. For the year ended December 31, 2024 our top three Crypto clients represented approximately 94%, of Crypto services revenue. One client, Webull, represented over 10% of our Crypto revenue, which accounted for revenue of $2,556.0 million during the year ended December 31, 2024, or 74% of Crypto services revenue in such period. For the year ended December 31, 2023 our top three Crypto clients represented approximately 86% of Crypto revenue. One client, Webull, represented over 10% of our Crypto services revenue, which accounted for revenue of $529.6 million during the year ended December 31, 2023, or 73% of Crypto services revenue in such period. We had no material concentration risk for the year ended December 31, 2022 as our crypto services revenues were not material.
21. Subsequent Events

We have evaluated subsequent events and transactions and determined that no events or transactions met the definition of a subsequent event for purpose of recognition or disclosure in these financial statements, other than as described below.
In December 2024, the Company signed a Lease Assignment and Assumption Agreement (the “Lease Assignment”) for its New York office lease, whereby a third-party agreed to assume all the Company’s rights, title and interest in and to the lease, including but not limited to the performance by the third-party of all of the Company’s duties and obligations under the lease. The Lease Assignment was contingent upon the landlord’s consent. In January 2025, the Company signed an Assignment and Assumption of Lease with Landlord’s Consent for the New York office lease, which provided the landlord’s consent to the Lease Assignment. The Company is joint and severally liable with the third-party assignee for the obligations under the New York office lease.
In January 2025, Bank of America further reduced our credit line associated with the purchasing card facility from $20.0 million to $18.0 million and changed payment frequency to weekly.
On March 3, 2025, the SEC concluded its inquiry of Bakkt Crypto and, based on the information it had at such time, the SEC advised the Company that it did not intend to recommend an enforcement action against Bakkt Crypto.
On March 14, 2025, our largest client, Webull, notified us that it will not renew its agreement with us when the current term of the agreement ends on June 14, 2025. The non-renewal of its agreement is an indicator of potential impairment of our goodwill. The Company is evaluating the impact of the loss of this client, and given the significance of Webull to our historical Crypto services revenue (as disclosed in Footnote 20), there is risk of a potentially material goodwill impairment that would be recorded in our quarterly results as of March 31, 2025.
We also received notice from Bank of America Corporation (“Bank of America”) on March 14, 2025 that Bank of America would not renew its commercial agreement with us. As a result, such agreement will expire in accordance with its terms on April 22, 2025, subject to the Company’s obligation to provide transition services for up to a 12-month period. Bank of America represented approximately 16% and 18% of our Loyalty net revenue in in the years ended December 31, 2024 and 2023, respectively.
On March 17, 2025, we entered into an agreement with ICE whereby ICE has agreed to purchase all of the outstanding equity interests of Bakkt Trust in exchange for $1.5 million plus the assumption of Bakkt Trust’s regulatory capital requirement, which was approximately $3.0 million as of signing, and certain operating costs of Bakkt Trust during the period between the signing of the purchase agreement and the closing of the transaction (subject to such closing). The closing of this transaction is subject to regulatory approval and other customary conditions.
On March 19, 2025, the Company announced that it had entered into a Cooperation Agreement with Distributed Technologies Research Ltd. (“DTR”) and Akshay Naheta, the sole stockholder of DTR (the “Cooperation Agreement”).
On July 23, 2025, Opco, a wholly owned subsidiary of the Company, entered into an agreement to sell all of the issued and outstanding equity interests of the Acquired Companies to Project Labrador Holdco, LLC, a wholly owned subsidiary of Roman. These entities comprised the Company’s Loyalty Business, and the transaction comprised a part of the Company’s strategic transformation into a pure-play cryptocurrency infrastructure platform. The sale transaction closed on October 1, 2025. Refer to Note 2 and Note 3 for additional details.